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Subject to Completion. Dated October 8, 2003.

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement to Prospectus dated April 23, 2002.

$500,000,000

Boise Cascade Corporation
% Senior Notes due 2010 % Senior Notes due 2013

        We will issue $                     million principal amount of the 2010 notes and $                     million principal amount of the 2013 notes. The 2010 notes will mature on October     , 2010, and the 2013 notes will mature on October     , 2013. We will pay interest on the notes semiannually on April     and October     , beginning on April     , 2004. The notes will be issued in denominations of $1,000 and integral multiples of $1,000.

        We may redeem all or part of the 2010 notes at any time and the 2013 notes at any time before October     , 2008, in each case at a price equal to 100% of their principal amount plus a make-whole premium. On or after October     , 2008, we may redeem all or part of the 2013 notes at the applicable redemption prices. In addition, on or before October     , 2006, we may, on one or more occasions, use the net proceeds from one or more equity offerings to redeem up to 35% of the 2010 notes and the 2013 notes at the applicable redemption prices.

        If we undergo certain changes of control, you may require us to repurchase all or part of the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the repurchase date. If we sell our assets under certain circumstances, we will offer to repurchase the notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the repurchase date. If we complete a spin-off of all or some portion of one or more business units, the newly created company will offer to exchange the notes for substantially similar notes of the new company and we will offer to repurchase all of the notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the repurchase date.

        We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Currently, there is no public market for the notes.

        See "Risk Factors" beginning on page S-15 of this prospectus supplement to read about some of the factors you should consider before buying the notes.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2010 Note	Per 2013 Note	Total
Initial public offering price	%	%	$
Underwriting discount	%	%	$
Proceeds, before expenses, to us	%	%	$

        The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from October     , 2003 and must be paid by the purchaser if the notes are delivered after October     , 2003.

        The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on or about October     , 2003.

Sole Book-Running Manager
Goldman, Sachs & Co.

Joint Lead Managers
Banc of America Securities LLC	Wachovia Securities	U.S. Bancorp Piper Jaffray

Senior Co-Managers
ABN AMRO Incorporated	Harris Nesbitt	TD Securities

Co-Managers
Wells Fargo Institutional Brokerage and Sales Utendahl Capital Partners, L.P.	ING Financial Markets Daiwa Securities SMBC Europe

Prospectus Supplement dated October     , 2003.

PROSPECTUS SUPPLEMENT SUMMARY

        You should read the following summary together with the more detailed information and financial statements and notes to the financial statements appearing elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. You should, in particular, read and consider the risk factors described in "Risk Factors" beginning on page S-15 of this prospectus supplement.

        Except as specified in the section below entitled "Description of Notes," when we refer to "Boise," "we," "us" or "our" in this prospectus supplement, we are referring to Boise Cascade Corporation and all of its subsidiaries. When we refer to "OfficeMax" in this prospectus supplement, we are referring to OfficeMax, Inc. and all of its subsidiaries. We describe below pro forma effects of our proposed acquisition of OfficeMax. There can be no assurance that the acquisition will be completed.

        This prospectus supplement is part of and should be read together with the accompanying prospectus. The information we present in this prospectus supplement may add, update or change information included in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Our Company

        We are one of the largest distributors of office products and building materials in North America and a major integrated manufacturer of paper, packaging and wood products. With our proposed acquisition of OfficeMax, we would become one of the largest operators of retail office products stores in the U.S. and one of the leading integrated suppliers of office products to both small and large customers. For the twelve months ended June 30, 2003 our consolidated sales were $7.5 billion, 88% of which originated in the U.S., EBITDA was $417.7 million and net loss was $16.8 million. On a pro forma basis giving effect to the proposed acquisition of OfficeMax, for the twelve months ended June 30, 2003, our sales would have been $12.4 billion, EBITDA would have been $546 million and net loss would have been $37.1 million. See Note 1 under "Prospectus Supplement Summary—Summary Historical Financial Data of Boise" beginning on page S-11 and Note 1 under "Prospectus Supplement Summary—Summary Pro Forma Financial Data" beginning on page S-13 of this prospectus supplement for a definition and discussion of EBITDA and a reconciliation of net income (loss) to EBITDA.

        As of June 30, 2003, we employed approximately 24,000 people at 244 facilities in the U.S., Canada, Australia and New Zealand. We also own or control approximately 2.4 million acres of timberland in the U.S. As of April 3, 2003, OfficeMax employed approximately 31,000 people and operated 968 superstores in the U.S., Puerto Rico, the U.S. Virgin Islands and Mexico.

        We operate our business through three business segments: Boise Office Solutions, Boise Building Solutions and Boise Paper Solutions. Boise Office Solutions markets and sells office supplies, paper, technology products and office furniture. Boise Building Solutions manufactures, markets and distributes various products that are used for construction. Boise Paper Solutions manufactures, markets and distributes uncoated free sheet papers, containerboard, corrugated containers, newsprint and market pulp.

Our Businesses

Boise Office Solutions

        We distribute a broad line of products for the office, including office supplies and paper, technology products and office furniture, through our Boise Office Solutions segment. Substantially all products sold by this segment are sourced from outside manufacturers or from industry wholesalers, except office papers, which are provided primarily by Boise Paper Solutions. Boise Office Solutions sells these office products directly to large corporate, government and small and medium-sized offices in the U.S., Canada, Mexico, Australia and New Zealand. Boise Office Solutions' sales for the twelve months ended June 30, 2003 were $3.6 billion.

        We expect the purchase of OfficeMax to continue our strategic shift away from being a manufacturing company and toward being a distribution company. We believe this shift will offset the earnings volatility of our manufacturing operations. Additionally, given the continuing consolidation in the office products industry, we believe it will be important to have size, scale and channel diversity in order to compete effectively with the larger industry participants. We believe combining with OfficeMax will help achieve that critical mass.

        Boise Office Solutions seeks to grow its business by offering a wide range of office products, further expanding its reach into related sectors, such as small to medium-sized businesses, and increasing operational efficiencies by leveraging its nationwide distribution network. As a result of winning new customers by focusing on these initiatives and maintaining its relationships with existing accounts by continuing to provide excellent customer service, Boise Office Solutions was the fourth largest contract stationer in North America based on 2002 sales.

        At September 15, 2003, Boise Office Solutions operated 63 office products distribution centers, two outbound sales centers, four customer service centers, and five wholesale distribution facilities, as well as 100 retail office products stores in Canada, Hawaii, Australia and New Zealand.

Boise Building Solutions

        We are a major manufacturer, marketer and distributor of various products that are used for construction. These products include structural panels, including plywood and oriented strand board, and particleboard, representing 31% of 2002 sales, engineered wood products, representing 14% of 2002 sales, lumber, representing 31% of 2002 sales, and other building supplies, representing 24% of 2002 sales. Most of these products are sold to independent wholesalers and dealers and through our wholesale building materials distribution outlets. Boise Building Solutions' sales for the twelve months ended June 30, 2003 were $2.5 billion.

        Boise Building Solutions has successfully launched a plan to improve its business mix by growing the distribution business and emphasizing value-added products such as engineered wood products. Currently, Boise Building Solutions is the second largest producer of engineered wood products in North America, based on 2002 manufacturing capacity, and the third largest full-line wholesale distributor of building products in North America, based on 2002 sales.

        We operate 26 building products manufacturing facilities that produce wood products used primarily in housing, industrial construction and a variety of manufactured products. We specialize in engineered wood products consisting of laminated veneer lumber, which is a high-strength engineered structural lumber product, wood I-joists and laminated beams. In the second quarter of 2003, we started up a facility where we manufacture a siding product made from integrated wood-polymer building materials, which we call HomePlate™.

        We operate 28 wholesale building materials distribution facilities. We market a wide range of building materials from these facilities, including lumber, plywood, oriented strand board,

particleboard, decking, engineered wood products, paneling, drywall, builders' hardware and metal products. These products are distributed to retail lumber dealers, home centers specializing in the do-it-yourself market and industrial customers. Approximately 30% of the lumber, panels and engineered wood products sold by our distribution operations is provided by our manufacturing facilities and the balance is purchased from outside sources.

Boise Paper Solutions

        Through Boise Paper Solutions, we manufacture and sell:

  •
  uncoated free sheet papers consisting of office papers, printing grades, forms bond, envelope papers and value-added papers;

  •
  containerboard;

  •
  corrugated containers;

  •
  newsprint; and

  •
  market pulp.

        This segment of our business is focused primarily on uncoated free sheet papers and containerboard and corrugated containers. Boise Paper Solutions' sales for the twelve months ended June 30, 2003 were $1.9 billion. Based on 2002 manufacturing capacity, Boise Paper Solutions was the fourth largest producer of uncoated free sheet papers in North America. Boise Paper Solutions is seeking to grow a targeted number of value-added paper businesses by streamlining its paper operations and maximizing the benefits of its integration with Boise Office Solutions. Boise Office Solutions is the single largest customer of Boise Paper Solutions. For the six months ended June 30, 2003, approximately 41% of the uncoated free sheet we produced, including approximately 77% of our office papers, was sold through Boise Office Solutions, and the equivalent of 57% of our containerboard production was consumed by our corrugated container plants.

        Our paper and containerboard are manufactured at five mills in the United States. These mills had an annual capacity of 2.9 million short tons at September 15, 2003. With the exception of our newsprint, our products are sold to distributors and industrial customers primarily by our sales personnel. Our newsprint is marketed by Abitibi-Consolidated, Inc. Our corrugated containers are manufactured at five plants in the U.S., which have an aggregate annual capacity of approximately 6.5 billion square feet. The containers produced at our plants are used to package fresh fruit and vegetables, processed food, beverages and many other industrial and consumer products. We sell our corrugated containers primarily through our sales personnel.

        Our paper mills are supplied with pulp primarily from our integrated pulp mills. Wood residuals are provided by our sawmills and panel plants in the northwestern U.S. and, to a lesser extent, in the southern U.S., and the remainder is purchased from outside sources.

Timber Resources

        We own or control approximately 2.4 million acres of timberland in the U.S. Our timberlands are managed as part of Boise Building Solutions and Boise Paper Solutions. The amount of timber we harvest each year from our timber resources, compared with the amount we purchase from outside sources, varies according to the price and supply of timber for sale on the open market and according to what we deem to be in the interest of sound management of our timberlands.

Our Strategies

        We have focused our growth on the distribution of office products and building materials. We believe shifting our business mix to distribution will lower our capital requirements relative to the more capital-intensive manufacturing side of our business, generate more consistent earnings and provide an opportunity for us to take our manufactured products closer to the end user.

        In our distribution businesses, key components of our strategy include combining excellent customer service and a nationwide distribution network to serve large national accounts that rely on us to deliver consistent products and services at competitive prices to multiple locations. We believe acquiring OfficeMax will provide us with a major retail presence in the office products market.

        In our manufacturing businesses, we emphasize value-added product lines that yield higher profit margins and seek to maximize opportunities where we can be a low-cost producer.

        Specifically, it is our intention to:

  •
  Continue to emphasize and grow our distribution businesses.    We are shifting our business focus to distribution to enhance our growth and improve our financial performance. Acquiring OfficeMax will be a step in our execution of this strategy. We have also narrowed the focus of our manufacturing businesses to improve our competitive position in the building products and paper markets. Accordingly, we are currently evaluating strategic alternatives for our building products and paper businesses. We expect to take additional appropriate steps over the 12 to 18 months following the close of the OfficeMax acquisition to continue developing and implementing this strategy.

  •
  Continue to develop value-added products and services.    We have developed value-added products and services in all our businesses. By reducing the emphasis on commodity products, we believe we have the opportunity, over time, to generate higher returns and, more importantly, to compete on business parameters other than price. We intend to continue to mitigate price volatility in our businesses through our focus on value-added products such as engineered wood products.

  •
  Further improve the competitive position of each business.    We have focused our paper business on fewer grades and facilities to reduce our capital commitments, achieve stronger market positions and leverage the advantages of our competitive cost position. We have worked to improve the competitive cost position of all of our businesses by reducing costs, ensuring consistent quality, adjusting our product mix and sourcing and increasing the value of our offerings to customers. We are committed to optimizing our businesses in light of strategic opportunities for growth and efficient management of assets.

Our Strengths

        The strengths of our business include:

  •
  Demonstrated strength in distribution.    We had approximately $3.5 billion in office products sales and $1.7 billion in building materials distribution sales in 2002. The acquisition of OfficeMax will significantly increase the percentage of our revenue derived from distribution, which will serve to offset the volatility of our manufacturing operations. As of September 15, 2003, our distribution network consisted of:

  •
  in office products, 63 office products distribution centers, two outbound sales centers, four customer service centers, and five wholesale distribution facilities;

    •
    with OfficeMax, multiple integrated distribution channels to every type and size of customer;

    •
    in building materials, 28 wholesale distribution facilities; and

    •
    in e-commerce, approximately $1.5 billion of annualized revenue.

  •
  Strong cash flow generation and prudent balance sheet management.    Despite significant price fluctuations for many of our products, we have demonstrated strong cash flows from operations because of our balanced business portfolio. Our strong performance is also attributable to our attention to cost reduction. Managing capital expenditures allows us to enhance our cash flow. Additionally, we have been willing to finance our growth, including acquisitions, using equity capital. In the case of the proposed OfficeMax acquisition, for example, we will pay 60% of the merger consideration in Boise common stock. This use of equity has strengthened our balance sheet and enabled us to have financial flexibility to react to downturns in the commodity forest products markets.

  •
  Significant scale and geographic diversity.    Our scale enables us to gain significant efficiencies that result from high-volume production runs and to employ and implement best practices and process improvements developed at one facility across other locations. We believe our geographic diversity allows us to be more efficient with respect to shipping and distribution of finished products. Our scale also enables us to serve large national customers, as well as small to medium-sized businesses, retail consumers, wholesale distribution companies, and industrial manufacturers. We believe that our ability to provide high quality service on a national scale to each of these customer classes is a significant competitive advantage.

  •
  Modern facilities and low ongoing capital requirements.    We have made meaningful capital investments in each of our business segments. We believe these investments have enabled us to be a cost-competitive distributor of office products and producer of paper and building products and will result in a lower level of capital expenditures for facility upgrades in the future. Consequently, we expect to have the ability to generate substantial cash flow during periods when commodity prices are favorable.

  •
  Attractive North American asset base.    Our capital investment, selective acquisitions and prudent restructurings over previous years have made us, in North America, based on sales or manufacturing capacity in 2002:

  •
  upon consummation of the proposed acquisition of OfficeMax, the third largest operator of retail office products stores;

  •
  the fourth largest contract stationer;

  •
  the fourth largest producer of uncoated free sheet;

  •
  the fourth largest producer of plywood;

  •
  the second largest producer of engineered wood products;

  •
  the third largest full-line wholesale distributor of building products; and

  •
  the holder of 2.4 million acres of timberland in the U.S.

  •
  Experienced management team with strong strategic vision.    Our management team places a high level of focus on profitability, growth, cash flow generation and maintaining a strong balance sheet. Led by our Chief Executive Officer, George Harad, our senior management team has a proven track record of:

    •
    focusing on the expansion of our distribution business;

    •
    successfully integrating acquisitions;

    •
    divesting non-core assets;

    •
    generating additional revenues through product innovation and applied technologies;

    •
    targeting capital investments on projects designed to enhance yields and improve cost; and

    •
    enhancing performance during both favorable and challenging markets.

Proposed OfficeMax Acquisition

        On July 13, 2003, we agreed to acquire OfficeMax. The consideration we will issue in the transaction will consist of 60% Boise common stock and 40% cash. Based on the average price of the Boise common stock as of September 18, 2003 of $28.21 per share and the number of outstanding OfficeMax common shares on that date, we estimate that the cash portion of the total consideration will be $478 million and that we will incur estimated transaction costs of $25 million. The actual amount of the cash consideration will be dependent upon the average Boise stock price and the number of outstanding OfficeMax common shares at the time the acquisition becomes effective and could be more or less than $478 million.

        Completion of the acquisition, which we expect to occur in the fourth quarter of 2003, is subject to a number of conditions, including approval by our stockholders and by the shareholders of OfficeMax. There can be no assurance that the acquisition of OfficeMax will be completed. See "Proposed Acquisition of OfficeMax" beginning on page S-43 of this prospectus supplement.

OfficeMax

        OfficeMax operates a chain of high-volume office products superstores. As of April 3, 2003, OfficeMax owned and operated 968 superstores in 49 states, Puerto Rico, the U.S. Virgin Islands and, through a majority-owned subsidiary, in Mexico.

        In addition to offering office products, business-machines and related items, OfficeMax superstores also feature CopyMax® and FurnitureMax®, in-store modules devoted exclusively to print-for-pay services and office furniture.

        OfficeMax also reaches customers with an offering of over 40,000 items through its e-commerce site, OfficeMax.com®, its direct-mail catalogs and its outside sales force, all of which are serviced by its three PowerMax distribution facilities, 17 delivery centers and two national customer call and contact centers.

        Over the last three years, OfficeMax has made major investments in developing and implementing a multi-pronged strategy, which included the development and installation of a state-of-the-art supply chain management network backed by a new integrated computer system, significant enhancements to overall store-level execution and focused marketing efforts.

Third Quarter Results

        We recently announced that our earnings for the third quarter of 2003 will likely range between 40 and 44 cents per diluted share.

        Third quarter sales and earnings in Boise Office Solutions strengthened from second quarter levels, and same location sales growth in that business continued the positive trend seen in recent quarters. We expect fourth quarter earnings in Boise Office Solutions to be similar to those in the third quarter, with same location sales exceeding those of fourth quarter 2002.

        Boise Building Solutions' earnings were sharply higher in the third quarter than in the second quarter as the building season peaked. We expect building products markets to weaken seasonally as winter approaches, resulting in lower earnings in the fourth quarter than in the third quarter.

        In Boise Paper Solutions, market conditions continued to be soft. Unit sales volumes were higher and unit costs for the quarter were lower; however, average paper prices decreased during the quarter. We expect fourth quarter paper markets to remain soft.

Risk Factors

        You should consider carefully prior to investing in the notes all of the information set forth in this prospectus supplement and, in particular, the information under the heading "Risk Factors" beginning on page S-15 of this prospectus supplement.

The Offering

        The following summary of the terms of the notes is not complete. For a more detailed description of the notes, see "Description of Notes." Capitalized terms used in this summary are defined under "Description of Notes—Definitions."

Issuer	Boise Cascade Corporation.
Notes Offered	$ principal amount of % Senior Notes due 2010 and $ principal amount of % Senior Notes due 2013.
Maturity Dates	The 2010 notes mature on October , 2010 and the 2013 notes mature on October , 2013.
Interest Payment Dates	April and October , beginning April , 2004.
Optional Redemption
We may redeem all or part of the 2010 notes at any time and the 2013 notes at any time before October , 2008, in each case at a price equal to 100% of their principal amount plus a make-whole premium stated under "Description of Notes—Optional Redemption." On or after October , 2008, we may redeem all or part of the 2013 notes at the applicable redemption prices stated under "Description of Notes—Optional Redemption." In addition, on or before October , 2006, we may, on one or more occasions, use the net proceeds from one or more equity offerings to redeem up to 35% of the 2010 notes and the 2013 notes at a price equal to % and % of their principal amount, respectively, plus accrued and unpaid interest to the redemption date.
Offer to Repurchase
If we undergo a change of control, as defined in "Description of Notes—Definitions" beginning on page S-74 of this prospectus supplement, you may require us to repurchase all or part of the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the repurchase date.

If we sell a portion, but less than all or substantially all, of our assets under certain circumstances, we will use the cash proceeds of such asset sale remaining after other permitted uses to offer to repurchase the notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the repurchase date. After a fall away event, as described below, these note repurchase obligations no longer apply.
Permitted Spin-Off Transaction
The indenture governing the notes will permit a spin-off, split-up, split-off or other transaction involving the dividend, distribution or transfer by us of all or some portion of one or more of our business units. To make this dividend, distribution or transfer:
•
the company created by the spin-off must complete a registered exchange offer in which it offers holders of the notes the opportunity to exchange their notes for notes of the new company with terms substantially identical to those of the notes;

•
the company created by the spin-off must be able to incur at least $1.00 of additional debt pursuant to the fixed charge coverage ratio test set forth under "Description of Notes—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" after giving pro forma effect to the spin-off transaction;
•
each series of new notes issued in the exchange offer has ratings at least as high as the highest ratings given to the corresponding series of the notes in the one-year period immediately prior to the consummation of the spin-off transaction;
	•	immediately after such transaction, no default or event of default exists;
•
the company created by the spin-off assumes all obligations of Boise under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee, whereupon Boise's obligation in respect of the notes exchanged for such notes of the new company shall be fully satisfied and discharged; and
	•	we must offer to repurchase all of the notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the repurchase date.
Covenants
Unless and until the notes receive an investment grade rating from two or more nationally recognized statistical rating organizations and other conditions are satisfied, which we refer to as a fall away event, the indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	pay dividends on our stock or repurchase our stock;
	•	make investments;
	•	borrow money and issue preferred stock;
	•	create liens;
	•	restrict the ability of our restricted subsidiaries to pay dividends or make other transfers to us;
	•	consolidate or merge with another person or sell all or substantially all of our assets and our restricted subsidiaries' assets to another person;
	•	engage in certain transactions with affiliates;
	•	enter into sale and leaseback transactions; and
	•	expand into unrelated businesses.
After a fall away event, some of the above limitations will no longer apply to either series of notes. The indenture will, however, among other things, limit our ability to:
	•	borrow money by restricted subsidiaries;

	•	create liens on principal properties held by us or our restricted subsidiaries;
	•	consolidate or merge with another person or sell all or substantially all of our assets and our restricted subsidiaries' assets to another person; and
	•	enter into sale and leaseback transactions affecting principal properties held by us or our restricted subsidiaries.
These covenants are subject to important exceptions. For more detail, see "Description of Notes—Covenants."
Use of Proceeds
We intend to use the net proceeds of this offering to repay borrowings under our revolving credit agreement, to provide cash necessary for the OfficeMax transaction and for other general corporate purposes.

Summary Historical Financial Data of Boise

        The following is a summary of consolidated financial data of Boise for the year ended December 31, 2002 and the six months ended June 30, 2002 and 2003. The information with respect to the year ended December 31, 2002 is derived from the audited financial statements of Boise contained in our Annual Report on Form 10-K for the year ended December 31, 2002. The information with respect to the six months ended June 30, 2002 and 2003 is derived from the unaudited consolidated financial statements of Boise contained in our Quarterly Report on Form 10-Q for the period ended June 30, 2003. These unaudited financial statements, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments necessary for a fair presentation of Boise's results of operations and financial position. Results for the six months ended June 30, 2003 are not necessarily indicative of results that may be expected for the entire year. This summary should be read together with the consolidated financial statements, the accompanying notes and management's discussion and analysis of the operating and financial condition of Boise contained in our reports referred to above.

	Year Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
	(in millions)
Statements of income (loss) data:
Sales	$7,412	$3,676	$3,782
Costs and expenses	7,294	3,646	3,758

Income from operations	118	30	24
Interest expense	(118)	(60)	(57)
Other	1	1	4

Income (loss) before income taxes, minority interest, and cumulative effect of accounting changes	1	(29)	(29)
Income tax benefit	18	30	10
Minority interest, net of income tax	(8)	(4)	(4)

Income (loss) before cumulative effect of accounting changes	11	(3)	(23)

Cumulative effect of accounting changes, net of income tax	—	—	(9)

Net income (loss)	$11	$(3)	$(32)

Balance sheet data:
Cash and cash equivalents	$65	$79	$98
Working capital	242	356	354
Property and equipment, net	2,542	2,573	2,531
Total assets	4,947	4,960	4,990
Total debt	1,592	1,606	1,611
Shareholders' equity	1,400	1,581	1,384
Other financial data:
Depreciation and amortization	$307	$151	$149
Capital expenditures	266	105	118
EBITDA(1)	427	183	173

					Pro Forma For This Offering
	Year Ended December 31, 2002		Twelve Months Ended June 30, 2003		Twelve Months Ended June 30, 2003
Ratio of total debt to EBITDA	3.7	x	3.9	x	4.2	x
Ratio of EBITDA to interest expense	3.6		3.6		2.9

(1)
EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but we include it because we believe it permits a more comprehensive analysis of our operating performance relative to other companies and is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA as presented here may not be comparable to similarly titled measures reported by other companies. The reconciliation from net income (loss) to EBITDA is presented below.

	Historical				Pro Forma For This Offering
	Year Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003	Twelve Months Ended June 30, 2003	Twelve Months Ended June 30, 2003
	(in millions)
Net income (loss)	$11	$(3)	$(32)	$(17)	$(45)
Add (deduct):
Cumulative effect of accounting changes, net of income tax	—	—	9	9	9
Minority interest, net of income tax	8	4	4	8	8
Income tax provision (benefit)	(18)	(30)	(10)	1	1
Interest expense	118	60	57	115	143
Interest income	(2)	(1)	—	(1)	(1)
Foreign exchange (gain) loss	1	—	(3)	(2)	(2)
Equity in net (income) loss of affiliates	2	2	(1)	—	—
Depreciation and amortization	307	151	149	305	305

EBITDA	$427	$183	$173	$418	$418

  Below is a table of charges included in our historical operating results. We present these items because we believe they provide investors with helpful information to assess our ongoing performance. These items are discussed in more detail in footnotes 5 and 6 on page S-30 under "Selected Historical Financial Data of Boise."

	Year Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
	(in millions)
Restructuring activities	$—	$—	$10
Loss on sale or write-down of assets	24	24	—

	$24	$24	$10

Summary Pro Forma Financial Data

        The following summary unaudited pro forma condensed combined financial data of Boise and OfficeMax are derived from the unaudited pro forma condensed combined financial statements of Boise and OfficeMax included in this prospectus supplement. You should read the information below together with such financial statements and the accompanying notes.

	Year Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
	(in millions)
Pro forma condensed combined statements of loss data:
Sales	$12,188	$5,861	$6,055
Costs and expenses	12,058	5,860	6,051

Income from operations	130	1	4
Interest expense	(170)	(86)	(81)
Other	1	1	3

Loss before income taxes, minority interest, and cumulative effect of accounting changes	(39)	(84)	(74)
Income tax benefit	34	51	28
Minority interest, net of income tax	(10)	(5)	(5)

Net income (loss) before cumulative effect of accounting changes	$(15)	$(38)	$(51)

Pro forma condensed combined balance sheet data:
Cash and cash equivalents			$152
Working capital			740
Property and equipment, net			2,910
Total assets			7,353
Total debt			2,282
Shareholders' equity			2,150
Other financial data:
Depreciation and amortization	$414	$204	$202
Capital expenditures	315	129	156
EBITDA(1)	546	206	206
Pro Forma For This Offering And OfficeMax
Twelve Months Ended June 30, 2003
Ratio of total debt to EBITDA	4.2x
Ratio of EBITDA to interest expense	3.3

(1)
EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but we include it because we believe it permits a more comprehensive analysis of our operating performance relative to other companies and is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA as presented here may not be comparable to similarly titled measures reported by other companies. The reconciliation from net income (loss) to EBITDA is presented below.

	Pro Forma For OfficeMax			Pro Forma For This Offering And OfficeMax
	Year Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003	Twelve Months Ended June 30, 2003
	(in millions)			(in millions)
Net loss	$(15)	$(38)	$(60)	$(37)
Add (deduct):
Cumulative effect of accounting changes, net of income tax	—	—	9	9
Minority interest, net of income tax	10	5	5	11
Income tax provision (benefit)	(34)	(51)	(28)	(10)
Interest expense	170	86	81	165
Interest income	(1)	(2)	—	(2)
Foreign exchange (gain) loss	—	—	(3)	(2)
Equity in net (income) loss of affiliates	2	2	—	—
Depreciation and amortization	414	204	202	412

EBITDA	$546	$206	$206	$546

  Below is a table of charges included in our historical operating results. We present these items because we believe they provide investors with helpful information to assess the ongoing performance of the combined businesses. These items are discussed in more detail in footnotes 5 and 6 on page S-30 under "Selected Historical Financial Data of Boise."

	Year Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
	(in millions)
Restructuring activities	$—	$—	$10
Loss on sale or write-down of assets	24	24	—

	$24	$24	$10

RISK FACTORS

        You should read carefully this prospectus supplement and accompanying prospectus and the other documents attached to or incorporated by reference in this prospectus supplement and accompanying prospectus. You should, in particular, read and consider the risk factors specified below and elsewhere in this prospectus supplement. Additional risks and uncertainties not currently known to or deemed significant by us also may adversely affect us.

Risks Relating to Our Operations

The prices we charge for our paper and building products are subject to cyclical market pressures

        Our paper and building products businesses are subject to cyclical market pressures. Historical prices for our products have been volatile, and we have limited direct influence over the timing and extent of price changes for our products. Product pricing is significantly affected by the relationship between supply and demand in the forest products industry. Demand for building products is driven mainly by factors outside of our control, such as the construction, repair and remodeling and industrial markets and weather. The supply of paper and building products fluctuates based on available manufacturing capacity, and excess capacity in the industry, both domestically and abroad, can result in significant declines in market prices for those products. Prolonged periods of weak demand or excess supply in any of our businesses could negatively impact our market share, seriously reduce our margins and harm our liquidity, financial condition or results of operations.

Intense competition in our markets could harm our ability to achieve or maintain profitability

        All of the markets we serve are highly competitive, with a number of large companies operating in each. We compete in our markets principally through price, service, quality and value-added products and services.

        Office Products.    The business-to-business office products market is highly competitive. Purchasers of office products have many options when purchasing office supplies and paper, technology products, and office furniture. We compete with worldwide contract stationers, large retail office products suppliers, direct-mail distributors, discount retailers, drugstores, supermarkets, and thousands of local and regional contract stationers, many of whom have long-standing customer relationships. Increased competition in the office products industry, together with increased advertising, has heightened price awareness among end users. Such heightened price awareness has led to margin pressure on office products. Besides price, competition is also based on customer service.

        Building Products.    The building products markets in which we compete are very large and highly fragmented, with fewer than ten national producers but hundreds of local and regional manufacturers and distributors. Most of our competitors are located in the United States and Canada, although we have seen increasing competition from outside North America. We compete not only with manufacturers and distributors of similar building products but also with products made from alternative resources, such as steel and plastic. Many factors influence competition in the building products markets, chiefly price, quality, and service.

        Paper Products.    Our major paper products are uncoated free sheet, containerboard, and newsprint, all of which are globally traded commodities with numerous worldwide manufacturers. About a dozen major manufacturers compete in the North American paper market. Price, quality, and service are important competitive determinants across paper markets. All of our paper manufacturing facilities are located in the United States, and we compete largely in the domestic arena. We do, however, face competition from foreign producers. The level of this competition varies depending on the level of demand abroad and the relative rates of currency exchange. Our paper products also compete with electronic transmission and document storage alternatives. As trends toward these alternatives continue, we may see variances in the demand overall for paper products or shifts from one type of paper to another. For example, demand for newsprint grades may decline, and demand for office papers may increase, as newspapers are replaced with electronic media that can be downloaded and printed by the reader.

        Some of our competitors in each business are larger than we are and have greater financial and other resources available to them, and there can be no assurance that we can continue to compete successfully with them. Some of our competitors are also currently lower-cost producers than we are and may be better able to withstand price declines. In addition, if we do not continue to provide excellent customer service and quality products in each of our businesses, our profitability from each business and our overall profitability could be harmed.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our cash requirements

        Our businesses are highly capital intensive, including our need to incur capital expenditures for expansion or replacement of existing equipment and to comply with environmental laws. We currently anticipate that our available cash resources and cash anticipated to be generated from operations will be sufficient to fund our operating needs and capital expenditures for at least the next year. At some point in the future, however, we may be required to obtain additional financing to fund capital expenditures. If we need to obtain additional funds, we may not be able to do so on favorable terms, or at all. If any such financing is not available when required or is not available on acceptable terms, we may not be able to fund capital expenditures necessary to keep us competitive.

Our results of operations may be harmed by increases in wood fiber costs

        The percentage of our wood fiber requirements obtained from our timberlands will fluctuate based on a variety of factors, including changes in our timber harvest levels and changes in our manufacturing capacity. Our timberlands provided approximately 43% of our requirements over the past five calendar years. The cost of various types of wood fiber that we purchase in the market has at times fluctuated greatly because of economic or industry conditions. Selling prices of our products have not always increased in response to wood fiber price increases. On occasion, our results of operations have been and may in the future be seriously harmed if we are unable to pass wood fiber price increases through to our customers.

We are subject to significant environmental regulation and environmental compliance expenditures

        Our businesses are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, site remediation, forestry operations and endangered species. Compliance with these laws and regulations is a significant factor in our business. We, as well as our domestic competitors, are expected to and will continue to incur significant capital and operating expenditures to maintain compliance with applicable environmental laws and regulations. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

        As an owner and operator of real estate, we may be liable under environmental laws for cleanup and other costs and damages, including tort liability, resulting from past or present spills or releases of hazardous or toxic substances on or from our properties. Liability under these laws may be imposed without regard to whether we knew of, or were responsible for, the presence of such substances on our property, and, in some cases, may not be limited to the value of the property. We have been notified that we are a "potentially responsible party" under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or similar federal and state laws, or have received a claim from a private party, with respect to 19 active sites where hazardous substances or contaminants are located.

        Unanticipated situations could give rise to material environmental liabilities. Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant expenditures. We may be unable to generate funds or other sources of liquidity and capital to fund unforeseen environmental liabilities or expenditures.

We do not maintain insurance for losses to our standing timber from natural disasters or other causes

        The volume and value of timber that can be harvested from our lands may be limited by natural disasters such as fire, insect infestation, disease, ice storms, wind storms, flooding and other weather conditions and other causes. We do not maintain insurance for any loss to our standing timber from natural disasters or other causes.

Our business and financial performance may be harmed by labor disruptions

        As of June 30, 2003, approximately 6,978 employees, or 29% of our workforce, were covered under collective bargaining agreements. As a result, there is a risk of work stoppage due to strikes or walkouts. Any significant work stoppage could cause a material disruption to our business, financial condition and results of operations.

Our operations may be harmed by decreases in the availability of public timber

        Over the past several years, the amount of timber available for commercial harvest from public lands in the United States has declined significantly due to environmental litigation and changes in government policy. In 2001, we closed our plywood and lumber operations in Emmett, Idaho and our sawmill in Cascade, Idaho, due to the significant decline in federal timber offered for sale. Further constraints on timber supply, both on public and private lands, that would disadvantage our remaining facilities may be imposed in the future. Additional curtailments or closures of our wood products manufacturing facilities are possible.

Our former independent public accountant, Arthur Andersen LLP, has ceased operations, and our security holders may be unable to exercise effective remedies against it in any legal action

        Our former independent public accountant, Arthur Andersen LLP, provided us with auditing services for fiscal periods through December 31, 2001, including issuing an audit report with respect to our audited consolidated financial statements as of and for fiscal 2001 and 2000 that are incorporated by reference into this prospectus supplement. In 2002 Arthur Andersen was found guilty of a federal obstruction of justice charge and ceased practicing before the SEC.

        Arthur Andersen has not reissued its audit report with respect to the audited consolidated financial statements incorporated by reference in this prospectus supplement. Furthermore, Arthur Andersen has not consented to the incorporation by reference of its audit report in this prospectus supplement. The absence of this consent may limit recovery by our security holders against Arthur Andersen on claims in connection with a material misstatement or omission in our audited consolidated financial statements as of and for fiscal 2001 and 2000. In addition, if Arthur Andersen has limited or no assets available for creditors, our security holders may not be able to recover against Arthur Andersen for any claims that they may have as a result of Arthur Andersen's role as our independent public accountants and as author of the audit report for the audited consolidated financial statements as of and for fiscal 2001 and 2000 incorporated by reference into this prospectus supplement.

Risks Relating to the OfficeMax Acquisition

There is no assurance that the acquisition of OfficeMax will be completed

        On July 13, 2003, we agreed to acquire OfficeMax. While we expect to complete the acquisition during the fourth quarter of 2003, its consummation is subject to a number of conditions which must either be satisfied or, in certain cases, waived. Among other such conditions, the transaction must be approved by our stockholders and by the shareholders of OfficeMax, no material adverse change in our business or in the business of OfficeMax shall have occurred since the execution of the acquisition agreement, and no court order or other legal restraint shall be in effect which restrains or enjoins consummation of the transaction. We cannot assure you that all such conditions will be satisfied or waived on a timely basis or that, accordingly, the acquisition will be completed.

        In addition, we or OfficeMax may terminate the acquisition agreement in certain circumstances related to the receipt of a takeover proposal from a third party. Such termination may require, however, the payment of a termination fee of $45 million to the other party.

        On August 6, 2003, a complaint was filed against OfficeMax and some of its directors in the Court of Common Pleas, Cuyahoga County, Ohio. The complaint purports to be brought as a class action on behalf of OfficeMax's shareholders. The complaint alleges that OfficeMax and its board of directors breached their fiduciary duties by approving the terms of the proposed acquisition. The complaint seeks an order preventing OfficeMax from proceeding with the transaction, along with other injunctive relief. OfficeMax believes the complaint is without merit and intends to vigorously contest the action.

Successful integration of the businesses is not assured

        If our proposed acquisition is completed, OfficeMax will become part of Boise Office Solutions. Integrating and coordinating our operations and personnel with those of OfficeMax will involve complex operational and personnel-related challenges. This process will be time-consuming and expensive and may disrupt the business of either or both companies and may not result in the full benefits we currently expect. The difficulties, costs and delays that could be encountered include:

  •
  unanticipated issues in integrating information, communications and other systems;

  •
  negative impacts on employee morale and performance as a result of job changes and reassignments;

  •
  difficulties attracting and retaining key personnel;

  •
  loss of customers;

  •
  unanticipated incompatibility of purchasing, logistics, marketing, paper sales and administration methods; and

  •
  unanticipated costs of terminating or relocating facilities and operations.

Risks Relating to OfficeMax's Operations

        Upon completion of our acquisition of OfficeMax, which is expected to occur in the fourth quarter of 2003, OfficeMax will be our wholly owned subsidiary. Therefore, following the acquisition, we will face the risks relating to OfficeMax's operations discussed below.

OfficeMax faces a variety of competitors in the highly competitive office products industry

        The domestic and international office products industries, which include superstore chains, "e-tailers" and numerous other competitors, are highly competitive. Businesses in the office products industry compete on the basis of pricing, product selection, convenience, customer service and ancillary business offerings.

        As a result of consolidation in the office products superstore industry, OfficeMax currently has only two direct domestic superstore-type competitors, Office Depot and Staples, which are similar to OfficeMax in terms of store format, pricing strategy and product selection. OfficeMax's other competitors include traditional office products retailers and direct mail operators. During recent years, OfficeMax has experienced increased competition from computer and electronics superstore retailers, mass merchandisers, Internet merchandisers and wholesale clubs. In particular, mass merchandisers like Wal-Mart and wholesale clubs have increased their assortment of office products in order to attract home office customers and individual consumers.

        Further, various other retailers that have not historically competed with OfficeMax, such as drug stores and grocery chains, have begun carrying at least a limited assortment of paper products and other basic office supplies. This trend towards a proliferation of retailers offering a limited assortment of office supplies is expected to continue. OfficeMax may be subject to increasing competition from Internet merchandisers that have minimal barriers to entry. These competitors include traditional retailers that sell through the Internet, Internet sites that target the small business market with a full line of business products or service offerings and Internet sites that sell or resell office products and business services. It is also anticipated that OfficeMax will face increasing competition from its office supply superstore competitors in the print-for-pay business, which has historically been a key differentiator for OfficeMax, and such increased competition could adversely affect OfficeMax's results of operation and profit margins.

        Some of OfficeMax's competitors may have greater financial resources and distribution capabilities than OfficeMax. Increased competition may have an adverse effect on OfficeMax's financial position or the results of its operations.

OfficeMax's quarterly operating results have fluctuated significantly in the past and may continue to do so in the future

        OfficeMax's business is seasonal with sales and operating income generally higher in its third and fourth fiscal quarters, which include the back-to-school period and the holiday selling season, respectively, followed by the traditional new year office supply restocking month of January. Sales in OfficeMax's second quarter summer months are historically the slowest of the year primarily because of lower office supply consumption during the summer period, as people spend more time on outdoor activities and vacations. Fluctuations in OfficeMax's quarterly operating results have occurred in the past and may occur in the future. In addition to the effects of seasonality, there are a number of other factors that have contributed to these quarter-to-quarter fluctuations and may continue to contribute to such fluctuations in the future, including:

  •
  new store openings and their related pre-opening expenses;

  •
  the extent to which new stores are less profitable as they commence operations;

  •
  the effect new stores have on the sales of existing stores in more mature markets;

  •
  the pricing activity of competitors in OfficeMax's markets;

  •
  changes in OfficeMax's product pricing, product selection and quality and customer service;

  •
  increases and decreases in advertising and promotional expenses; and

  •
  the acquisition of contract stationers and stores of competitors.

        In order to achieve and maintain expected profitability levels, OfficeMax must continue to grow its business while maintaining the product pricing, product selection and quality and customer service necessary to retain existing customers. OfficeMax's failure to continue to maintain these factors could put it at a competitive disadvantage relative to competitors.

Risks Related to Our Indebtedness and the Notes

We will have more indebtedness after the merger, which could adversely affect our cash flows, business and ability to fulfill our obligations under the notes

        We have a substantial amount of debt and will incur more debt in connection with this offering and the acquisition of OfficeMax. On a pro forma basis, giving effect to this offering and the acquisition of OfficeMax, our total debt as of June 30, 2003 would have been approximately $2.3 billion. The increased levels of debt could, among other things:

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions and other purposes;

  •
  increase the cost and reduce the availability of funds from commercial lenders, debt financing transactions and other sources;

  •
  increase our vulnerability to, and limit our flexibility in planning for, adverse economic and industry conditions;

  •
  create competitive disadvantages compared to other companies with lower debt levels; and

  •
  make it more difficult to satisfy our obligations with respect to the notes, including preventing us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control or asset sales.

        In addition, our credit rating was recently downgraded by Standard & Poor's Rating Group and by Moody's Investors Service, Inc. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Changes to our business and additional indebtedness in the future could cause a further downgrading of our credit rating, which could affect our cost of and ability to raise debt and the trading prices of the notes.

Restrictions imposed by the indenture governing the notes, our revolving credit facility and our other outstanding indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities

        The indenture governing the notes will contain various covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

  •
  pay dividends on our stock or repurchase our stock;

  •
  make investments;

  •
  borrow money and issue preferred stock;

  •
  create liens;

  •
  restrict the ability of our restricted subsidiaries to pay dividends or make other transfers to us;

  •
  consolidate or merge with another person or sell all or substantially all of our assets or our restricted subsidiaries' assets to another person;

  •
  engage in certain transactions with affiliates;

  •
  enter into sale and leaseback transactions; and

  •
  expand into unrelated businesses.

        Some of the agreements governing our outstanding debt require us to maintain compliance with certain financial ratios. Our ability to comply with such ratios may be affected by events beyond our control. In the event of a default under any of these agreements, the lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable. If the debt under these agreements or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay such debt in full. In particular, noteholders will be paid only if we have assets remaining after we pay amounts due on our secured debt.

Claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over holders of the notes

        None of our subsidiaries will guarantee the notes, although our revolving credit facility is guaranteed by our principal domestic subsidiary, Boise Cascade Office Products Corporation. Claims of creditors of our subsidiaries, including trade creditors and lenders under our revolving credit facility, generally will have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including holders of the notes. As of June 30, 2003, after giving effect to this offering and the acquisition of OfficeMax, our subsidiaries would have had $321.6 million of indebtedness and $1.9 billion of other liabilities outstanding, including trade payable and deferred income tax liabilities.

We and our subsidiaries may be able to incur substantially more debt, including secured debt

        Subject to the restrictions in our revolving credit facility, the indenture governing the notes and our other outstanding indebtedness, we and our subsidiaries may incur significant additional debt, including secured debt that would be effectively senior to the notes. Although the terms of these facilities and the indenture governing the notes contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. If we and our restricted subsidiaries incur significant additional debt, the related risks that we face could intensify.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service our debt

        Our ability to make payments on and refinance our indebtedness, including the notes, and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations, and will depend upon general economic conditions and financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the notes, before maturity, seek additional equity capital or sell assets. We cannot assure you that we will be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.

        If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders could elect to declare all amounts outstanding under the facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under the revolving credit facility. If the amounts outstanding under these agreements are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of notes.

FORWARD-LOOKING STATEMENTS

        Certain statements and assumptions in this prospectus supplement or the accompanying prospectus contain or are based on "forward looking" information and involve risks and uncertainties. We believe that such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those that may predict, forecast, indicate or imply future results, performance or achievements. These statements are subject to numerous assumptions and uncertainties, many of which are outside of our control, and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Actual outcomes are dependent upon many factors. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, among others, the "Risk Factors" set forth above as well as the following factors:

  •
  factors related to our acquisition of OfficeMax, including, without limitation:

  •
  the possibility that the merger may not occur,

  •
  the possibility that the companies will be unable to fully realize the benefits they anticipate from the merger,

  •
  the possibility that the companies will incur costs or difficulties related to the integration of the businesses greater than expected,

  •
  each company's ability to retain and motivate key employees,

  •
  the difficulty of keeping expenses and integration costs at modest levels while increasing revenues,

  •
  the challenges of integration and restructuring associated with the merger, and

  •
  the challenges of achieving anticipated synergies;

  •
  the timing and success of the evaluation of strategic alternatives for our paper and building products businesses;

  •
  our continued ability to execute our business strategy and achieve cost structure improvements;

  •
  market demand for products which may be tied to the relative strength of various business segments, the level of white collar employment and the long-term effect of electronic media;

  •
  the activity of competitors and the impact of such activity on production capacity and customer demand across pulp, paper and wood products markets and the office products market;

  •
  changes in foreign economies and competition, which tend to affect the level of imports and exports of paper and wood products;

  •
  changes in the price or availability of raw materials, including energy and wood fiber;

  •
  the performance of manufacturing operations and the amount of capital required to maintain these operations;

  •
  changes in general economic conditions both domestically and abroad including, without limitation, the levels of interest rates, which affect the level of housing starts, remodeling, and other building activity;

  •
  fluctuations in foreign currency exchange rates;

  •
  the effect of forestry, land use, environmental and other governmental laws and regulations, and the impact of these regulations on cost structure;

  •
  the effect of various product liability, consumer, environmental and other litigation that arise from time to time in the ordinary course of business;

  •
  the impact of increasing environmental activism on our business;

  •
  changes in the banking and capital markets, which can affect the cost of financing activities;

  •
  the impact of weather and the occurrence of natural disasters such as fires, floods and other catastrophic events and natural disasters; and

  •
  acts of war or terrorist activities.

        Words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "hopes," "targets" or similar expressions are intended to identify forward-looking statements, which speak only as of the date of this prospectus supplement, and in the case of documents incorporated by reference, as of the date of those documents. We operate in an unpredictable and competitive environment. It is not possible for management to predict all risk factors or to estimate the impact of these factors on our business. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of future results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstance that occur after the date of this prospectus supplement.

USE OF PROCEEDS

        We expect the net proceeds from the sale of the notes offered by this prospectus supplement to be approximately $    million, after deducting estimated underwriting discounts and commissions and estimated offering expenses we will pay. We intend to use the net proceeds of this offering to repay borrowings under our revolving credit agreement, to provide cash necessary for the OfficeMax transaction and for other general corporate purposes.

        The amount outstanding under our revolving credit facility as of September 30, 2003 was approximately $340 million. The facility has a total capacity of $560 million. At September 30, 2003, our borrowing rate under the revolving credit facility was 2.1%. We have entered into interest rate swaps related to $100 million of these borrowings, which give us an effective interest rate for this portion of the borrowings under the revolving credit facility of 3.1% at September 30, 2003. We used the funds borrowed under this revolving credit facility for general corporate purposes.

        Based on the average price of the Boise common stock as of September 18, 2003 of $28.21 per share and the number of outstanding OfficeMax common shares on that date, we estimate that the cash portion of the total consideration payable by Boise to OfficeMax shareholders in the OfficeMax acquisition will be $478 million and that we will also incur transaction costs estimated to be $25 million. The actual amount of the cash consideration will be dependent upon the average Boise stock price and the number of outstanding OfficeMax common shares at the time the acquisition becomes effective and could be more or less than $478 million. See "Proposed Acquisition of OfficeMax."

RATIO OF EARNINGS TO FIXED CHARGES

Boise's Ratio of Earnings to Fixed Charges

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of earnings to fixed charges(1)	—	2.95	2.59	—	—	—	—

(1)
Earnings before fixed charges were inadequate to cover total fixed charges by $29,099,000 in 1998, $50,249,000 in 2001, and $6,902,000 in 2002 and by $32,795,000 and $31,807,000 for the six months ended June 30, 2002 and 2003.

        For further information on the Ratio of Earnings to Fixed Charges, please see Exhibit 12.1 to each of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

Pro Forma Ratio of Earnings to Fixed Charges (Boise and OfficeMax combined)

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Pro forma ratio of earnings to fixed charges(2)	—	—

(2)
The pro forma ratio of earnings to fixed charges gives pro forma effect to our proposed acquisition of OfficeMax and was calculated using the same methodology used to compute our historical ratio of earnings to fixed charges included in Exhibit 12.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings consist of the pro forma loss from operations before income taxes plus fixed charges and fixed charges consist of interest expense plus the interest components of rent and amortization of capitalized expenses related to indebtedness. Pro forma earnings before fixed charges were inadequate to cover pro forma fixed charges by $46,494,000 in 2002 and by $76,551,000 for the six months ended June 30, 2003.

CAPITALIZATION

        The following table sets forth as of June 30, 2003:

  •
  our actual cash and cash equivalents and capitalization;

  •
  our pro forma cash and cash equivalents and capitalization, giving effect to this offering and the application of the net proceeds as described in "Use of Proceeds;" and

  •
  our pro forma cash and cash equivalents and capitalization, giving effect to this offering and the acquisition of OfficeMax.

        The table should be read together with our financial statements, the pro forma financial statements and the other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2003
	Actual	Pro Forma For This Offering	Pro Forma For This Offering And OfficeMax
	(in millions)
Cash and cash equivalents	$98	$224	$152

Debt:
Revolving credit and other loan facility borrowings	$365	$—	$456
7.05% notes, due in 2005	153	153	153
7.50% notes, due in 2008	150	150	150
9.45% debentures, due in 2009	150	150	150
7.35% debentures, due in 2016	125	125	125
Medium-term notes Series A(1)	323	323	323
Revenue bonds and other indebtedness	327	326	407
American & Foreign Power Company Inc. 5% debentures, due in 2030	18	18	18
Senior Notes offered hereby	—	500	500

Total debt	1,611	1,745	2,282
Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent(2)	173	173	173
Shareholders' equity	1,384	1,384	2,150

Total capitalization	$3,168	$3,302	$4,605

(1)
On August 11, 2003, we issued $50 million of 8-year, 7.45% medium-term notes in addition to the medium-term notes disclosed above. We used the proceeds from the issuance of these notes for general corporate purposes.

(2)
As a result of a recently issued accounting standard, on July 1, 2003, we reclassified this item to debt on our balance sheet and will recognize distributions on these securities as interest expense rather than minority interest, net of tax in our statement of income (loss).

SELECTED HISTORICAL FINANCIAL DATA OF BOISE

        The following is our selected consolidated financial data for each of the years in the five-year period ended December 31, 2002 and for the six-month periods ended June 30, 2002 and 2003. The information with respect to the years ended December 31, 1998 through December 31, 2002 is derived from audited financial statements contained in our Annual Reports on Form 10-K for the years ended December 31, 2000, 2001 and 2002. The information with respect to the six-month periods ended June 30, 2002 and 2003 is derived from unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the period ended June 30, 2003. These unaudited financial statements, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments necessary for a fair presentation of our results of operations and financial position. Results for the six months ended June 30, 2003 are not necessarily indicative of results that may be expected for the entire year. This summary should be read together with the consolidated financial statements, the accompanying notes and our management's discussion and analysis of financial condition and results of operations contained in our reports referred to above. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations of Boise."

	Year Ended December 31,					Six Months Ended June 30,
	1998(1)	1999(2)	2000(3)	2001(4)	2002(5)	2002(5)	2003(6)
	(in millions)
Statements of income (loss) data:
Sales	$6,355	$7,148	$7,807	$7,422	$7,412	$3,676	$3,782
Costs and expenses	6,214	6,650	7,363	7,341	7,294	3,646	3,758

Income from operations	141	498	444	81	118	30	24
Interest expense	(160)	(145)	(151)	(128)	(118)	(60)	(57)
Other	2	3	5	(1)	1	1	4

Income (loss) before income taxes, minority interest and cumulative effect of accounting changes	(17)	356	298	(48)	1	(29)	(29)
Income tax (provision) benefit	1	(142)	(116)	5	18	30	10
Minority interest, net of income tax	(9)	(14)	(3)	—	(8)	(4)	(4)

Income (loss) before cumulative effect of accounting changes	(25)	200	179	(43)	11	(3)	(23)
Cumulative effective of accounting changes, net of income tax	(9)	—	—	—	—	—	(9)

Net income (loss)	$(34)	$200	$179	$(43)	$11	$(3)	$(32)

Balance sheet data:
Assets
Current assets	$1,368	$1,531	$1,577	$1,245	$1,296	$1,317	$1,354
Property and equipment, net	2,571	2,557	2,582	2,608	2,542	2,573	2,531
Timber, timberlands and timber deposits	271	295	291	322	329	315	321
Goodwill	498	480	397	385	401	402	422
Other	263	275	420	374	379	353	362

	$4,971	$5,138	$5,267	$4,934	$4,947	$4,960	$4,990

Liabilities and shareholders' equity
Current liabilities	$1,130	$1,125	$1,014	$1,266	$1,054	$961	$1,000
Long-term debt, less current portion	1,578	1,585	1,715	1,063	1,387	1,414	1,494
Guarantee of ESOP debt	156	133	108	81	51	71	41
Other	559	550	664	773	882	760	898
Minority interest:
Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent	—	—	—	173	173	173	173
Other minority interest	117	131	9	—	—	—	—
Shareholders' equity	1,431	1,614	1,757	1,578	1,400	1,581	1,384

	$4,971	$5,138	$5,267	$4,934	$4,947	$4,960	$4,990

Other financial data:
Depreciation and amortization	$283	$289	$298	$296	$307	$151	$149
Capital expenditures	339	355	486	380	266	105	118
EBITDA(8)	429	781	740	385	427	183	173

(1)	1998 included a pretax charge of $38.0 million for a company wide cost-reduction initiative and the restructuring of operations.
1998 included a pretax gain of $45.0 million related to an insurance settlement for Boise's Medford, Oregon, plywood plant, which was severely damaged by fire.
1998 included a pretax charge of $61.9 million for the restructuring of Boise's wood products manufacturing business and a pretax charge of $19.0 million for the revaluation of paper-related assets.
1998 included a net-of-tax charge of $8.6 million for the adoption of AICPA Statement of Position 98-5, Reporting on the Costs of Start-Up Activities.
1998 net loss per common share included a negative 7 cents related to the redemption of Boise's Series F Preferred Stock.

(2)	1999 included a pretax gain of $47.0 million for the sale of 56,000 acres of timberland in central Washington.

1999 included pretax gains of $35.5 million, $4.0 million, $2.3 million and $0.4 million for the reversal of previously recorded restructuring charges in Boise Building Solutions, Boise Office Solutions, Boise Paper Solutions and Corporate and Other segments.
1999 included a pretax loss of $4.4 million related to early retirements in Boise's Corporate and Other segment.
(3)	2000 included a pretax gain of $98.6 million on the sale of Boise's European office products operations.
(4)
2001 included a pretax charge of $54.0 million for the closure of Boise's plywood and lumber operations in Emmett, Idaho and Boise's sawmill in Cascade, Idaho and a $4.9 million charge for the write-off of Boise's assets in Chile.
2001 included a pretax charge of $10.9 million to accrue for a one-time liability related to postretirement benefits for Boise's Northwest hourly paperworkers.
2001 included a pretax charge of $54.3 million and $4.6 million of tax benefits for the write-down to fair value of an equity method investment.
2001 included $5.0 million of pretax income for the reversal of unneeded reserves for potential claims arising from the sale in 2000 of Boise's European office products operations.
(5)
2002 and the six months ended June 30, 2002 included a pretax charge of $23.6 million to record the sale of all stock of Boise's wholly owned subsidiary that held its investment in IdentityNow, Inc. Boise also recorded $27.6 million of tax benefits associated with this sale and its 2001 write down of its equity investment (see note (4) above).
(6)	The six months ended June 30, 2003 included a pretax charge of $10.1 million for employee-related costs incurred in connection with Boise's 2003 cost-reduction program.

The six months ended June 30, 2003 included an $8.8 million net-of-tax charge for the adoption of new accounting standards. The charge consisted of $4.1 million, or 7 cents per share, for the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, and $4.7 million, or 8 cents per share, for the adoption of Emerging Issues Task Force 02-16, Accounting by a Reseller for Cash Consideration Received From a Vendor.
(7)
The computation of diluted net loss per common share was antidilutive in the years 1998, 2001 and 2002, and for the six months ended June 30, 2002 and 2003; therefore, the amounts reported for basic and diluted loss per share are the same.
(8)
EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but we include it because we believe it permits a more comprehensive analysis of our operating performance relative to other companies and is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA as presented here may not be comparable to similarly titled measures reported by other companies. The reconciliation from net income (loss) to EBITDA is presented below.

	Years Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in millions)
Net income (loss)	$(34)	$200	$179	$(43)	$11	$(3)	$(32)
Add (deduct):
Cumulative effect of accounting changes, net of income tax	9	—	—	—	—	—	9
Minority interest, net of income tax	9	14	3	—	8	4	4
Income tax provision (benefit)	(1)	142	116	(5)	(18)	(30)	(10)
Interest expense	160	145	151	128	118	60	57
Interest income	(1)	(3)	(6)	(2)	(2)	(2)	—
Foreign exchange (gain) loss	—	—	1	3	1	—	(3)
Equity in net (income) loss of affiliates	4	(6)	(2)	8	2	2	(1)
Depreciation and amortization	283	289	298	296	307	152	149

EBITDA	$429	$781	$740	$385	$427	$183	$173

        Below is a table of gains and losses included in our historical operating results. We present these items because we believe they provide investors with helpful information to assess our ongoing performance. These items are discussed in more detail in footnotes 1 through 7 above.

	Years Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in millions)
Restructuring activities	$100	$(38)	$—	$54	$—	$—	$10
(Gain) loss on sale or write-down of assets	19	(47)	(99)	54	24	24	—
Insurance settlement gain	(45)	—	—	—	—	—	—
Liability for postretirement benefits	—	—	—	11	—	—	—

	$74	$(85)	$(99)	$119	$24	$24	$10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BOISE

        The following discussion and analysis should be read together with our unaudited consolidated financial statements and the notes to those statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 and our consolidated financial statements and the notes to those statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Forward-Looking Statements" and elsewhere in this prospectus supplement, including under the section entitled "Risk Factors."

        We operate our business using four reportable segments: Boise Office Solutions, Boise Building Solutions, Boise Paper Solutions, and Corporate and Other. Boise Office Solutions markets and sells office supplies, paper, technology products, and office furniture. Boise Building Solutions manufactures, markets, and distributes various products that are used for construction, while Boise Paper Solutions manufactures, markets, and distributes uncoated free sheet papers, containerboard, corrugated containers, newsprint, and market pulp. Corporate and Other includes support staff services and related assets and liabilities. The segments' profits and losses are measured on operating profits before interest expense, income taxes, minority interest, extraordinary items, and cumulative effect of accounting changes.

Results of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales	$1.9 billion	$1.9 billion	$3.8 billion	$3.7 billion
Income (loss) before cumulative effect of accounting changes	$(3.9) million	$3.2 million	$(22.7) million	$(3.4) million
Cumulative effect of accounting changes, net of income tax	$—	$—	$(8.8) million	$—
Net income (loss)	$(3.9) million	$3.2 million	$(31.5) million	$(3.4) million
Diluted income (loss) per common share
Diluted before cumulative effect of accounting changes	$(0.12)	$0.00	$(0.50)	$(0.17)
Cumulative effect of accounting changes	—	—	(0.15)	—

Diluted	$(0.12)	$0.00	$(0.65)	$(0.17)

	(percentage of sales)
Materials, labor, and other operating expenses	81.8%	81.6%	81.8%	81.6%
Selling and distribution expenses	11.3%	10.3%	11.4%	10.5%
General and administrative expenses	1.8%	2.2%	1.9%	2.1%

Operating Results

        For the three and six months ended June 30, 2003, total sales increased 2% and 3%, compared with the same periods a year ago. In both periods, Boise Office Solutions total sales and same-location sales increased 6% because of favorable exchange rates (about half of the increase), sales to new customers, and increased sales to existing customers. For both the three and six months ended June 30, 2003, Boise Building Solutions sales increased 3%, primarily because of stronger sales in engineered wood products and building materials distribution, while Boise Paper Solutions sales decreased, primarily because of a decrease in sales volume.

        For the three and six months ended June 30, 2003, materials, labor, and other operating expenses increased 0.2% as a percentage of sales, compared with the same periods a year ago. Effective January 1, 2003, we adopted an accounting change for vendor allowances to comply with the guidelines issued by the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) 02-16, Accounting by a Reseller for Cash Consideration Received From a Vendor. Under EITF 02-16, consideration received from a vendor is presumed to be a reduction of the cost of the vendor's products or services unless it is for a specific incremental cost to sell the product. As a result, for the three and six months ended June 30, 2003, approximately $11 million and $21 million of vendor allowances reduced "Materials, labor, and other operating expenses" that would have previously been recognized primarily as a reduction of "Selling and distribution expenses." In accordance with the provisions of EITF 02-16, prior-period financial statements have not been reclassified to conform to the current year's presentation. Before the accounting change, for the three and six months ended June 30, 2003, materials, labor, and other operating expenses increased 0.8% and 0.7% as a percentage of sales. These percentages increased because of an increased proportion of sales of lower-margin products in Boise Office Solutions and increased manufacturing costs in Boise Paper Solutions, partially offset by favorable wood costs in Boise Building Solutions.

        For the three and six months ended June 30, 2003, selling and distribution expenses increased about 1%, compared with the same periods a year ago. Before the accounting change, selling and distribution expenses increased only about 0.5%, primarily due to higher payroll and benefit-related costs.

        Due to cost controls, general and administrative expenses decreased in both the three and six months ended June 30, 2003, in spite of higher pension expenses.

        "Other (income) expense, net" decreased to $1.8 million from $25.7 million in second quarter 2002. Second quarter 2002 "Other (income) expense, net" included a $23.6 million pretax loss for the sale of the stock of our wholly owned subsidiary that held our investment in IdentityNow. Before this item, "Other (income) expense, net" in second quarter 2003 was relatively unchanged from second quarter 2002.

        For the six months ended June 30, 2003, "Other (income) expense, net" decreased to $13.0 million from $29.3 million in the same period a year ago. The six months ended June 30, 2002, included the $23.6 million pretax loss discussed above. In 2003, approximately $10.1 million of the $13.0 million of "Other (income) expense, net" resulted from implementation of our cost-reduction program, which was announced in March 2003. As part of this program, we will reduce 2003 operating costs by approximately $45 million, net of severance costs, and hold capital spending to approximately $245 million, before acquisitions. We took these actions because of continued economic weakness, higher pension costs, higher energy costs, business disruptions from severe winter weather in the eastern United States, and global political uncertainty. We are reducing operating costs by freezing salaries, severely restricting hiring, reducing discretionary spending at all levels of the company, and eliminating about 700 job positions. We will eliminate these positions by terminating approximately 550 employees and leaving vacant positions unfilled.

At June 30, 2003, we had terminated about 370 employees, and we expect most of the remaining employees to be terminated during the second half of 2003.

        Under our severance policy, in first quarter 2003, we recorded a pretax charge of $10.1 million for employee-related costs in "Other (income) expense, net" in the Consolidated Statement of Loss. We recorded these costs in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 112, Employers' Accounting for Postemployment Benefits. We recorded $9.2 million in Boise Office Solutions, $0.2 million in Boise Paper Solutions, and $0.7 million in our Corporate and Other segment. Employee-related costs are primarily for severance payments, most of which will be paid in 2003 with the remainder in 2004. This item increased our net loss $6.1 million and diluted loss per share 11 cents for the six months ended June 30, 2003.

        The reserve liability for the cost-reduction program is included in "Accrued liabilities, other." Reserve liability activity related to the 2003 charge is as follows:

Employee- Related Costs
(millions)
2003 expense recorded	$10.1
Charges against reserve	(4.7)

Balance at June 30, 2003	$5.4

        Equity in net income (loss) of affiliates was $0.5 million and $(0.5) million for the three months ended June 30, 2003 and 2002, and $0.4 million and $(2.1) million for the six months ended June 30, 2003 and 2002. The variances were due to increased equity in earnings of Voyageur Panel, in which we have a 47% interest and for which we account under the equity method, and the fact that we recognized no losses in 2003 from our investment in IdentityNow, which we sold in May 2002.

        Interest expense was $27.8 million and $30.0 million for the three months ended June 30, 2003 and 2002, and $56.6 million and $60.1 million for the six months ended June 30, 2003 and 2002. The variances were primarily due to lower 2003 interest rates on our variable-rate debt in a recessionary economy.

        Our estimated tax benefit rate for the six months ended June 30, 2003, was 35.7%, compared with an effective tax benefit rate of 102.2% for the six months ended June 30, 2002. Before recording the $10.1 million pretax charge for the 2003 cost-reduction program and the $23.6 million pretax loss for the sale of the stock of our wholly owned subsidiary that held our investment in IdentityNow, our estimated tax benefit rates for the six months ended June 30, 2003 and 2002, were 34% and 37.5%. The difference between the estimated tax benefit rates, before these items, was due to the sensitivity of the rate to changing income levels and the mix of domestic and foreign sources of income.

        The $8.8 million recorded in "Cumulative effect of accounting changes, net of income tax" consisted of an after-tax charge of $4.1 million, or 7 cents per share, for the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs. This statement requires us to record an asset and a liability (discounted) for estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill's expected useful life. Previously, we accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred. We also recorded an after-tax charge of $4.7 million, or 8 cents per share, for the adoption of EITF 02-16. EITF 02-16 requires that vendor allowances reside in inventory with the product and be recognized when the product is sold, changing the timing of our recognition of these items and creating a one-time, noncash, cumulative-effect adjustment.

Boise Office Solutions

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(millions)
Sales	$904.9	$855.5	$1,843.2	$1,740.0
Segment income	$23.9	$23.4	$44.6	$60.8
Sales by Product Line
Office supplies and paper	$539.1	$533.3	$1,106.3	$1,085.6
Technology products	274.7	240.1	552.1	486.1
Office furniture	91.1	82.1	184.8	168.3
Sales by Geography
United States	$682.5	$664.6	$1,391.3	$1,351.0
International	222.4	190.9	451.9	389.0
Sales growth	6%	(1)%	6%	(5)%
Same-location sales growth	6%	(1)%	6%	(5)%
	(percentage of sales)
Gross profit margin	23.8%	23.1%	23.8%	23.3%
Operating expenses	21.1%	20.3%	21.4%	19.9%
Operating profit	2.6%	2.7%	2.4%	3.5%

        Operating Results. Total sales and same-location sales increased 6% for the three and six months ended June 30, 2003, because of foreign exchange gains (about half of the increase), sales to new customers, and increased sales to existing customers, compared with the same periods a year ago. In both periods, most of Boise Office Solutions' sales growth occurred in technology products. For the three and six months ended June 30, 2003, sales of technology products, which represent 30% of total segment sales, increased 14%. Furniture sales, which represent 10% of total segment sales, grew about 11% in second quarter 2003, compared with second quarter 2002, and grew about 10% in the first half of 2003, compared with the first half of 2002. For both the three and six months ended June 30, 2003, sales of combined office supplies and paper, our largest category, grew only slightly. Within this category, paper sales grew while office supplies sales continued to decline modestly. The increase in paper sales was primarily the result of the strong integration of our paper and office products businesses. For the three and six months ended June 30, 2003, the volumes (in tons) of Boise office paper sold through Boise Office Solutions increased 6% and 7%, respectively.

        Our reported gross margin for the three and six months ended June 30, 2003, was 23.8%, which increased 0.7% and 0.5%, compared with the same periods a year ago. However, the 2003 gross margin percentages reflect the effect of EITF 02-16 (discussed above). Before the adoption of EITF 02-16, our gross margin declined 0.5% from second quarter last year and 0.7% from the gross margin reported for the six months ended June 30, 2002. The declines continue to reflect the further shift in our sales mix toward lower-margin paper and technology products.

        For the three and six months ended June 30, 2003, our operating expenses were 21.1% and 21.4% of sales, compared with 20.3% and 19.9% for the three and six months ended June 30,

2002. In the second quarter, operating expenses included $9.1 million for the change in the classification of our vendor allowances under EITF 02-16. For the six months ended June 30, 2003, operating expenses included about $19.1 million for the vendor allowance classification change and $9.2 million of employee-related costs for our cost-reduction program. Before these items, our operating expenses decreased 0.2% and 0.1% in spite of higher pension and healthcare expenses. This expense reduction reflects our cost-reduction efforts announced in March, which led to the first-quarter severance charge.

        Segment income in the second quarter was $23.9 million, up 2%, compared with $23.4 million a year ago. Segment income increased due to cost controls and the positive trend in year-over-year total segment sales growth (partly due to favorable foreign exchange rates). For the six months ended June 30, 2003, segment income decreased 27%, compared with the same period a year ago. Before the employee-related charge for our cost-reduction program, segment income declined 12%. This decline was primarily attributable to a decline in gross margin rates, which was partly offset by the decline in operating expenses as a percentage of sales.

Boise Building Solutions

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales	$692.8 million	$669.9 million	$1,267.5 million	$1,230.0 million
Segment income	$9.8 million	$14.0 million	$1.4 million	$22.8 million
Sales Volumes
Plywood (1,000 sq ft) (3/8" basis)	476,896	462,648	943,433	903,173
OSB (1,000 sq ft) (3/8" basis)(a)	112,652	98,273	219,233	198,434
Particleboard (1,000 sq ft) (3/4" basis)	38,609	51,182	79,801	100,931
Lumber (1,000 board feet)	93,113	108,455	186,637	204,366
LVL (100 cubic feet)	25,063	20,844	45,748	38,739
I-joists (1,000 equivalent lineal feet)	53,271	47,102	93,805	82,097
Engineered wood products (sales dollars)	$85.0 million	$76.3 million	$152.5 million	$136.2 million
Building materials distribution (sales dollars)	$504.6 million	$463.9 million	$896.0 million	$839.2 million
Average Net Selling Prices
Plywood (1,000 sq ft) (3/8" basis)	$228	$238	$224	$234
OSB (1,000 sq ft) (3/8" basis)	165	136	153	133
Particleboard (1,000 sq ft) (3/4" basis)	230	248	224	239
Lumber (1,000 board feet)	400	465	406	473
LVL (100 cubic feet)	1,447	1,485	1,450	1,488
I-joists (1,000 equivalent lineal feet)	861	886	864	890

(a)
Represents 100% of the sales volume of Voyageur Panel, of which we own 47%.

        Operating Results.    Sales for the three and six months ended June 30, 2003 increased 3%, compared with the same periods a year ago. In both periods, sales increased because of a 12% increase in engineered wood product sales and growth in building materials distribution, which grew 9% and 7% (due to an increase in physical sales volume) during the three and six months ended June 30, 2003. During the three and six months ended June 30, 2003, more than one-fourth of building materials distribution's lumber, panel, and engineered wood product sales were from products manufactured by Boise.

        After a long, wet, and cold spring, especially in the eastern United States, the building season finally got underway in the second quarter, led by strengthening oriented strand board (OSB) markets. Relative to the three and six months ended June 30, 2002, average OSB unit sales volumes increased 15% and 11%, and average OSB prices increased 21% and 15%. Housing starts have been higher than a year ago. Most OSB production is used for residential construction, which explains why OSB prices strengthened during these periods. In contrast, average lumber and plywood prices declined 14% and 4% in both the second quarter and the first half of 2003, compared with the same periods a year ago. Plywood prices declined due to reduced nonresidential and repair-and-remodel demand and lumber prices declined because of generally oversupplied wood products markets. Lumber unit sales volumes declined 14% and 9% during the three and six months ended June 30, 2003, while plywood sales volumes rose slightly. Plywood markets began to improve in late May and June. However, the building season improved too late to yield consistently positive price comparisons for most of Boise's products.

        In second quarter 2003, we started production at our new exterior siding plant in Elma, Washington. The plant produces exterior siding marketed under the name HomePlate™ siding. The siding is manufactured from recycled plastic and urban wood. We are building inventory and we began shipping product in third quarter 2003. Compared with the three and six months ended June 30, 2002, segment results included $4.6 million and $8.8 million of additional business organization costs, including plant commissioning and start-up expenses, for the plant.

        Segment income declined relative to the three and six months ended June 30, 2002, primarily due to selling price declines, start-up costs, and higher pension expense, partially offset by favorable wood costs.

Boise Paper Solutions

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales	$459.4 million	$481.6 million	$927.6 million	$937.5 million
Segment income (loss)	$1.0 million	$8.8 million	$0.3 million	$(2.0) million
	(short tons)
Sales Volumes
Uncoated free sheet	351,000	370,000	704,000	725,000
Containerboard	154,000	167,000	312,000	327,000
Newsprint	89,000	111,000	195,000	195,000
Other	31,000	62,000	64,000	111,000

	625,000	710,000	1,275,000	1,358,000

Average Net Selling Prices (per short ton)
Uncoated free sheet	$734	$712	$741	$712
Containerboard	347	332	344	329
Newsprint	399	349	385	357

        Operating Results. Sales for the three and six months ended June 30, 2003, decreased, compared with the same periods a year ago. In both periods, sales decreased primarily because of a decrease in sales volume. For the three and six months ended June 30, 2003, sales volume decreased despite 6% and 7% increases in the volume of Boise office paper sold through Boise Office Solutions. The decrease in sales volume was primarily due to continued weak industry demand. Sales volume declined 12% from second quarter a year ago, mostly because of 67,000 tons of market-related curtailment and 35,000 tons of maintenance downtime, compared with 22,000 tons of market-related curtailment and 2,000 tons of maintenance downtime in second quarter 2002. Sales volume declined 6% for the six months ended June 30, 2003. We took 151,000 tons of market-related and maintenance downtime during the six months ended June 30, 2003, compared with 106,000 tons during the same period a year ago.

        Second quarter 2003 segment results were lower than those of a year ago because a 5% increase in average paper prices was more than offset by lower sales volume and higher manufacturing costs per ton. Uncoated free sheet prices increased 3%, containerboard prices were up 5%, and newsprint prices rose 14%. Relative to second quarter a year ago, unit manufacturing costs rose 9%. The increase was primarily the result of lower sales volumes and combined energy and chemical unit costs that were more than 10% higher than a year ago. Fiber costs also increased in the second quarter due to continued wet weather in the South.

        For the six months ended June 30, 2003, segment results improved $2.3 million because of a 5% increase in average paper prices and an increase in sales of value-added papers produced on our smaller machines. Uncoated free sheet prices increased 4%, containerboard prices were up 5%, and newsprint prices rose 8%. Sales volume for value-added papers produced on our smaller machines was up 4% during the first half of 2003 to nearly 355,000 tons annualized. Increased paper prices and sales of value-added papers were partially offset by a 6% decrease in sales volume and a 4% increase in total manufacturing costs.

Financial Condition and Liquidity

Operating Activities

        For the first six months of 2003, operations provided $148.8 million in cash, compared with $146.2 million for the same period in 2002. For the six months ended June 30, 2003, items included in net income (loss) provided $144.5 million of cash, and favorable changes in working capital items provided $4.3 million. For the first six months of 2002, items in net income (loss) provided $156.3 million of cash, and unfavorable changes in working capital items used $10.1 million.

        Most of our U.S. employees are covered by noncontributory defined benefit pension plans. The assets of the pension plans are invested primarily in common stocks, fixed-income securities, and cash equivalents. The market performance of these investments affects our recorded pension obligations, expense, and cash contributions. Pension and other postretirement benefits expenses for the six months ended June 30, 2003, were about $41.1 million, compared with $18.6 million in the same period a year ago. These are noncash charges in our consolidated financial statements. In 2003, the required minimum contribution to our pension plans is $26 million. As of June 30, 2003, we have contributed $20 million and expect to contribute another $40 million to $80 million during the second half of 2003.

        Our ratio of current assets to current liabilities was 1.35:1 at June 30, 2003, compared with 1.37:1 at June 30, 2002, and 1.23:1 at December 31, 2002.

Investment Activities

        Cash used for investment was $115.6 million for the six months ended June 30, 2003, and $126.6 million for the same period in 2002. Cash expenditures for property and equipment, timber and timberlands, and the purchase of facilities totaled $112.3 million and $102.0 million during the six months ended June 30, 2003 and 2002. In both years, our property and equipment expenditures primarily reflected the cost of facility improvements, facility and equipment modernization, energy and cost-saving projects, and environmental compliance.

        As a result of our cost-reduction program, we expect capital investment in 2003 to be approximately $245 million, excluding acquisitions. These amounts include approximately $16 million for our environmental compliance program. In 2001, we began construction of a new facility near Elma, Washington, to manufacture integrated wood-polymer building materials. The plant is currently building inventory, and we began shipping product in third quarter 2003. The total cost of this facility is expected to be approximately $93 million. We have spent $90.5 million to date. The remainder will be spent in the second half of 2003.

        The balance of our capital spending will be for quality and efficiency projects, replacement, and modest purchases of timber and timberlands.

Financing Activities

        Cash used for financing was $0.1 million for the first six months of 2003. Cash provided by financing was $2.7 million for the first six months of 2002. Dividend payments totaled $24.5 million and $24.8 million for the first six months of 2003 and 2002. In both years, our quarterly dividend was 15 cents per common share.

        Changes in short-term borrowings represent net changes in notes payable. Additions to long-term debt for the six months ended June 30, 2003, included $115.0 million under our revolving credit agreement and $32.3 million for the sale-leaseback of equipment at our HomePlate™ siding facility near Elma, Washington, that was accounted for as a financing arrangement. Payments of long-term debt in this period included $90.0 million of medium-term notes. Additions to long-term debt for the six months ended June 30, 2002, included $149.8 million of 7.5% notes due in 2008, a $20.0 million floating-rate term loan, and $62.0 million in medium-term notes. Payments of long-term debt in this period included $125.0 million of 9.85% notes, $32.5 million for industrial revenue bonds, $10.0 million under our revolving credit agreement, and repayment of $15.5 million of bank debt for our Australian operations.

        On July 14, 2003, we announced that we had reached a definitive agreement to acquire OfficeMax, Inc. Subsequent to our announcement to acquire OfficeMax, Standard and Poor's Rating Services and Moody's Investors Service, Inc. placed their ratings of our debt under review for possible downgrade. Both of these credit rating agencies recently downgraded our credit rating, citing a variety of factors relating to our acquisition of OfficeMax and our increased level of indebtedness that will result from this offering of notes. A downgrade in our credit ratings could make interest rates on future debt issuances more expensive.

        At June 30, 2003 and 2002, and December 31, 2002, we had $1.6 billion of debt outstanding. Our debt-to-equity ratio was 1.16:1 and 1.02:1 at June 30, 2003 and 2002, and 1.14:1 at December 31, 2002. Even though our debt for the six months ended June 30, 2003, remained relatively flat, compared with the same quarter a year ago, our debt-to-equity ratio rose due to recording a $188.0 million decrease in shareholders' equity in December 2002 for additional minimum pension liability. As a result of a recently issued accounting standard, on July 1, 2003, we reclassified $172.5 million of "Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent" from "Minority interest" to "Debt" in our Consolidated

Balance Sheet. We will prospectively recognize distributions on these securities as "Interest expense" rather than "Minority interest, net of income tax" in our Consolidated Statement of Income (Loss). There will be no net effect on earnings. As a result of the change, our debt-to-equity ratio will increase, and we will recognize about $3.2 million of additional interest expense each quarter and no minority interest, net of income tax. The reclassification of these securities to debt did not affect our financial covenants discussed below. For more information about the accounting change, see "Recently Issued Accounting Standards Not Yet Adopted" below.

        In March 2002, we entered into a three-year, unsecured revolving credit agreement with 14 major financial institutions. The agreement permits us to borrow as much as $560 million at variable interest rates based on either the London Interbank Offered Rate (LIBOR) or the prime rate. The borrowing capacity under the agreement can be expanded to a maximum of $600 million. Borrowings under the agreement were $365 million at June 30, 2003. At June 30, 2003, our borrowing rate under the agreement was 2.1%. We have entered into interest rate swaps related to $100 million of these borrowings, which gave us an effective interest rate for outstanding borrowings under the revolving credit agreement of 3.0% at June 30, 2003. The revolving credit agreement contains customary conditions to borrowing, including compliance with financial covenants relating to minimum net worth, minimum interest coverage ratio, and ceiling ratio of debt to capitalization. At June 30, 2003, we were in compliance with these covenants. Under this agreement, the payment of dividends depends on the existence and amount of net worth in excess of the defined minimum. Our net worth at June 30, 2003, exceeded the defined minimum by $97.7 million. When the agreement expires in June 2005, any amount outstanding will be due and payable.

        In March 2002, we entered into an interest rate swap with a notional amount of $50 million. This swap converts $50 million of fixed-rate $150 million 7.05% debentures to variable-rate debt based on six-month LIBOR plus approximately 2.2%. The effective interest rates at June 30, 2003 and 2002, were 3.5% and 4.3%. This swap expires in May 2005.

        At June 30, 2003 and 2002, we had $1.0 million and $30.7 million of short-term borrowings outstanding. The minimum and maximum amounts of combined short-term borrowings outstanding during the six months ended June 30, 2003, were $0 and $117.4 million and during the six months ended June 30, 2002, were $0 and $304.5 million. The average amounts of short-term borrowings outstanding during the six months ended June 30, 2003 and 2002 were $52.0 million and $61.0 million. The average interest rates for these borrowings were 2.1% for 2003 and 2.5% for 2002.

        At June 30, 2003, we had $193 million of unused borrowing capacity registered with the SEC for additional debt securities. In August 2003, we completed a $50 million, 8-year, 7.45% medium-term note offering that was issued under this shelf capacity. In addition, at June 30, 2003, we had $500 million in universal shelf capacity registered with the SEC. Under this registration statement, we may offer and sell in one or more offerings common stock, preferred stock, debt securities, warrants, and/or purchase contracts. We are making this offering under that shelf registration.

        Our cash requirements for both short-term and long-term needs will be funded through a combination of cash flow from operations, borrowings under our existing credit facilities, issuance of new debt or equity securities, and possible sales of assets.

        We believe inflation has not had a material effect on our financial condition or results of operations; however, there can be no assurance that we will not be affected by inflation in the future. Declines in building activity that may occur during winter affect our building products businesses. In addition, some operating costs may increase at facilities affected by cold weather. Seasonal influences, however, are generally not significant.

Off-Balance-Sheet and Other Contractual Arrangements and Guarantees

        For information on off-balance-sheet and other contractual arrangements and guarantees, see our Annual Report on Form 10-K for the year ended December 31, 2002, as filed on March 4, 2003. At June 30, 2003, there had been no material changes to our contractual obligations outside the ordinary course of business or material changes to the guarantees disclosed in our 2002 Annual Report on Form 10-K.

Timber Supply and Environmental Issues

        For information on timber supply and environmental issues, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed on March 4, 2003.

Critical Accounting Estimates

        For information on critical accounting estimates, see our Annual Report on Form 10-K for the year ended December 31, 2002, as filed on March 4, 2003, and the information described below.

Pensions

        Most of our U.S. employees are covered by noncontributory defined benefit pension plans. We account for these costs in accordance with SFAS No. 87, Employer's Accounting for Pensions. This statement requires us to calculate our pension expense and liabilities using actuarial assumptions, including a discount rate assumption and a long-term asset return assumption. We base our discount rate assumption on the rates of return on high-quality bonds currently available and expected to be available during the period to maturity of the pension benefits. We base our long-term asset return assumption on the average rate of earnings expected on invested funds. We believe that the accounting estimate related to pensions is a critical accounting estimate because it is highly susceptible to change from period to period, based on the performance of plan assets, actuarial valuations, and changes in interest rates, and the effect on our financial position and results of operations could be material. The estimate for pensions is a critical accounting estimate for all of our segments.

        At December 31, 2002, we set our 2003 discount rate assumption at 6.75% and our expected return on plan assets at 8.5%. Using these assumptions, we estimate that our 2003 pension expense will be approximately $75 million. If we decreased our discount rate assumption to 6.5%, our 2003 pension expense would be approximately $80 million, and if we increased our discount rate assumption to 7%, our 2003 pension expense would be approximately $70 million. If we decreased our expected return on plan assets to 8%, our 2003 pension expense would be approximately $80 million, and if we increased our expected return on plan assets to 9%, our 2003 pension expense would be approximately $70 million.

        Plan contributions include required minimums and, in some years, additional discretionary amounts. In 2003, the required minimum contribution to our pension plans is $26 million. As of June 30, 2003, we have contributed $20 million and expect to contribute another $40 million to $80 million during the second half of 2003. We expect to make similar contributions in 2004. We anticipate having sufficient liquidity to meet our future pension contribution requirements.

        The amount of minimum pension liability is determined based on the value of plan assets compared to the plans' accumulated benefit obligation. Because of negative returns on plan assets and a decrease in the discount rate in 2002, our minimum pension liability increased significantly, resulting in a decrease in 2002 of $188.0 million in shareholders' equity in "Accumulated other comprehensive loss." The change in the minimum pension liability that we will record on December 31, 2003, will be dependent on the actual market value of plan assets on that date and the discount rate assumption used to value the accumulated benefit obligation on that date. As of June 30, 2003, the market value of plan assets has increased, compared with the value at December 31, 2002. However, interest rates have declined, which may cause us to lower our discount rate assumption when we value the plans' accumulated benefit obligation as of December 31, 2003. This could result in another increase in our minimum pension liability and a decrease in shareholders' equity in "Accumulated other comprehensive loss." When recorded, the adjustments to the minimum pension liability are noncash and do not affect net income (loss).

        Our revolving credit agreement contains financial covenants relating to minimum net worth, minimum interest coverage ratio, and ceiling ratio of debt to capitalization. Under this agreement, the payment of dividends depends on the existence and amount of net worth in excess of the defined minimum. Our net worth at June 30, 2003, exceeded the defined minimum by $97.7 million.

Long-Lived Asset Impairment

        We review long-lived assets held and used by us for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. We account for the impairment of long-lived assets in all of our segments in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that, for assets held and used, we use estimates of future cash flows to test the recoverability of long-lived assets. Long-lived assets classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell.

        Long-lived asset impairment is a critical accounting estimate as it is highly susceptible to change from period to period. To measure future cash flows, we are required to make assumptions about future production volumes, future pricing of commodity products, and future expenses to be incurred. In addition, estimates of future cash flows may change based on the availability of timber, environmental requirements, capital spending, and other strategic management decisions.

        Due to the numerous variables associated with our judgments and assumptions relating to the valuation of assets and the effects of changes in circumstances affecting these valuations (timber availability, environmental requirements, capital spending, and other management decisions), both the precision and reliability of the resulting estimates of the related impairment charges are subject to uncertainties, and as additional information becomes known, we may change our estimates.

Recently Issued Accounting Standards Not Yet Adopted

        In May 2003, the FASB issued SFAS No. 150, Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of free-standing financial instruments that embody obligations for the issuer. The statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective for existing financial instruments entered into before May 31, 2003, on July 1, 2003. We did not enter into any financial instruments within the scope of this statement during June 2003. Accordingly, we adopted the provisions of SFAS No. 150 on July 1, 2003. As a result of adopting the statement on July 1, 2003, we reclassified $172.5 million of "Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent" from "Minority interest" to "Debt" in our Consolidated Balance Sheet. We will prospectively recognize distributions on these securities as "Interest expense" rather than "Minority interest, net of income tax" in our Consolidated Statements of Income (Loss). There will be no net effect on earnings. As a result of the change, we will recognize about $3.2 million of additional interest expense each quarter and no minority interest, net of income tax.

PROPOSED ACQUISITION OF OFFICEMAX

        On July 13, 2003, we agreed to acquire OfficeMax. Pursuant to the acquisition agreement, our subsidiary will merge with and into OfficeMax, with OfficeMax continuing as the surviving corporation and our wholly owned subsidiary. The aggregate consideration payable by Boise to OfficeMax shareholders will consist of 60% Boise common stock and 40% cash. At the effective time of the acquisition, each issued and outstanding OfficeMax common share will be converted into the right to receive, at the election of the holder, and subject to proration as described below, either:

  •
  a number of shares of Boise common stock equal to the exchange ratio; or

  •
  $9.00 in cash, subject to increase or decrease as described below.

        The exchange ratio will be determined by dividing $9.00 by the average closing sale prices for Boise common stock on the New York Stock Exchange Composite Transactions Tape for each of the ten consecutive trading days ending with the second complete trading day prior to the closing date of the merger. The exchange ratio is, however, subject to a collar. If the ten-day average price is greater than $25.77 per share, the exchange ratio will be 0.3492, and if the ten-day average price is less than $21.09 per share, the exchange ratio will be 0.4268. If the ten-day average price is greater or less than the collar, the $9.00 in cash will be increased or decreased by the product of (i) the amount by which the ten-day average price is greater than or less than the collar, (ii) the exchange ratio and (iii) 25%. Based on the average price of the Boise common stock as of September 18, 2003 of $28.21 per share and the number of outstanding OfficeMax common shares on that date, we estimate that the cash portion of the total consideration will be $478 million. We also estimate that we will incur transaction costs of $25 million. The actual amount of the cash consideration will be dependent upon the average Boise stock price and the number of outstanding OfficeMax common shares at the time the acquisition becomes effective and could be more or less than $478 million.

        The acquisition agreement provides that if holders of more than or less than 60% of the outstanding OfficeMax common shares elect to receive Boise common stock, shareholder elections will be prorated pursuant to the acquisition agreement so that the number of OfficeMax common shares to be converted to Boise common stock will equal 60% of OfficeMax common shares outstanding immediately prior to the effective time of the acquisition.

        We expect the acquisition to be completed in the fourth quarter of 2003. Consummation of the acquisition is subject, however, to a number of customary conditions, including, among others, the receipt of the approval of OfficeMax shareholders and of our stockholders. Either company may waive certain other conditions for the benefit of it or its stockholders, as applicable, and complete the transaction even though one or more of such conditions has not been met. The 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the transaction expired on August 29, 2003.

        We and OfficeMax may mutually agree at any time before the effective time of the acquisition to terminate the acquisition agreement. Also, either company may terminate the acquisition agreement, without the consent of the other, before the effective time of the acquisition if:

  •
  OfficeMax shareholders fail to approve and adopt the acquisition agreement at the OfficeMax special meeting of shareholders;

  •
  our stockholders fail to approve and adopt the acquisition agreement at our special meeting of stockholders;

  •
  the transaction is not consummated on or before January 31, 2004, unless extended to March 31, 2004 as provided in the acquisition agreement;

  •
  any court or governmental entity prohibits the transaction;

  •
  the other party breaches a covenant, agreement, representation or warranty contained in the acquisition agreement that would give rise to the failure of a condition set forth in the acquisition agreement; or

  •
  any condition to the obligation of the other party to complete the transaction is not capable of being satisfied.

        In addition, we or OfficeMax may terminate the acquisition agreement in certain circumstances related to the receipt of a takeover proposal from a third party. Such termination may require, however, the payment of a termination fee of $45 million to the other party.

        On August 6, 2003, a complaint was filed against OfficeMax and some of its directors in the Court of Common Pleas, Cuyahoga County, Ohio. The complaint purports to be brought as a class action on behalf of OfficeMax's shareholders. The complaint alleges that OfficeMax and its board of directors breached their fiduciary duties by approving the terms of the proposed acquisition. The complaint seeks an order preventing OfficeMax from proceeding with the transaction, along with other injunctive relief. OfficeMax believes the complaint is without merit and intends to vigorously contest the action.

SELECTED HISTORICAL FINANCIAL DATA OF OFFICEMAX

        The following is a summary of selected consolidated financial data of OfficeMax for each of the fiscal years in the five-year period ended January 25, 2003 and the 26-week periods ended July 27, 2002 and July 26, 2003. The operating results for the 26-week period ended July 26, 2003 are not necessarily indicative of results for the full fiscal year ending January 24, 2004. The information with respect to each of the fiscal years in the five-year period ended January 25, 2003 is based on the consolidated financial statements of OfficeMax contained in its Annual Reports on Form 10-K for the fiscal years ended January 27, 2001, January 26, 2002 and January 25, 2003. The information with respect to the 26-week periods ended July 27, 2002 and July 26, 2003 is derived from the unaudited consolidated financial statements of OfficeMax contained in its Quarterly Report on Form 10-Q for the period ended July 26, 2003. All of the information in this summary is qualified in its entirety by reference to such documents. This summary should be read together with the consolidated financial statements, the accompanying notes and OfficeMax's management's discussion and analysis of financial condition and results of operations of OfficeMax contained in the reports of OfficeMax referred to above.

OfficeMax Historical Financial Data

	Fiscal Year Ended(6)					26 Weeks Ended(6)
	January 23, 1999(1)	January 22, 2000(2)	January 27, 2001(3)	January 26, 2002(4)	January 25, 2003(5)	July 27, 2002(5)	July 26, 2003
	(in millions, except per share amounts)
Sales	$4,326.0	$4,815.0	$5,121.3	$4,625.9	$4,775.6	$2,184.4	$2,272.5
Net income (loss)	48.6	10.0	(133.2)	(309.5)	73.7	30.2	(16.9)
Earnings (loss) per common share:
Basic	0.40	0.09	(1.20)	(2.72)	0.60	0.24	(0.14)
Diluted	0.39	0.09	(1.20)	(2.72)	0.59	0.24	(0.14)
Total assets	2,231.9	2,275.0	2,293.3	1,755.0	1,785.4	1,776.5	1,716.5
Total long-term debt	16.4	15.1	1.7	1.5	1.4	1.5	1.3
Redeemable preferred shares	—	—	52.3	21.8	21.8	21.8	—
Other financial data:
Depreciation and amortization	$73.9	$89.1	$101.5	$105.3	$90.2	$44.3	$44.9
Capital expenditures	120.8	117.2	134.8	49.2	49.2	24.4	38.3
EBITDA(7)	161	122	(92)	(97)	115	21	30

(1)
In conjunction with its decision to realign its former Computer Business segment, OfficeMax recorded a pre-tax charge of $79,950,000 in the fiscal year ended January 23, 1999. The charge provided for the liquidation of discontinued computer inventory and the write-off of other assets directly related to OfficeMax's discontinued former Computer Business segment. The charge reduced net income by $49,889,000, or $0.41 per diluted share.

(2)
In order to effect the acceleration of its supply-chain management initiative and the implementation of OfficeMax's new warehouse management system, OfficeMax decided to eliminate select current products on hand as part of its program of merchandise and vendor rationalization. In connection with this decision, OfficeMax recorded a pre-tax markdown charge of $77,372,000 in the fiscal year ended January 22, 2000. The charge reduced net income by $49,518,000, or $0.43 per diluted share.

(3)
In conjunction with its decision to close 50 underperforming domestic superstores, OfficeMax recorded, in the fiscal year ended January 27, 2001, pre-tax charges of $109,578,000 for store closing and asset impairment and $8,244,000 for inventory liquidation. These charges reduced net income by $71,789,000, or $0.64 per diluted share. Also in the fiscal year ended January 27, 2001, OfficeMax recorded a $19,465,000 pre-tax charge for a litigation settlement. The litigation settlement charge reduced net income by $11,679,000, or $0.10 per diluted share.

(4)
In the fiscal year ended January 26, 2002, OfficeMax recorded a pre-tax charge of $10,000,000 to record a reserve for legal matters. The charge increased the net loss by $6,050,000, or $0.05 per diluted share. Also in the fiscal year ended January 26, 2002, OfficeMax recorded a valuation allowance of $170,616,000 to reduce to zero the value of its net deferred tax assets, including amounts related to its net operating loss carryforwards. The valuation allowance reduced net income by $1.49 per diluted share. In conjunction with its decision to close 29 underperforming domestic superstores, OfficeMax recorded net, pre-tax charges of $76,761,000 for store closing and asset impairment and $3,680,000 for inventory liquidation during the fiscal year ended January 26, 2002. These charges for store closing, asset impairment and inventory liquidation reduced net income by $49,955,000, or $0.44 per diluted share.

(5)
On March 9, 2002, President Bush signed into law the "Job Creation and Worker Assistance Act" (H.R. 3090). This new tax law temporarily extended the carryback period for net operating losses incurred during OfficeMax's taxable years ended in 2001 and 2000 to five years from two years. In the fiscal quarter ended April 27, 2002 (the first quarter of the fiscal year ended January 25, 2003), OfficeMax reversed a portion of the valuation allowance for its net deferred tax assets recorded during the fiscal year ended January 26, 2002 and recognized an income tax benefit of $57,500,000 due to the extension of the carryback period. The income tax benefit increased net income per diluted share by $0.46 in the fiscal year ended January 25, 2003 and the 26 weeks ended July 27, 2002.

(6)
The fiscal year ended on January 27, 2001 included 53 weeks. The fiscal years ended on January 25, 2003, January 26, 2002, January 22, 2000 and January 23, 1999 included 52 weeks.

(7)
EBITDA is not an alternative measure of operating results or cash flows from operations as determined in accordance with generally accepted accounting principles, but is included because it permits a more comprehensive analysis of OfficeMax's operating performance relative to other companies and is a widely accepted indicator of the ability to incur and service debt and make capital expenditures. EBITDA as presented here may not be comparable to similarly titled measures reported by other companies. The reconciliation from net income (loss) to EBITDA is presented below.

	Fiscal Year Ended(6)					26 Weeks Ended(6)
	January 23, 1999	January 22, 2000	January 27, 2001	January 26, 2002	January 25, 2003	July 27, 2002	July 26, 2003
	(in millions)
Net income (loss)	$49	$10	$(133)	$(309)	$74	$30	$(17)
Add (deduct):
Minority Interest, net of income tax	—	—	2	3	2	1	1
Income tax provision (benefit)	32	12	(79)	90	(58)	(58)	—
Interest expense, net	6	11	16	14	6	4	1
Depreciation and amortization	74	89	102	105	91	44	45

EBITDA	$161	$122	$(92)	$(97)	$115	$21	$30

        Below is a table of charges included in OfficeMax's historical operating results. We present these items because they provide investors with helpful information to assess OfficeMax's ongoing performance. These items are discussed in more detail in the footnotes above.

	Fiscal Year Ended(6)					26 Weeks Ended(6)
	January 23, 1999	January 22, 2000	January 27, 2001	January 26, 2002	January 25, 2003	July 27, 2002	July 26, 2003
	(in millions)
Discontinued operations	$80	$—	$—	$—	$—	$—	$—
Merchandise and vendor rationalization	—	77	—	—	—	—	—
Store closings, asset impairment, and inventory liquidation from store closings	—	—	118	81	—	—	—
Litigation settlement	—	—	19	—	—	—	—
Reserve for legal matters	—	—	—	10	—	—	—

	$80	$77	$137	$91	$—	$—	$—

BOISE'S MANAGEMENT

        Our executive officers as of September 22, 2003 were as follows:

Name	Age	Position or Office	Date First Elected as Officer
George J. Harad	59	Chairman of the Board and Chief Executive Officer	May 11, 1982

Mr. Harad is the company's Chairman and Chief Executive Officer. He became a director and President of the company in 1991. He was elected Chief Executive Officer of Boise in 1994 and became Chairman of the Board in 1995. He joined Boise in 1971.
John C. Bender	62	Senior Vice President	February 13, 1990
Mr. Bender has served as Senior Vice President, Boise Building Solutions, since 1999 and previously served as Vice President, Boise Building Solutions, beginning in 1993. He joined Boise in 1969.
Theodore Crumley	58	Senior Vice President and Chief Financial Officer	May 10, 1990
Mr. Crumley has served as Senior Vice President and Chief Financial Officer since 1994 and previously served as Vice President and Controller beginning in 1990. He joined Boise in 1972.
A. Ben Groce	62	Senior Vice President	February 8, 1991

Mr. Groce has served as Senior Vice President, Boise Paper Solutions, since 1994 and previously served as Vice President, Corporate Engineering, Procurement, and Transportation beginning in 1993. He joined Boise in 1979.
John W. Holleran	49	Senior Vice President and General Counsel	July 30, 1991
Mr. Holleran has served as Senior Vice President and General Counsel since 1996 and previously served as Vice President and General Counsel beginning in 1991. He joined Boise in 1979.
Christopher C. Milliken	58	Senior Vice President	February 3, 1995
Mr. Milliken has served as Senior Vice President, Boise Office Solutions, since 1997 and previously served as Vice President, Boise Office Solutions, beginning in 1995. He joined Boise in 1977.
Thomas E. Carlile	52	Vice President and Controller	February 4, 1994
Mr. Carlile has served as Vice President and Controller since 1994 and previously served as Director of Finance and Planning, Boise Paper Solutions, beginning in 1989. He joined Boise in 1973.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Agreement

        In March 2002, we entered into a three-year, unsecured revolving credit agreement with 14 major financial institutions. The agreement permits us to borrow as much as $560 million at variable interest rates based on either the London Interbank Offered Rate (LIBOR) or the prime rate. Borrowings under the agreement were $365 million at June 30, 2003. At June 30, 2003, our borrowing rate under the agreement was 2.1%. We have entered into interest rate swaps related to $100 million of these borrowings, which gave us an effective interest rate for outstanding borrowings under the revolving credit agreement of 3.0% at June 30, 2003.

        The revolving credit agreement contains customary conditions to borrowing, including compliance with financial covenants relating to minimum net worth, minimum interest coverage ratio, and ceiling ratio of debt to capitalization. At June 30, 2003, we were in compliance with these covenants. We will also be in compliance with these covenants after giving effect to this offering and the application of the net proceeds as described under "Use of Proceeds" and after giving effect to our acquisition of OfficeMax. As a result, no consent or waiver will be required under this agreement for this offering.

        Under the credit agreement, the payment of dividends depends on the existence and amount of net worth in excess of the defined minimum. Our net worth at June 30, 2003 exceeded the defined minimum by $97.7 million. When the credit agreement expires in June 2005, any amount outstanding will be due and payable.

Short-Term Borrowings

        At June 30, 2003 and 2002, we had $1.0 million and $30.7 million of short-term borrowings outstanding, respectively. The minimum and maximum amounts of combined short-term borrowings outstanding during the six months ended June 30, 2003, were $0 and $117.4 million and during the six months ended June 30, 2002, were $0 and $304.5 million, respectively. The average amounts of short-term borrowings outstanding during the six months ended June 30, 2003 and 2002, were $52.0 million and $61.0 million, respectively. The average interest rates for these borrowings were 2.1% for 2003 and 2.5% for 2002.

Notes and Debentures

        As of June 30, 2003, we had outstanding borrowings of approximately $918.4 million, net of unamortized discounts, as publicly held notes and debentures as follows:

Principal Amount	Title
$153,229,000	7.05% notes, due in 2005
$149,879,000	7.50% notes, due in 2008
$149,858,000	9.45% debentures, due in 2009
$124,933,000	7.35% debentures, due in 2016
$322,705,000	Medium-term notes, Series A, with interest rates averaging 4.02% to 8.28%, due in varying amounts annually through 2019
$17,787,000	American & Foreign Power Company Inc. 5% debentures, due in 2030

        In May 1998, our wholly owned subsidiary, Boise Cascade Office Products Corporation, issued $150.0 million of 7.05% notes, and in March 2002, we entered into an interest rate swap with a notional amount of $50 million that converts $50 million of the notes to variable-rate debt based on six-month LIBOR plus approximately 2.2%. The effective interest rate at June 30, 2003 was 3.5%. This swap expires in May 2005.

        On August 11, 2003, we issued $50 million of 8-year, 7.45% medium-term notes in addition to the medium-term notes disclosed above.

Revenue Bonds

        At June 30, 2003, we had outstanding borrowings of approximately $232.5 million, net of unamortized discounts, under industrial revenue bonds with interest rates ranging from 5.50% to 7.20%, due in varying amounts annually through 2029.

Guarantee of Employee Stock Ownership (ESOP) Debt

        We have guaranteed the notes issued by the ESOP Trust that is part of our Savings and Supplemental Retirement plan for our U.S. salaried employees. At June 30, 2003, we had $40.5 million recorded in debt in our Consolidated Balance Sheets, along with an offset in the shareholders' equity section that is titled "Deferred ESOP benefit." The 8.4% interest rate on the guaranteed debt is subject to adjustment for events described in the loan agreement and the debt is due in installments through June 2004. We have guaranteed certain tax indemnities on the ESOP debt. Upon certain occurrences relating to a change in control and/or adverse changes in our credit ratings we may become obligated to repurchase the notes from the current holders.

Other

        During second quarter 2003, we arranged a $33.5 million sale-leaseback of equipment at our HomePlate™ siding facility near Elma, Washington, of which $32.3 million was funded on June 30, 2003. The sale-leaseback was accounted for as a financing arrangement and has a base term of seven years and an interest rate of 4.67%.

        At June 30, 2003, we had a floating rate term loan of $20 million due on April 28, 2005. The interest rate is determined on the basis of three month LIBOR plus a spread determined on the same basis as the spread on our revolving credit agreement. The agreement incorporates the covenants of our revolving credit agreement by reference.

        At June 30, 2003, we had $193 million of unused borrowing capacity registered with the Securities and Exchange Commission (SEC) for additional debt securities. In August, we issued $50 million, 8-year, 7.45% medium-term notes under this shelf registration. In addition, at June 30, 2003, we had $500 million in universal shelf capacity registered with the SEC. We are making this offering under that universal shelf registration.

New Accounting Standard Affecting Our Indebtedness

        In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity. On July 1, 2003, this standard required us to reclassify $172.5 million of "Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent" from "Minority interest" to "Debt" in our Consolidated Balance Sheet. We will prospectively recognize distributions on these securities as "Interest expense" rather than "Minority interest, net of income tax" in our Consolidated Statement of Income (Loss). There will be no net effect on earnings. As a result of the change, we will recognize about $3.2 million of additional interest expense each quarter and no minority interest, net of income tax. The reclassification of these securities to debt did not affect our financial covenants discussed above.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Definitions." In this section, references to "Boise," "we," "us," "our" and "our company" refer only to Boise Cascade Corporation and not to any of its subsidiaries. References to the "notes" refer to the 2010 notes and the 2013 notes collectively.

        We will issue the notes under the indenture between U.S. Bank Trust National Association, as trustee, and us dated as of October 1, 1985, as supplemented on December 20, 1989, August 1, 1990 and December 5, 2001 and to be further supplemented to provide for the issuance of the notes. The term "indenture" in this prospectus supplement refers to the indenture as supplemented and to be supplemented. When we refer to the "date of the indenture," we mean the date as of which the indenture is supplemented by the supplemental indenture that provides for the issuance of the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Definitions" have the meanings assigned to them in the indenture. You should read this description together with "Description of Debt Securities" in the accompanying prospectus.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

        The notes will be:

  •
  our general unsecured obligations;

  •
  pari passu in right of payment with all of our existing and future unsecured senior Indebtedness;

  •
  effectively junior to our secured Indebtedness up to the value of the collateral securing such Indebtedness; and

  •
  senior in right of payment to any of our future subordinated Indebtedness.

        As of the date of the indenture, all but one of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Covenants—Designation of Restricted and Unrestricted Subsidiaries," we may from time to time designate any of our subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

        Boise will issue $              million in aggregate principal amount of 2010 notes and $              million in aggregate principal amount of 2013 notes in this offering. Subject to compliance with the covenant described below under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Boise may issue additional notes under the indenture from time to time after this offering. In the case of each series, the notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Boise will issue notes in denominations of $1,000 and integral multiples of $1,000. The 2010 notes will mature on October     , 2010, and the 2013 notes will mature on October     , 2013.

        Interest on the 2010 notes will accrue at the rate of       % per annum and will be payable semi-annually in arrears on April     and October     of each year, beginning on April     , 2004. Boise will make each interest payment to the holders of record on the immediately preceding                     and                    .

        Interest on the 2013 notes will accrue at a rate of       % per annum and will be payable semi-annually in arrears on April     and October     of each year, beginning on April     , 2004. Boise will make each interest payment to the holders of record on the immediately preceding                     and                    .

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        For so long as the notes remain in the form of global securities, we will pay all principal, interest and premium, if any, on the notes to the applicable depository or its nominee as the registered holder of the global securities representing the notes. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Boise elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar for the notes. Boise may change the paying agent or registrar without prior notice to the holders of the notes, and Boise or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Boise is not required to transfer or exchange any note selected for redemption. Also, Boise is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

2010 Notes

        At any time, Boise may at its option redeem all or part of the 2010 notes upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to the greater of (1) 100% of the principal amount of the 2010 notes being redeemed and (2) as determined by the Quotation Agent, the sum of the present value of 100% of the principal amount of the 2010 notes being redeemed, plus the present values of all scheduled payments of interest on such 2010 notes to and including October     , 2010 (but not including accrued and unpaid interest to the redemption date), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together in each case with accrued and unpaid interest to the applicable redemption date.

        Additionally, at any time prior to October     , 2006, Boise may at its option on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2010 notes issued under the related indenture at a redemption price equal to       % of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of the 2010 notes issued on the date of the related indenture remains outstanding immediately after the occurrence of such redemption (excluding 2010 notes held by Boise and its Subsidiaries); and

          (2)   the redemption occurs within 120 days of the date of the closing of such Equity Offering.

2013 Notes

        At any time prior to October     , 2008, Boise may at its option redeem all or part of the 2013 notes upon not less than 30 nor more than 60 days' prior notice at a redemption price equal to the greater of (1) 100% of the principal amount of the 2013 notes being redeemed and (2) as determined by the Quotation Agent, the sum of the present value of 100% of the principal amount of the 2013 notes being redeemed, plus the present values of all scheduled payments of interest on such 2013 notes to and including October     , 2013 (but not including accrued and unpaid interest to the redemption date), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together in each case with accrued and unpaid interest to the applicable redemption date.

        Additionally, at any time prior to October     , 2006, Boise may at its option on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2013 notes issued under the related indenture at a redemption price equal to       % of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of the 2013 notes issued on the date of the related indenture remains outstanding immediately after the occurrence of such redemption (excluding 2013 notes held by Boise and its Subsidiaries); and

          (2)   the redemption occurs within 120 days of the date of the closing of such Equity Offering.

        On or after October     , 2008, Boise may redeem all or a part of the 2013 notes upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the 2013 notes to be redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October     of the years indicated below:

Year	Percentage
2008		%
2009		%
2010		%
2011 and thereafter	100.0%

Mandatory Redemption

        Boise is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs at any time prior to a Fall Away Event, unless Boise has exercised its right to redeem the notes as described above under the caption "—Optional Redemption," each holder of notes will have the right to require Boise to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control offer on the terms set forth in the indenture for a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of repurchase. Within 30 days following any Change of Control, Boise will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

        Boise will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Boise will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control payment date, Boise will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control offer;

          (2)   deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes being purchased by Boise.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        Boise will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

        Prior to a Fall Away Event, the provisions described above that require Boise to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Boise repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Boise will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by Boise and purchases all notes properly tendered and not withdrawn under the Change of Control offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Boise and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Boise to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Boise and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        Boise will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   Boise (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by Boise's Board of Directors, or Boise's Chief Executive Officer if less than or equal to $25.0 million, of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by Boise or such Restricted Subsidiary is in the form of cash or Replacement Assets, or a combination of both. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on Boise's most recent consolidated balance sheet, of Boise or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to an agreement that releases Boise or such Restricted Subsidiary from further liability or with respect to which the transferee has granted a full and complete indemnity to Boise or such Restricted Subsidiary;

            (b)   any securities, notes or other obligations received by Boise or any such Restricted Subsidiary from such transferee that are converted by Boise or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 180 days after receipt; and

            (c)   Cash Equivalents.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Boise or any Restricted Subsidiary may apply those Net Proceeds:

          (1)   to repay Indebtedness and other Obligations under any Credit Facility;

          (2)   to repay (or repurchase) any secured Indebtedness;

          (3)   to repay (or repurchase) any Indebtedness of a Restricted Subsidiary;

          (4)   to repay (or repurchase) any Indebtedness with a final Stated Maturity that is prior to the final Stated Maturity of the notes;

          (5)   to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indenture);

          (6)   to make a capital expenditure;

          (7)   to acquire other long-term assets that are used or useful in a Permitted Business; or

          (8)   to fund working capital requirements associated with the termination of a Receivables Program.

Pending the final application of any Net Proceeds, Boise and any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. For purposes of this paragraph, expenditures on the foregoing items shall be deemed to be made first from applied Net Proceeds and then from other cash.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, Boise will, within 30 days, make an offer to all holders of notes, and, at Boise's option, to all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale offer will be equal to 100% of the principal amount of the notes being repurchased plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale offer, Boise may use those Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale offer exceeds the amount of Excess Proceeds, the trustees will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of (1) each Asset Sale offer and (2) a Permitted Spin-Off Transaction, the amount of Excess Proceeds will be reset at zero.

        Boise will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Boise will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        Our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources. Our failure to make or consummate an Asset Sale or Change of Control offer or pay the applicable Asset Sale or Change of Control payment when due would result in an Event of Default and would give the trustee and the holders of the notes the rights described below under the caption "—Events of Default and Remedies."

Selection and Notice

        If less than all of the 2010 notes or 2013 notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1)   if the applicable notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which they are listed; or

          (2)   if the applicable notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of either of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Covenants

Changes in Covenants When Notes Rated Investment Grade

        If on any date following the date of the indenture either series of notes has an Investment Grade Rating from two or more Rating Agencies and no Default or Event of Default has occurred and is continuing (a "Fall Away Event"), then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of those notes, the provisions of the indenture summarized under the following captions will no longer be applicable to that series of notes:

          (1)   "—Repurchase at the Option of Holders;"

          (2)   "—Covenants—Restricted Payments;"

          (3)   "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" (except the last paragraph of such covenant);

          (4)   "—Covenants—Liens" (but only the first paragraph of such covenant);

          (5)   "—Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;"

          (6)   "—Covenants—Merger, Consolidation or Sale of Assets" (but only clause (4) of such covenant);

          (7)   "—Covenants—Transactions with Affiliates;"

          (8)   "—Covenants—Sale and Leaseback Transactions" (but only the first paragraph of such covenant);

          (9)   "—Covenants—Payments for Consent;"

          (10) "—Covenants—Business Activities;" and

          (11) "Events of Default and Remedies" (but only the first two paragraphs of such covenant).

        The provisions under the caption "Description of Debt Securities—Provisions Applicable to Senior Debt Securities—Material Covenants" of the accompanying prospectus do not apply before a Fall Away Event and are superseded to the extent described in this prospectus supplement.

        If either series of the notes achieves an Investment Grade Rating, there can be no assurance that such rating will be maintained.

Restricted Payments

        Boise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of Boise's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Boise) or to the direct or indirect holders of Boise's Equity

  Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Boise);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Boise) any Equity Interests of Boise;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof (other than (x) intercompany Indebtedness permitted under clause (7) of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (y) the purchase, repurchase or other acquisition of subordinated Indebtedness purchased in anticipation of satisfying a payment of principal at the Stated Maturity thereof, in each case within one year of such Stated Maturity); or

          (4)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing;

          (2)   Boise could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Boise and its Restricted Subsidiaries after October 1, 2003 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income of Boise for the period (taken as one accounting period) beginning October 1, 2003 to the end of Boise's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), provided that for the purposes of this clause (a), in the event of a Permitted Spin-Off Transaction, Consolidated Net Income shall thereafter be calculated on a pro forma basis, as if such Permitted Spin-Off Transaction had been consummated on October 1, 2003, plus

            (b)   100% of the aggregate net cash proceeds received by Boise since October 1, 2003 (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Boise (other than Disqualified Stock) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Boise upon conversion into or exchange for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Boise), plus

            (c)   100% of the fair market value as of the date of issuance of any Equity Interests (other than Disqualified Stock) issued by Boise as consideration for the purchase by Boise or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indenture), other than Equity Interests issued by Boise in connection with its acquisition of OfficeMax, plus

            (d)   to the extent that any Restricted Investment that was made after October 1, 2003 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

            (e)   to the extent that any Unrestricted Subsidiary of Boise is redesignated as a Restricted Subsidiary after October 1, 2003, the lesser of (i) the fair market value of Boise's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2)   any Restricted Payments required to complete the acquisition of OfficeMax or a Permitted Spin-Off Transaction;

          (3)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Boise or any Restricted Subsidiary or of any Equity Interests of Boise in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Boise) of, Equity Interests of Boise (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

          (4)   the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Boise or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (5)   so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Boise or any Restricted Subsidiary of Boise from employees, former employees, directors or former directors of Boise or any of its Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of the employment of such employees or former employees or termination of the term of such director or former director; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period; provided further that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by Boise and its Restricted Subsidiaries after October 1, 2003 less the amount of any Restricted Payments previously made pursuant to this proviso;

          (6)   the repurchase, redemption or other acquisition or retirement for value of Boise's Series D Preferred Stock held by the trustee for Boise's 1989 Employee Stock Ownership Plan;

          (7)   repurchases of Equity Interests deemed to occur upon (i) the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof and (ii) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith;

          (8)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Boise issued in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent such dividends are included in the definition of Fixed Charges;

          (9)   so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends to holders of Boise's common stock, provided that any such dividends declared and paid pursuant to this clause (9) shall not exceed $20.0 million in any fiscal quarter; or

          (10) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (10), not to exceed $30.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Boise or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be final and binding and will be delivered to the trustees.

Incurrence of Indebtedness and Issuance of Preferred Stock

        Boise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Boise will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Boise may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for Boise's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness, Disqualified Stock or preferred stock, as applicable (collectively, "Permitted Debt"):

          (1)   the incurrence by Boise and the Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Boise and the Restricted Subsidiaries thereunder) not to exceed the greater of:

            (a)   the Designated Facilities Amount; or

            (b)   the Borrowing Base as of the date of such incurrence;

          (2)   the incurrence by Boise and its Restricted Subsidiaries of the Existing Indebtedness;

          (3)   the incurrence by Boise of Indebtedness represented by the notes to be issued on the date of the indenture;

          (4)   the incurrence by Boise or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment (whether through the direct purchase of assets or through the purchase of the Capital Stock of any Person owning such assets) used in the business of Boise or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (i) $75.0 million or (ii) 3.0% of the Consolidated Net Tangible Assets of Boise and its Restricted Subsidiaries;

          (5)   the incurrence by Boise or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (12), (13), (16), (17) or (19) of this paragraph;

          (6)   the incurrence by Boise or any of its Restricted Subsidiaries of obligations with respect to letters of credit securing obligations entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if drawn upon, such drawing is reimbursed within five Business Days following receipt of a demand for reimbursement;

          (7)   the incurrence by Boise or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Boise and any of its Restricted Subsidiaries; provided, however, that:

            (a)   if Boise is the obligor on such Indebtedness and such Indebtedness is held by a Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Boise or a Restricted Subsidiary of Boise and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Boise or a Restricted Subsidiary of Boise will be deemed, in each case, to constitute an incurrence of such Indebtedness by Boise or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

          (8)   the issuance of shares of preferred stock by a Restricted Subsidiary to Boise or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which, in either case, results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Boise or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock that was not permitted by this clause (8);

          (9)   the incurrence by Boise or any of its Restricted Subsidiaries of:

            (a)   Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

            (b)   Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business; and

            (c)   Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations of Boise or any of its Restricted Subsidiaries incurred in connection with the disposition of any business, assets or Subsidiary of Boise in an aggregate amount not to exceed the gross proceeds actually received by Boise or any Restricted Subsidiary in connection with such disposition;

          (10) the guarantee by Boise or any of its Restricted Subsidiaries of Indebtedness of Boise or a Restricted Subsidiary of Boise that was permitted to be incurred by another provision of this covenant, provided that, in the case of a Restricted Subsidiary (other than the guarantee by Boise Cascade Office Products Corporation or OfficeMax, Inc. of Indebtedness and letters of credit under Credit Facilities), the notes are guaranteed equally and ratably with such Indebtedness;

          (11) the incurrence by Boise or any of its Restricted Subsidiaries of Indebtedness represented by letters of credit for the account of Boise or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, environmental remediation or other environmental matters or payment obligations in connection with self-insurance or similar requirements, in each case to the extent arising in the ordinary course of business;

          (12) the incurrence by Boise or any of its Restricted Subsidiaries of Indebtedness represented by industrial revenue bonds incurred to finance the construction or improvement of their respective operations in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (i) $50.0 million or (ii) 2.0% of the Consolidated Net Tangible Assets of Boise and its Restricted Subsidiaries;

          (13) the incurrence by any Receivables Subsidiary of Indebtedness pursuant to a Receivables Program; provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (13) at any one time outstanding does not exceed the Designated Receivables Amount;

          (14) the incurrence by Boise or a Restricted Subsidiary of Indebtedness to the extent the net proceeds thereof are promptly deposited to defease all outstanding notes as described in the accompanying prospectus under the caption "Description of Debt Securities—Provisions Applicable to All Debt Securities—Satisfaction, Discharge and Defeasance Prior to Maturity or Redemption;"

          (15) the incurrence by Boise or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar institution inadvertently drawn against insufficient funds in the ordinary course of business;

          (16) the incurrence by any Restricted Subsidiary of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed the excess of (i) $300.0 million over (ii) the principal amount then outstanding of the 7.05% Notes due May 15, 2005 of Boise Cascade Office Products Corporation and Permitted Refinancing Indebtedness incurred to refund, refinance or replace such notes;

          (17) Indebtedness of OfficeMax existing at the time of Boise's acquisition of OfficeMax;

          (18) the remarketing of the preferred securities that are part of the 7.50% Adjustable Conversion-rate Equity Security Units of Boise and Boise Cascade Trust I pursuant to the terms of such securities; and

          (19) the incurrence by Boise of additional Indebtedness or the issuance of Disqualified Stock by Boise at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (19), not to exceed $150.0 million.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant:

          (1)   in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Boise will be permitted to classify such item of Indebtedness on the date of its incurrence, or, subject to clause (2) below, later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

          (2)   Indebtedness under Credit Facilities outstanding on the date of the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and Indebtedness under a Receivables Program outstanding on the date of the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (13) of the definition of Permitted Debt, and Boise will not be permitted to reclassify any portion of such Indebtedness thereafter;

          (3)   the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted;

          (4)   the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Boise as accrued; and

          (5)   the maximum amount of Indebtedness that Boise or a Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

        After a Fall Away Event, no Restricted Subsidiary shall, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt) unless it Guarantees the notes; provided, however, that a Restricted Subsidiary may incur Indebtedness (including Acquired Debt) in an aggregate principal amount at any time outstanding not to exceed 5.0% of the Consolidated Net Tangible Assets of Boise and its Restricted Subsidiaries.

Liens

        Prior to a Fall Away Event, Boise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien securing Indebtedness, Attributable Debt or trade payables (other than Permitted Liens) on any asset now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with (or prior to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

        After a Fall Away Event, the indenture provides that neither Boise nor any Restricted Subsidiary shall incur, issue, assume, or guarantee any Indebtedness secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of Boise or any Restricted Subsidiary, or on any stock or Indebtedness of any Restricted Subsidiary, unless either:

          (1)   Boise secures or causes the Restricted Subsidiary to secure the securities issued under the indenture equally and pro rata with, or at Boise's option, prior to, the secured Indebtedness; or

          (2)   the total amount of all such secured Indebtedness, plus all Attributable Debt of Boise and its Restricted Subsidiaries with respect to Sale and Leaseback Transactions involving Principal Properties (except Sale and Leaseback Transactions permitted under "Sale and Leaseback Transactions" below) does not exceed 10% of Consolidated Net Tangible Assets.

        The restriction in the paragraph above does not apply to, and computations under this restriction will exclude from the total amount of secured Indebtedness, Indebtedness secured by:

          (1)   mortgages on property, any shares of stock or Indebtedness of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

          (2)   mortgages in favor of Boise or a Restricted Subsidiary;

          (3)   mortgages in favor of governmental bodies to secure progress or advance payments;

          (4)   mortgages on property, shares of capital stock or Indebtedness existing at the time the property, stock or Indebtedness is acquired (including acquisition through merger or consolidation);

          (5)   purchase money and construction Mortgages which are entered into within specified time limits;

          (6)   mortgages securing industrial revenue or pollution control bonds;

          (7)   mortgages on timberlands in connection with arrangements under which Boise or any Restricted Subsidiary is obligated to cut or pay for timber; or

          (8)   any extension, renewal, or refunding of any Mortgage referred to in the foregoing clauses.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Boise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to Boise or any of its Restricted Subsidiaries;

          (2)   make loans or advances to Boise or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to Boise or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements and any new agreements, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or new agreements, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in agreements in place on the date of the indenture;

          (2)   the indenture and the notes;

          (3)   any applicable law, rule, regulation or order;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by Boise or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments in effect on the date of acquisition;

          (5)   customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

          (6)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7)   any agreement for the sale or other disposition (including a Permitted Spin-Off Transaction) of a Restricted Subsidiary or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition (including a Permitted Spin-Off Transaction);

          (8)   Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness, taken as a whole, are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" or below under the caption "—Sale and Leaseback Transactions" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and

          (12) with respect to a Receivables Subsidiary, encumbrances and restrictions that are imposed pursuant to a Receivables Program of such Receivables Subsidiary; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger or are necessary for customary "non-consolidation" or "true sale" opinions at the time of entering into such Receivables Program in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof.

Merger, Consolidation or Sale of Assets

        The indenture provides that no consolidation or merger of Boise with or into any other corporation and no conveyance, transfer or lease of its and its Restricted Subsidiaries' properties substantially as an entirety to another corporation may be made unless:

          (1)   the surviving corporation or acquiring Person shall be a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia and shall expressly assume the payment of principal of and any premium and interest on the notes and the performance of covenants in the indenture;

          (2)   immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing;

          (3)   Boise has delivered the required officers' certificate and opinion of counsel to the trustee; and

          (4)   prior to a Fall Away Event, Boise or the Person formed by or surviving any such consolidation or merger (if other than Boise), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

provided, however, that Boise may not consolidate with or merge into any other corporation or convey its property substantially as an entirety to another corporation if any Principal Property of Boise or any Restricted Subsidiary would become subject to a Mortgage which is not expressly excluded from the restrictions or permitted by the provisions of the "Liens" covenant after a Fall Away Event, unless all the outstanding debt securities under the indenture are secured by a lien upon such Principal Property equal with or, at Boise's option, prior to the Indebtedness secured by the Mortgage.

        Notwithstanding the foregoing clause (4), if

            (a)   any Restricted Subsidiary consolidates with, merges into or transfers all or part of its properties and assets to Boise or to any other Restricted Subsidiary of Boise, or

            (b)   Boise merges with an Affiliate incorporated in the United States primarily for the purpose of reincorporating Boise in another jurisdiction,

then no violation of this covenant will be deemed to have occurred, as long as the requirements of clauses (1), (2) and (3) of this covenant are satisfied.

        Except for clause (1) of the preceding paragraph, this "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Boise and its Restricted Subsidiaries or to a Permitted Spin-Off Transaction or to any sale, assignment, transfer, conveyance or other disposition of assets between or among Boise and any of its Subsidiaries required in connection with a Permitted Spin-Off Transaction.

Transactions with Affiliates

        Boise will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms, when taken as a whole, that are no less favorable to Boise or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Boise or such Restricted Subsidiary with an unrelated Person; and

          (2)   Boise delivers to the trustees:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Boise of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by Boise or any of its Restricted Subsidiaries in the ordinary course of business with an officer, employee or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

          (2)   transactions between or among Boise and/or its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction);

          (3)   transactions with a Person that is an Affiliate of Boise solely because Boise owns an Equity Interest in, or controls, such Person;

          (4)   payment of fees to directors who are not otherwise employees of Boise;

          (5)   sales of Equity Interests (other than Disqualified Stock) to Affiliates of Boise;

          (6)   Restricted Payments that are permitted by the provisions described above under the caption "—Restricted Payments;"

          (7)   loans or advances to employees or consultants in the ordinary course of business of Boise or its Restricted Subsidiaries;

          (8)   transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment or any other transactions in connection with a Receivables Program of Boise or a Restricted Subsidiary;

          (9)   a Permitted Spin-Off Transaction and actions taken and agreements entered into between or among Boise and its Subsidiaries required to complete a Permitted Spin-Off Transaction;

          (10) transactions pursuant to or contemplated by any agreement of Boise or any Restricted Subsidiary as in effect as of the date of the indentures or any amendment thereto or any replacement agreement so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the holders than the original agreement as in effect on the date of the indenture; and

          (11) the provision of administrative services by Boise to any Unrestricted Subsidiary, so long as it does not result in an Investment in such Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of Boise may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Boise and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or Permitted Investments, as determined by Boise. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may

redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. Notwithstanding the foregoing, Boise's Chief Executive Officer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, or vice versa, if the Boise's Investment in such Subsidiary is $5.0 million or less and the redesignation would not cause a Default.

Sale and Leaseback Transactions

        Prior to a Fall Away Event, Boise will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that Boise or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

          (1)   Boise or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the first paragraph of the covenant described above under the caption "—Liens;"

          (2)   the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors, or Boise's Chief Executive Officer if less than or equal to $25.0 million, and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

          (3)   the transfer of assets in that Sale and Leaseback Transaction is permitted by, and Boise applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        After a Fall Away Event, neither Boise nor any Restricted Subsidiary may enter into any Sale and Leaseback Transaction involving any Principal Property, unless the total amount of all Attributable Debt of Boise and its Restricted Subsidiaries with respect to such transaction plus all Indebtedness secured by liens on Principal Properties (with the exception of secured Indebtedness excluded as described in "Liens" above after a Fall Away Event) would not exceed 10% of Consolidated Net Tangible Assets.

        The restriction in the paragraph above does not apply to, and computations of Attributable Debt under that restriction shall exclude, a Sale and Leaseback Transaction if:

          (1)   the lease, including renewal rights, is for three years or less;

          (2)   the Principal Property is sold or transferred within a specified period after it is acquired or constructed;

          (3)   the lease secures or relates to industrial revenue or pollution control bonds;

          (4)   the transaction is between Boise and a Restricted Subsidiary or between Restricted Subsidiaries; or

          (5)   within 180 days after the sale, Boise or the Restricted Subsidiary uses an amount of money at least equal to the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased, to retire Funded Debt of Boise or a Restricted Subsidiary, or to purchase other property which will be Principal Property at least equal in value to the Principal Property leased.

        With respect to clause (5) above, the amount used to retire Funded Debt shall be reduced by (a) the principal amount of any debentures or notes (including securities issued under the indenture) of Boise or a Restricted Subsidiary surrendered to the trustee for retirement and cancellation within 180 days after the sale of the Principal Property, and (b) the principal amount of Funded Debt, other than items referred to in the preceding clause (a), voluntarily retired by Boise or a Restricted Subsidiary within 180 days after the sale of the Principal Property.

Business Activities

        Boise will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to Boise and its Restricted Subsidiaries taken as a whole.

Payments for Consent

        Boise will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes, pro rata based on the principal amount of the notes held by such holders, that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the SEC, so long as any notes are outstanding, Boise will furnish to the trustee, within the time periods specified in the SEC's rules and regulations:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Boise were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Boise's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if Boise were required to file such reports.

Events of Default and Remedies

        With respect to each series of notes, prior to the Fall Away Event, each of the following is an "Event of Default:"

          (1)   default for 30 days in the payment when due of interest on such notes;

          (2)   default in payment when due of the principal of or premium, if any, on such notes;

          (3)   failure by Boise or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control" or "—Covenants—Merger, Consolidation or Sale of Assets;"

          (4)   failure by Boise or any of its Restricted Subsidiaries for 60 days after notice from the trustee or the holders of at least 25% in aggregate principal amount of either series of the notes outstanding to comply with any of the other agreements in the applicable indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Boise or any of its Significant Subsidiaries (or the payment of which is guaranteed by Boise or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indentures, if that default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness after the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more and has not been discharged in full or such acceleration rescinded or annulled within 10 days of such Payment Default or acceleration;

          (6)   failure by Boise or any of its Significant Subsidiaries to pay final, non-appealable judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

          (7)   certain events of bankruptcy or insolvency described in the indentures with respect to Boise or any of its Significant Subsidiaries.

        In the case of an Event of Default described above in clause (7), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the applicable trustee or the holders of at least 25% in principal amount of the then outstanding notes of the applicable series may declare that series of notes to be due and payable immediately.

        After a Fall Away Event, the notes will be subject to the provisions described under the caption "Description of Debt Securities—Provisions Applicable to All Debt Securities—Events of Default" of the accompanying prospectus.

        Holders of the notes may not enforce the indenture or notes except as provided in the indenture. Subject to certain limitations, with respect to either series of notes, holders of a majority in principal amount of the then outstanding notes of that series may direct the trustee in its exercise of any trust or power.

        With respect to either series of notes, the holders of a majority in aggregate principal amount of notes of that series then outstanding by notice to the trustee may on behalf of the holders of that series of notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, or the principal of, that series of notes.

        Boise is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Boise is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Boise, as such, will have any liability for any obligations of Boise under the notes and the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Satisfaction, Discharge and Defeasance

        The notes will be subject to the provisions relating to satisfaction, discharge and defeasance prior to maturity or redemption described under the heading "Description of Debt Securities—Provisions Applicable to All Debt Securities—Satisfaction, Discharge, and Defeasance Prior to Maturity or Redemption" in the accompanying prospectus.

Modification and Waiver

        The notes will be subject to the provisions relating to modification and waiver described under the heading "Description of Debt Securities—Provisions Applicable to All Debt Securities—Modification and Waiver" in the accompanying prospectus.

Concerning the Trustee

        If the trustee becomes a creditor of Boise, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, or resign.

        The holders of a majority in principal amount of the then outstanding 2010 notes or 2013 notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of 2010 notes or 2013 notes, as the case may be, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this offering circular may obtain a copy of the indenture without charge by following the instructions under the caption "Where You Can Find More Information."

Book-Entry, Delivery and Form

        Except as set forth below, notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

        The notes initially will be represented by two or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York,

New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to its changes. Boise takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

        DTC has advised Boise that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Boise that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Boise and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.

Consequently, neither Boise, the trustee nor any agent of Boise or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Boise that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Boise. Neither Boise nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Boise and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised Boise that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies Boise that it is unwilling or unable to continue as depositary for the Global Notes and Boise fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2)   Boise, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   a Default or Event of Default with respect to the notes has occurred and is continuing.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        Boise will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. Boise will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address.

Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

but excluding Indebtedness of such other Person that is extinguished, retired or repaid concurrently with such other Person becoming a Restricted Subsidiary of, or at the time it is merged into or consolidates with, such specified Person.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. Notwithstanding the foregoing, no Person (other than Boise or any Subsidiary of Boise) in whom a Receivables Subsidiary makes an Investment in connection with a Receivables Program shall be deemed to be an Affiliate of Boise or any of its Subsidiaries solely by reason of such Investment.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Boise and its Restricted Subsidiaries taken as a whole will be governed by the provisions described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2)   the issuance of Equity Interests by any of Boise's Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   any single transaction or series of related transactions that involves Equity Interests or assets having a fair market value of less than $10.0 million;

          (2)   a transfer of assets between or among Boise and one or more of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction);

          (3)   an issuance of Equity Interests by a Restricted Subsidiary to Boise or to another Restricted Subsidiary;

          (4)   the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business;

          (5)   any sale or other disposition of Receivables and Related Assets pursuant to or in connection with a Receivables Program;

          (6)   a Permitted Spin-Off Transaction and any sale, lease, conveyance or other disposition of any assets or rights required to complete a Permitted Spin-Off Transaction;

          (7)   sales of assets received by Boise or any Restricted Subsidiary upon the foreclosure on a Lien;

          (8)   the lease, assignment or sublease of any real or personal property in the ordinary course of business;

          (9)   any sale, lease or other disposition in the ordinary course of business of obsolete, worn out or damaged equipment no longer being used by Boise or its Restricted Subsidiaries;

          (10) any sale or disposition deemed to occur in connection with creating or granting any Permitted Lien;

          (11) the sale or other disposition of cash or Cash Equivalents; and

          (12) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Covenants—Restricted Payments."

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such lease, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of "Change of Control" and "Continuing Directors," any committee thereof;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date, an amount equal to:

          (1)   85% of the face amount of all accounts receivable owned and not pledged by Boise and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 180 days past due; plus

          (2)   50% of the book value of all inventory owned by Boise and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; minus

          (3)   the aggregate amount of trade payables of Boise and its Restricted Subsidiaries outstanding as of the end of the most recent fiscal quarter preceding such date, all calculated on a consolidated basis in accordance with GAAP, provided that in the event of a Permitted Spin-Off Transaction, when calculating the Borrowing Base as of the end of the most recent fiscal quarter preceding such Permitted Spin-Off Transaction, the Borrowing Base shall be determined on a pro forma basis, as if the Permitted Spin-Off Transaction had been consummated at the beginning of such fiscal quarter.

        "Business Day" means each day other than a Saturday, a Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding any debt securities convertible into such equity securities.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

          (6)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Boise and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than a sale, transfer, conveyance or other disposition of assets that occurs as part of a Permitted Spin-Off Transaction;

          (2)   the adoption of a plan relating to the liquidation or dissolution of Boise;

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Boise, measured by voting power rather than number of shares; or

          (4)   the first day on which a majority of the members of the Board of Directors of Boise are not Continuing Directors.

        Notwithstanding the foregoing, a transaction effected to create a holding company of Boise will not be deemed to involve a Change of Control if (1) pursuant to such transaction Boise becomes a Wholly-Owned Subsidiary of such holding company and (2) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of Voting Stock of Boise immediately prior to such transaction.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

        "Comparable Treasury Price" means, with respect to any redemption date:

          (1)   the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

          (2)   if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1)   an amount equal to any non-routine loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3)   Consolidated Interest Expense, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4)   depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

          (5)   any unusual or nonrecurring charges or expenses, including any nonrecurring charges or expenses incurred within six months of a Permitted Spin-Off Transaction as a result of such Permitted Spin-Off Transaction to the extent that such charges or expenses were deducted in computing such Consolidated Net Income; minus

          (6)   an amount equal to any non-routine gain plus any net gain realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such gain was added in computing such Consolidated Net Income; minus

          (7)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Interest Expense" means, for any period, the total interest expense of a Person and its consolidated Restricted Subsidiaries determined in accordance with GAAP, net of any interest income relating to the obligations giving rise to such interest expense, plus, to the extent not included in such total interest expense and to the extent incurred by such Person or its Restricted Subsidiaries, without duplication:

          (1)   interest expense attributable to Capital Lease Obligations and imputed interest with respect to Attributable Debt;

          (2)   amortization of debt discount;

          (3)   capitalized interest;

          (4)   non-cash interest expense;

          (5)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings;

          (6)   net costs associated with interest rate swap, cap or collar agreements and other agreements designed to protect such Person against fluctuations in interest rates;

          (7)   the interest component of any deferred payment obligations; and

          (8)   any premiums, fees, discounts, expenses and losses on the sale of Receivables and Related Assets (and any amortization thereof) payable in connection with a Receivables Program,

(in each case as determined on a consolidated basis in conformity with GAAP), and less, to the extent included in such total interest expense, (a) the amortization during such period of capitalized financing costs associated with a Permitted Spin-Off Transaction and (b) the amortization during such period of other capitalized financing costs; provided, however, that the aggregate amount of amortization relating to any such other capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise to such capitalized financing costs.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to or by the specified Person or a Restricted Subsidiary of the Person;

          (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that such Net Income is actually paid to such Person or one of its Restricted Subsidiaries through dividends, loans or otherwise;

          (3)   the cumulative effect of a change in accounting principles will be excluded;

          (4)   any non-cash goodwill impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 142 will be excluded;

          (5)   any non-cash charges incurred subsequent to the date of the indenture relating to the underfunded portion of any pension plans will be excluded;

          (6)   any non-cash charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 123 and APB 25 will be excluded;

          (7)   the Net Income of any Unrestricted Subsidiary will be included to the extent distributed or otherwise paid in cash (or to the extent converted into cash) to the specified Person or one of its Restricted Subsidiaries; and

          (8)   any restructuring charges in connection with Boise's acquisition of OfficeMax will be excluded.

        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all liabilities other than deferred income taxes, Funded Debt and shareholders' equity, (2) any item representing investments in Unrestricted Subsidiaries and (3) all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Boise and its consolidated Restricted Subsidiaries and computed in accordance with GAAP.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Boise who:

          (1)   was a member of such Board of Directors on the date of the indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means the Credit Agreement, dated as of March 28, 2002, among Boise, the financial institutions named therein and JPMorgan Chase Bank as Administrative Agent, as such agreement may be amended, restated, refunded, renewed, replaced or refinanced (including increasing the amount borrowed thereunder) in whole or in part from time to time.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, refunded, renewed, replaced or refinanced (including increasing the amount borrowed thereunder) in whole or in part from time to time. Credit Facilities do not include any arrangement which constitutes a Receivables Program.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Facilities Amount" means, with respect to any Person:

          (1)   prior to a Permitted Spin-Off Transaction, $850.0 million, less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities by Boise or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder; and

          (2)   following a Permitted Spin-Off Transaction, the greater of:

            (a)   the product of (x) $850.0 million, less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities by Boise or any of its Restricted Subsidiaries from the date of the indenture through the date of the Permitted Spin-Off Transaction to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder, and (y) a fraction:

              (i)    the numerator of which is the Consolidated Cash Flow of such Person for its most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which the Permitted Spin-Off Transaction occurred, determined on a pro forma basis, as if the Permitted Spin-Off Transaction had been consummated at the beginning of such four-quarter period, including, on a pro forma basis, the Consolidated Cash Flow of any entity acquired during such four-quarter period, and

              (ii)    the denominator of which is the Consolidated Cash Flow of Boise for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Permitted Spin-Off Transaction occurred, including, on a pro forma basis, the Consolidated Cash Flow of any entity acquired during such four-quarter period, and less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities by Boise or any of its Restricted Subsidiaries since the date of the Permitted Spin-Off Transaction to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder; and

            (b)   the aggregate amount available for borrowing or otherwise committed as of the date of such Permitted Spin-Off Transaction under all Credit Facilities of such Person entered into in connection with such Permitted Spin-Off Transaction less the aggregate amount of all Net Proceeds of Asset Sales required to be applied pursuant to the terms of one or more Credit Facilities of such Person since the date of the Permitted Spin-Off Transaction to repay any term Indebtedness under any such Credit Facility or to repay revolving credit Indebtedness under any such Credit Facility and to correspondingly reduce commitments thereunder.

        "Designated Receivables Amount" means, with respect to any Person:

          (1)   prior to a Permitted Spin-Off Transaction, $500.0 million; and

          (2)   following a Permitted Spin-Off Transaction, the product of $500.0 million and a fraction:

            (a)   the numerator of which is the average daily balance of receivables eligible for pledging or sale under a Receivables Program held by such Person during its most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which the Permitted Spin-Off Transaction occurred, determined on a pro forma basis, as if the Permitted Spin-Off Transaction had been consummated at the beginning of such four-quarter period, and

            (b)   the denominator of which is the average daily balance of receivables eligible for pledging or sale under a Receivables Program held by Boise during its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Permitted Spin-Off Transaction occurred.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Boise to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Boise may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Covenants—Restricted Payments."

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary of Boise formed under the laws of the United States or any state of the United States or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any primary private or public offering of Equity Interests of Boise (other than Disqualified Stock) to Persons who are not Affiliates of Boise other than (1) public offerings with respect to Boise's common stock registered on Form S-8 and (2) issuances upon exercise of options by employees of Boise or any of its Restricted Subsidiaries.

        "Existing Indebtedness" means any Indebtedness of Boise and its Restricted Subsidiaries in existence on the date of the indenture, other than the 7.05% Notes due May 15, 2003 of Boise Cascade Office Products Corporation, until such amounts are repaid.

        "Fall Away Event" has the meaning defined under "—Covenants—Changes in Covenants when Notes Rated Investment Grade" above.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

          (2)   any interest expense on Indebtedness of any Person other than such Person or any of its Restricted Subsidiaries that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, but only to the extent of the Guarantee or Lien on such Indebtedness; plus

          (3)   all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Boise (other than Disqualified Stock) or to Boise or a Restricted Subsidiary of Boise.

        "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions or dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through the Permitted Spin-Off Transaction or mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including any acquisitions or dispositions made during such reference period or subsequent to such reference period and on or prior to the Calculation Date by any Person that became a Restricted Subsidiary or was merged with and into the specified Person or any of its Restricted Subsidiaries on or prior to such Calculation Date) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated

  Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

          (2)   interest on Capital Lease Obligations and Attributable Debt shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Boise to be the rate of interest implicit in such Capital Lease Obligation or Attributable Debt in accordance with GAAP;

          (3)   the consolidated interest expense attributable to interest on (a) any Indebtedness computed on a pro forma basis that was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying, at the option of such Person, either the fixed or floating rate and (b) borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such borrowings during the applicable period;

          (4)   the interest rate on any Indebtedness that bears a floating rate of interest shall be calculated as if the weighted average interest rate that would have been applicable to such Indebtedness over the latest 12-month period ending on the last calendar month immediately prior to the Calculation Date had been the applicable rate on such Indebtedness for the entire reference period (taking into account any Hedging Obligation designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates (including any agreement that exchanges a fixed rate interest obligation for a floating rate interest obligation) applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months);

          (5)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded; and

          (6)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Funded Debt" means (1) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and (2) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent and without duplication:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of bankers' acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors; or

          (6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2)   the principal amount of the Indebtedness, in the case of any other Indebtedness.

        Notwithstanding the foregoing, "Indebtedness" shall not include (A) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future or (B) deferred taxes.

        "Investment Grade Rating" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any other Rating Agency.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for value of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Boise or any Restricted Subsidiary of Boise sells or otherwise disposes of any Equity

Interests of any direct or indirect Restricted Subsidiary of Boise such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Boise, Boise will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Boise's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Covenants—Restricted Payments." "Investments" shall exclude extensions of trade credit by Boise or any of its Restricted Subsidiaries in the ordinary course of business.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1)   any gain or loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2)   any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by Boise or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Boise or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (4) all distributions or other payments made to minority interest holders required in connection with the Asset Sale.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither Boise nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

          (2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Boise or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness of Boise or any of its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal, interest, penalties, fees, taxes, costs, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, securing or relating to any Indebtedness, whether or not a claim in respect thereof has been asserted.

        "Permitted Business" means any business conducted by Boise and its Restricted Subsidiaries on the date of the indenture, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complementary thereto.

        "Permitted Investments" means:

          (1)   any Investment in Boise or in a Restricted Subsidiary of Boise;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by Boise or any Restricted Subsidiary of Boise in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of Boise; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Boise or a Restricted Subsidiary of Boise;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

          (5)   any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Boise;

          (6)   any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (7)   Hedging Obligations;

          (8)   Investments constituting loans, advances or extensions of credit to employees, officers and directors made in the ordinary course of business;

          (9)   Investments in existence on the date of the indenture and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the date of the indenture in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable to Boise than the Investment being renewed or replaced;

          (10) an Investment in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided, however, that the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consist of Receivables and Related Assets of such Receivables Subsidiary;

          (11) Investments in any of the notes;

          (12) Guarantees of Indebtedness of Boise or any of its Restricted Subsidiaries issued in accordance with the covenant described above under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (13) Investments in Permitted Joint Ventures having an aggregate market value (measured on the date such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made and still in Permitted Joint Ventures pursuant to this clause (13) since the date of the indenture, not to exceed 3.0% of the Consolidated Net Tangible Assets of Boise and its Restricted Subsidiaries; and

          (14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the date of the indenture, not to exceed $50.0 million.

        "Permitted Joint Ventures" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity (1) of which at least 20%, but not more than 50%, of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries (other than a Receivables Subsidiary) of that Person and (2) which engages only in a Permitted Business.

        "Permitted Liens" means:

          (1)   Liens on inventory or receivables of Boise and its Restricted Subsidiaries and liens on Equity Interests of Restricted Subsidiaries, in each case securing Indebtedness and other Obligations under Credit Facilities that were permitted to be incurred by clause (1) of the second paragraph of the covenant described above under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (2)   Liens in favor of Boise or a Restricted Subsidiary;

          (3)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Boise or any Restricted Subsidiary of Boise; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Boise or the Restricted Subsidiary;

          (4)   Liens on assets existing at the time of acquisition of the assets by Boise or any Restricted Subsidiary of Boise, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described above under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

          (7)   Liens existing on the date of the indenture;

          (8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9)   Liens on Receivables and Related Assets to reflect sales of receivables pursuant to a Receivables Program permitted by clause (13) of the second paragraph of the covenant described above under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the sold Receivables and Related Assets;

          (10) Liens in favor of issuers of tender, bid, surety, appeal or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of Boise or any Restricted Subsidiary in the ordinary course of its business; provided, however, that such letters of credit do not support Indebtedness;

          (11) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Boise or a Restricted Subsidiary;

          (12) Liens incurred in the ordinary course of business of Boise or any Restricted Subsidiary of Boise with respect to obligations that do not exceed $5.0 million at any one time outstanding;

          (13) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien;

          (14) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be incurred under the indenture;

          (15) Liens incurred in connection with a Sale and Leaseback Transaction with respect to Attributable Debt that does not exceed 10.0% of the Consolidated Net Tangible Assets of Boise and the Restricted Subsidiaries; and

          (16) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Boise or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of Boise or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except for the refinancing or refunding of industrial revenue bonds so long as such refinancing or refunding bonds have a Weighted Average Life to Maturity greater than the maturity of the notes;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Indebtedness is incurred either by Boise or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Permitted Spin-Off Transaction" means a spin-off, split-up, split-off or other transaction involving the dividend, distribution or transfer by Boise of all or some portion of one or more business units, as such unit or units are reported in Boise's audited financial statements on the date of the indenture (the entity comprising such segment after giving effect to the dividend or distribution, "Newco"), provided that each of the following two conditions have been met:

          (1)   Newco shall have completed a registered exchange offer in which it shall have offered to the holders of each series of notes the opportunity to exchange all or at least $150.0 million principal amount of their notes, pro rated between the 2010 notes and the 2013 notes based on their principal amounts outstanding, for Spin-Off Notes, which offer shall have remained open for at least 20 business days; provided, further, that:

            (a)   Newco will, on the date of such Permitted Spin-Off Transaction after giving pro forma effect thereto and to all related transactions (including, without limitation, the incurrence by Newco of any Indebtedness (including the assumption by Newco of any Indebtedness of Boise or any of its subsidiaries) and the disposition by Newco of any assets) as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

            (b)   each of the Rating Agencies shall have given the applicable Spin-Off Notes a rating that is equal to or better than such Rating Agency's highest rating of the notes being exchanged for such Spin-Off Notes during the one-year period immediately prior to the consummation of the Permitted Spin-Off Transaction (it being understood that the ratings of the Spin-Off Notes shall take into account all transactions relating to the Permitted Spin-Off Transaction, including, without limitation, the incurrence by Newco of any Indebtedness (including the assumption by Newco of any Indebtedness of Boise or any of its Subsidiaries) and the disposition by Newco of any assets);

            (c)   immediately after such transaction, no Default or Event of Default exists; and

            (d)   Newco assumes all obligations of Boise under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee, whereupon Boise's obligation in respect of the notes exchanged for such Spin-Off Notes shall be fully satisfied and discharged; and

          (2)   Boise shall have completed a cash tender offer for the notes in which it shall have offered to purchase the notes from the holders on the terms set forth in the indenture for a purchase price in cash equal to 100% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase, which offer shall have remained open for at least 20 business days.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Principal Property" means (a) any mill, converting plant, manufacturing plant or other facility owned by Boise and/or one or more Restricted Subsidiaries and located within the continental United States of America having a gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) in excess of 3.0% of the Consolidated Net Tangible Assets of Boise and its Restricted Subsidiaries and (b) Timberlands, in each case other than (i) any property which in the opinion of the Board of Directors of Boise is not of material importance to the total business conducted by Boise as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property or (iii) any minerals or mineral rights.

        "Quotation Agent" means the Reference Treasury Dealer appointed by the trustee to act as the Quotation Agent after consultation with Boise.

        "Rating Agency" means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

        "Realty Subsidiary" means a Subsidiary of Boise engaged primarily in the development and sale or financing of real property.

        "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

        "Receivables Program" means, with respect to any Person, any accounts receivable securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including a trust, limited liability company, special purpose entity or other similar entity.

        "Receivables Subsidiary" means a Wholly-Owned Subsidiary of Boise or a Restricted Subsidiary of Boise (or another Person in which Boise or any Restricted Subsidiary of Boise makes an Investment and to which Boise or any Restricted Subsidiary of Boise transfers Receivables and Related Assets) which engages in no activities other than in connection with the financing of Receivables and Related Assets and which is designated by the Board of Directors of Boise as a Receivables Subsidiary. Loving Creek Funding Corporation, a Delaware corporation, is a Receivables Subsidiary of Boise on the date of the indenture.

        "Reference Treasury Dealer" means Goldman, Sachs & Co. and its successor; provided, however, that if Goldman, Sachs & Co. or its successor shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Boise shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 pm on the third business day preceding such redemption date.

        "Replacement Assets" means (1) long-term assets that will be used or useful in a Permitted Business, (2) substantially all of the assets of another Permitted Business, or (3) a majority of the

Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided, however, that after a Fall Away Event, a Restricted Subsidiary of Boise means only a Restricted Subsidiary (1) substantially all the property of which is located, or substantially all the business of which is carried on, within the present 50 States of the United States of America and (2) which owns a Principal Property, but does not include a Realty Subsidiary.

        "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by Boise or any Restricted Subsidiary of any properties or assets of Boise and/or such Restricted Subsidiary (except for leases between Boise and any Restricted Subsidiary, between any Restricted Subsidiary and Boise or between Restricted Subsidiaries), which properties or assets have been or are to be sold or transferred by Boise or such Subsidiary to such Person with the intention of taking back a lease of such properties or assets.

        "S&P" means Standard & Poor's Ratings Service, a division of The McGraw Hill Companies, and its successors.

        "Significant Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Spin-Off Notes" means two series of notes to be offered in a registered exchange offer by Newco on terms and with covenants that are identical to those included in the indenture (as applicable), with such variations from the notes and the indenture as the trustee and Newco shall have mutually agreed.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid (including with respect to sinking fund obligations) in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Timberlands" means any real property owned by Boise and/or one or more Restricted Subsidiaries and located within the continental United States of America which directly provides a material portion of the fiber required to operate any mill, converting plant, manufacturing plant or other facility included in subsection (a) of the definition of Principal Property and which contains standing timber which is (or upon completion of a growth cycle then in process is expected to become) of a commercial quantity and of merchantable quality, excluding, however, any such real property which at the time of determination is held primarily for development or sale, and not primarily for the production of any lumber or other timber products.

        "Total Assets" means, with respect to any specified Person at any date, without duplication, the total consolidated assets of that Person and its Subsidiaries, as determined in accordance with GAAP.

        "Unrestricted Subsidiary" means each Subsidiary of Boise that is designated by the Board of Directors, or Boise's Chief Executive Officer if Boise's Investment in such Subsidiary is $5.0 million or less, as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors or a Chief Executive Officer's Certificate, but only to the extent that each such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   is not party to any agreement, contract, arrangement or understanding with Boise or any Restricted Subsidiary of Boise unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Boise or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Boise, unless any such agreement, contract, arrangement or understanding is otherwise permitted by the "Transactions with Affiliates" covenant;

          (3)   is a Person with respect to which neither Boise nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Boise or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of Boise as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution or Chief Executive Officer's Certificate giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Boise as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Boise will be in default of such covenant. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, and Boise's Chief Executive Officer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if Boise's Investment in such Subsidiary is $5.0 million or less; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Boise of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Cuban Electric Company, a Florida corporation, is an Unrestricted Subsidiary of Boise on the date of the indenture and will continue to be one for so long as the notes remain outstanding.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

        "Wholly-Owned Subsidiary" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

UNITED STATES TAXATION

        This section describes the material United States federal income tax consequences to a United States alien holder, as defined below, of owning the notes we are offering. It applies to you only if you acquire notes in the offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a holder subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a person that owns notes that are a hedge or that are hedged against interest rate risks; or

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. All of these are subject to change, possibly on a retroactive basis. This section does not describe the tax laws of any state, local or foreign government that may be applicable to the notes.

Please consult your own tax advisor concerning the tax consequences of owning these notes in your particular circumstances.

        This section describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation;

  •
  a foreign partnership; or

  •
  a foreign estate or trust.

If you are other than a United States alien holder (i.e. a United States person), this section does not apply to you.

        Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

  •
  we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest to you if, in the case of payments of interest:

  1.
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that is entitled to vote,

  2.
  you are not a controlled foreign corporation that is related to us through stock ownership, and

    3.
    the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

    a.
    you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

    b.
    in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

    c.
    the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

    i.
    a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

    ii.
    a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

    iii.
    a U.S. branch of a non-United States bank or of a non-United States insurance company,

    and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

    d.
    the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

    i.
    certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

    ii.
    to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

    e.
    the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; and

  •
  no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

        Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if, at the time of death:

    1.
    the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

    2.
    the income on the note would not have been effectively connected with a United States trade or business of the decedent.

Backup Withholding and Information Reporting

        In general, if you are a United States alien holder, payments of principal, premium or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

  •
  the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

  •
  an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

  •
  other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

  •
  you otherwise establish an exemption.

        If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

        In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

        In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

UNDERWRITING

        We and the underwriters for the offering named below have entered into an underwriting agreement and a terms agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes of each issue indicated in the following tables.

Underwriters	Principal Amount of 2010 Notes	Principal Amount of 2013 Notes
Goldman, Sachs & Co.	$	$
Banc of America Securities LLC
Wachovia Capital Markets, LLC
U.S. Bancorp Piper Jaffray Inc.
ABN AMRO Incorporated
Harris Nesbitt Corp.
TD Securities (USA) Inc.
Wells Fargo Brokerage Services, LLC
ING Financial Markets LLC
Utendahl Capital Partners, L.P.
Daiwa Securities SMBC Europe Limited

Total	$	$

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        Each issue of the notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any 2010 notes sold by the underwriters to securities dealers may be sold at a discount of up to    % of the principal amount of the 2010 notes from the initial public offering price. Any 2013 notes sold by the underwriters to securities dealers may be sold at a discount of up to    % of the principal amount of the 2013 notes from the initial public offering price. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount of up to    % of the principal amount of each issue of the notes from the initial public offering price. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by Boise
Per 2010 note		%
Per 2013 note		%

        The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. The underwriters have advised us that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made by the underwriters in the open market for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short-covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiration of a period of six months from the closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        No syndicate member has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any notes other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the notes in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal, or holding of securities (whether as principal or as agent).

        This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each syndicate member acknowledges that the notes may not be offered or sold, or be made the subject of an invitation for subscription or purchase, nor may the prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than

(i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "Securities and Futures Act") (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

        Each underwriter has acknowledged and agreed that the notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer the notes in Japan to a list of 49 offerees in accordance with the above provisions.

        We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $400,000.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to us and certain of our affiliates, for which they have in the past received, and may in the future receive, customary fees. Goldman, Sachs & Co. is acting as our financial advisor in connection with our proposed merger with OfficeMax and will receive a customary fee upon the consummation of the merger. In addition, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., has committed to provide bridge financing to us to fund the cash portion of the merger consideration, for which it will receive a customary fee. Goldman, Sachs & Co. also currently provides investment banking services to us in connection with our evaluation of strategic alternatives for our paper and building products businesses. Goldman Sachs' fees for providing such services will be determined based on the type of resulting transaction or transactions and the consideration received by us with respect to any such transaction upon completion.

LEGAL MATTERS

        Certain legal matters with respect to the notes will be passed upon for us by our general counsel, John W. Holleran, and by Bell, Boyd & Lloyd LLC, Chicago, Illinois. The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California.

        As of September 15, 2003, Mr. Holleran was the beneficial owner of 65,538 shares of Boise common stock and 1,237 shares of our convertible preferred stock, Series D, in the Employee Stock Option Plan. Mr. Holleran holds options to purchase shares of our common stock under our key executive stock option plan and holds stock units under the 2001 Key Executive Deferred Compensation Plan. Bell, Boyd & Lloyd LLC and Sullivan & Cromwell LLP from time to time render legal services to us.

EXPERTS

        Our consolidated financial statements as of December 31, 2002, and for the year then ended, are incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, in reliance upon the report of KPMG LLP, independent accountants, which is also incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 financial statements refers to the adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 effective January 1, 2002.

        Our consolidated financial statements as of December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, incorporated into this prospectus supplement by reference, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 29, 2002. These financial statements are incorporated by reference in reliance upon the authority of that firm, at that time, as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read our SEC filings on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC's public reference rooms. Our filings are also available by calling the New York Stock Exchange at (212) 656-5060.

        OfficeMax also files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and obtain copies of OfficeMax's SEC filings as described above.

        We incorporate by reference into this prospectus supplement the information we file with the SEC. That means that we can disclose important information to you by referring you to those documents. The information that we file subsequently with the SEC will automatically update this prospectus supplement. We specifically incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus supplement.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed on March 4, 2003;

  •
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003, as filed on May 13, 2003, and for the quarter ended June 30, 2003, as filed on August 12, 2003;

  •
  the portions of our Definitive Proxy Statement on Schedule 14A, as filed on March 10, 2003, that have been incorporated by reference into our Annual Report; and

  •
  Current Report on Form 8-K, as filed on July 14, 2003.

        Documents filed by us and incorporated into this prospectus supplement by reference are available at no cost at www.bc.com, under the "Investor Relations" section, or by contacting our Corporate Communications Department by mail at Boise Cascade Corporation, Corporate Communications Department, P.O. Box 50, Boise, Idaho 83728, by telephone at (208) 384-7990, or by e-mail at investor@bc.com. Information contained on our website is not incorporated by reference into this prospectus supplement and is not part of this prospectus supplement.

        Any information contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that information contained in this prospectus supplement or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma financial data presented below are derived from the historical consolidated financial statements of Boise and OfficeMax and have been adjusted to give effect to Boise's acquisition of OfficeMax. The unaudited pro forma condensed combined financial statements contained in this prospectus supplement use the purchase method of accounting, with Boise treated as the acquirer and as if the merger had been completed on June 30, 2003, for purposes of the unaudited pro forma condensed combined balance sheet information, and as if it had occurred on January 1 of each period presented for purposes of the unaudited pro forma condensed combined income statement information. Boise's fiscal year ends on December 31 and OfficeMax's fiscal year ends on the Saturday prior to the last Wednesday in January. For purposes of preparing the unaudited pro forma information, Boise used OfficeMax's balance sheet as of July 26, 2003, and statements of income (loss) for the fiscal year ended January 25, 2003, the 26 weeks ended July 27, 2002 and July 26, 2003.

        The unaudited adjustments described in Note 3 of the unaudited pro forma condensed combined financial statements are based on available information and assumptions that Boise believes are reasonable. However, as of the date of this prospectus supplement, Boise has not finalized the valuation studies necessary to estimate the fair values of the assets Boise will acquire and the liabilities Boise will assume in the acquisition and the related allocation of purchase price. Boise has allocated the total purchase price to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. Independent valuation specialists will assist Boise in determining the fair value of a significant portion of these assets and liabilities.

        The actual amounts that Boise records based on its final assessment of fair values may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Amounts preliminarily allocated to intangible assets with indefinite lives and to tangible and intangible assets with definite lives may change significantly, and amortization methods and useful lives may differ from the assumptions Boise used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

        The unaudited pro forma condensed combined financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that Boise would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative of Boise's future consolidated results of operations or financial position. Boise expects to incur integration and reorganization costs. In accordance with the provisions of Emerging Issues Task Force (EITF) No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" those costs related to the acquired OfficeMax operations that have no future benefit will be included in the purchase price. This pro forma information does not include any costs related to integration. When such costs are determined, they will increase the amount of goodwill recorded in the merger. Other integration and reorganization costs will be accounted for as expenses when incurred. Boise also expects to realize operating efficiencies. The pro forma information does not reflect these potential expenses and efficiencies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2003

	Boise June 30, 2003	OfficeMax July 26, 2003	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
	(in thousands)
ASSETS
Current
Cash and cash equivalents	$98,240	$53,747	$—		$151,987
Receivables, less allowances	503,264	95,167	—		598,431
Inventories	648,831	943,417	—		1,592,248
Deferred income tax benefits	62,262	—	36,479	(A)	98,741
Other	41,485	31,095	—		72,580

	1,354,082	1,123,426	36,479		2,513,987

Property
Property and equipment, net	2,530,919	286,889	31,255	(B)	2,909,603
			60,540	(C)
Timber, timberlands, and timber deposits	321,414	—	—		321,414

	2,852,333	286,889	91,795		3,231,017

Goodwill, net of amortization	421,648	290,495	(290,495)	(D)	1,011,411
			589,763	(E)
Investments in equity affiliates	35,980	—	—		35,980
Other assets	325,822	15,686	219,000	(F)	560,508

Total assets	$4,989,865	$1,716,496	$646,542		$7,352,903

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2003

	Boise June 30, 2003	OfficeMax July 26, 2003	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
	(in thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Short-term borrowings	$1,000	$34,000	$—		$35,000
Current portion of long-term debt	75,485	132	—		75,617
Income taxes payable	8,586	—	—		8,586
Accounts payable	558,896	415,306	—		974,202
Accrued liabilities	355,731	325,037	—		680,768

	999,698	774,475	—		1,774,173

Debt
Long-term debt, less current portion	1,494,410	1,318	555,000	(G)	2,131,278
			80,550	(C)
Guarantee of ESOP debt	40,504	—	—		40,504

	1,534,914	1,318	635,550		2,171,782

Other
Deferred income taxes	169,023	—	89,891	(H)	179,823
			(79,091)	(A)
Other long-term liabilities	729,544	154,806	—		884,350

	898,567	154,806	10,800		1,064,173

Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent	172,500	—	—		172,500
Minority interest	—	20,089	—		20,089

	172,500	20,089	—		192,589

Shareholders' equity
Preferred stock
Series D ESOP	186,581	—	—		186,581
Deferred ESOP benefit	(40,504)	—	—		(40,504)
Common stock	145,784	885,662	(885,662)	(I)	213,668
			67,884	(J)
Deferred stock compensation	—	(245)	245	(I)	—
Additional paid-in capital	475,215	—	698,116	(J)	1,173,331
Retained earnings (deficit)	905,308	(30,788)	30,788	(I)	905,308
Accumulated other comprehensive loss	(288,198)	(2,550)	2,550	(I)	(288,198)
Treasury stock at cost	—	(86,271)	86,271	(I)	—

Total shareholders' equity	1,384,186	765,808	192		2,150,186

Total liabilities and shareholders' equity	$4,989,865	$1,716,496	$646,542		$7,352,903

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS)

Year Ended December 31, 2002

	Boise Year Ended December 31, 2002	OfficeMax Fiscal Year Ended January 25, 2003	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
	(in thousands, except per share amounts)

Sales	$7,412,329	$4,775,563	$—		$12,187,892
Costs and expenses	7,294,030	4,750,918	16,632	(K)	12,057,535
			(4,045)	(L)

Income from operations	118,299	24,645	(12,587)		130,357
Interest expense, net	(118,494)	(5,980)	(41,625)	(M)	(170,144)
			(4,045)	(L)
Other	1,200	—	—		1,200

Income (loss) before income taxes and minority interest	1,005	18,665	(58,257)		(38,587)
Income tax benefit	18,403	57,500	22,720	(N)	33,844
			(57,500)	(O)
			(7,279)	(P)

Net income (loss) before minority interest	19,408	76,165	(100,316)		(4,743)
Minority interest, net of income tax	(8,068)	(2,441)	—		(10,509)

Net income (loss)	$11,340	$73,724	$(100,316)		$(15,252)

Net income (loss) per common share:
Basic	$(0.03)	$0.60		Note 4	$(0.33)

Diluted	$(0.03)	$0.59			$(0.33)

Shares used in calculating income (loss) per common share:
Basic	58,216	123,817			85,369

Diluted	58,216	125,109			85,369

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

Six Months Ended June 30, 2002

	Boise Six Months Ended June 30, 2002	OfficeMax 26 Weeks Ended July 27, 2002	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
	(in thousands, except per share amounts)
Sales	$3,676,250	$2,184,423	$—		$5,860,673
Costs and expenses	3,646,420	2,207,594	7,909	(K)	5,859,927
			(1,996)	(L)

Income (loss) from operations	29,830	(23,171)	(5,913)		746
Interest expense, net	(60,058)	(3,466)	(20,813)	(M)	(86,333)
			(1,996)	(L)
Other	1,198	—	—		1,198

Loss before income taxes, minority interest and cumulative effect of accounting changes	(29,030)	(26,637)	(28,722)		(84,389)
Income tax benefit	29,666	57,500	11,202	(N)	51,256
			(57,500)	(O)
			10,388	(P)

Net income (loss) before minority interest and cumulative effect of accounting changes	636	30,863	(64,632)		(33,133)
Minority interest, net of income tax	(4,013)	(707)	—		(4,720)

Net income (loss) before cumulative effect of accounting changes	$(3,377)	$30,156	$(64,632)		$(37,853)

Net income (loss) per common share before cumulative effect of accounting changes:
Basic	$(0.17)	$0.24			$(0.52)

Diluted	$(0.17)	$0.24			$(0.52)

Shares used in calculating loss per common share:
Basic	58,156	123,578			85,309

Diluted	58,156	124,885			85,309

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

Six Months Ended June 30, 2003

	Boise Six Months Ended June 30, 2003	Office Max 26 Weeks Ended July 26, 2003	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
	(in thousands, except per share amounts)
Sales	$3,782,227	$2,272,516	$—		$6,054,743
Costs and expenses	3,757,823	2,287,123	7,909	(K)	6,050,859
			(1,996)	(L)

Income (loss) from operations	24,404	(14,607)	(5,913)		3,884
Interest expense, net	(56,633)	(1,415)	(20,813)	(M)	(80,857)
			(1,996)	(L)
Other	3,248	—	—		3,248

Income (loss) before income taxes, minority interests, and cumulative effect of accounting changes	(28,981)	(16,022)	(28,722)		(73,725)
Income tax benefit	10,349	—	11,202	(N)	27,799
			6,248	(P)

Net loss before minority interest and cumulative effect of accounting changes	(18,632)	(16,022)	(11,272)		(45,926)
Minority interest, net of income tax	(4,045)	(901)	—		(4,946)

Net loss before cumulative effect of accounting changes	$(22,677)	$(16,923)	$(11,272)		$(50,872)

Net loss per common share before cumulative effect of accounting changes:
Basic	$(0.50)	$(0.14)		Note 4	$(0.67)

Diluted	$(0.50)	$(0.14)			$(0.67)

Shares used in calculating loss per common share:
Basic	58,295	124,274			85,448

Diluted	58,295	124,274			85,448

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     Basis of Presentation

        The unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the merger and adjustments described in these footnotes. The unaudited pro forma condensed combined financial statements use the purchase method of accounting, with Boise treated as the acquirer and as if the merger had been completed on June 30, 2003, for purposes of the unaudited pro forma condensed combined balance sheet information and as if it had occurred on January 1 of each period presented for purposes of the unaudited pro forma condensed combined statements of income (loss) information. Boise's fiscal year ends on December 31 and OfficeMax's fiscal year ends on the Saturday prior to the last Wednesday in January. For purposes of preparing the pro forma information, Boise used OfficeMax's balance sheet as of July 26, 2003, and statements of income (loss) for the fiscal year ended January 25, 2003, the 26 weeks ended July 27, 2002 and July 26, 2003. For the six months ended June 30, 2003, Boise's Statement of Loss is presented before the cumulative effect of accounting changes, which totaled a net charge of $8.8 million or 15 cents per basic and diluted share.

        The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the merger actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements contained in Boise's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed on August 12, 2003, and Boise's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed on March 4, 2003.

        The pro forma condensed combined financial statements of Boise and OfficeMax are prepared in accordance with accounting principles generally accepted in the United States of America.

2.     Pro forma merger

        On July 13, 2003, Boise signed a definitive agreement to acquire OfficeMax for approximately $9.00 per common share. Boise will pay the merger consideration with a combination of cash and stock, using 40% cash and 60% common stock subject to certain adjustments as discussed below.

        Under the terms of the merger agreement, all of the issued and outstanding common shares of OfficeMax will be converted, at the election of the holder, into either Boise common stock or cash with a value of $9.00 per share, subject to a collar mechanism and cash price adjustment. The OfficeMax shareholders' election of cash or stock will be prorated, to the extent necessary, so as to maintain the 60/40 stock/cash merger consideration. The exchange ratio for OfficeMax shares to be converted into Boise stock will depend on Boise's stock price during an averaging period shortly prior to closing. If Boise's average stock price during such period is between $21.09 per share and $25.77 per share, the exchange ratio shall be adjusted to deliver merger consideration valued at $9.00 per share. If Boise's average stock price is equal to or greater than $25.77, the exchange ratio shall be 0.3492 Boise share per OfficeMax share. If Boise's average stock price is equal to or less than $21.09, the exchange ratio shall be 0.4268.

        The estimated aggregate consideration to be paid in the merger is as follows (in millions):

Fair value of Boise common stock issued	$766
Cash consideration for OfficeMax common shares exchanged	478
Estimated merger costs	25
Estimated merger liabilities	52
Debt assumed by Boise	82

Aggregate estimated merger consideration	$1,403

        The assumed fair value of the total merger consideration was calculated based on a Boise average price as of September 18, 2003 of $28.21 per share and 129.6 million OfficeMax common shares outstanding, with 60% of the merger consideration paid in Boise common stock and 40% paid in cash. At the assumed $28.21 per share Boise average price, the weighted value merger consideration for both stock and cash would be $9.60 per share. Estimated merger liabilities include costs of employee termination agreements arising upon a change of control resulting from the merger and extended directors and officers insurance coverage for former OfficeMax directors and officers.

        Debt assumed by Boise relates primarily to two synthetic leases for PowerMax distribution facilities. OfficeMax leases the facilities from variable interest entities (VIEs). Prior to the effective date of the Financial Accounting Standards Board's Interpretation No. 46, "Consolidation of Variable Interest Entities," these leases were accounted for as operating leases. Beginning in the third quarter of fiscal year 2003 ending January 24, 2004, OfficeMax will consolidate the VIEs. Accordingly, the assets and liabilities have been reflected in this pro forma financial information at estimated fair values as if they were already consolidated.

        As of July 26, 2003, OfficeMax had an income tax valuation allowance of approximately $116 million, which represented a full valuation allowance of its net deferred tax assets. Based on an assessment of the pro forma tax position of the combined company, these pro forma financial statements assume that no valuation allowance is required. Accordingly, pro forma adjustments were made to record the net deferred tax assets and to record a tax provision for OfficeMax as if the valuation allowance had not been in place for the periods presented. In addition, for the fiscal year ended January 25, 2003, as a result of changes in tax laws, OfficeMax reversed a portion of the valuation allowance and recognized an income tax benefit of $57.5 million. This tax benefit was also eliminated in these pro forma financial statements.

        Boise expects to incur integration and reorganization costs in connection with the merger. In accordance with the provisions of Emerging Issues Task Force (EITF) No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" those costs related to the acquired OfficeMax operations that have no future benefit will be included in the merger consideration. This pro forma information does not include any costs related to integration. When such costs are determined, they will increase the amount of goodwill recorded in the transactions. Other integration and reorganization costs will be accounted for as expenses when incurred. Boise also expects to realize operating efficiencies. The pro forma information does not reflect these potential expenses and efficiencies.

        The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date of the merger, is as follows (in millions):

Current assets	$1,123
Net deferred tax assets	26
Property and equipment	379
Goodwill	590
Intangible assets	219
Other assets	16
Assumed liabilities	(950)

$1,403

        The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and the fair values of liabilities assumed as of the closing date of the merger. The excess of the purchase price over the fair values of assets acquired and liabilities assumed is allocated to goodwill. The purchase price allocation will remain preliminary until Boise completes a third party valuation of significant identifiable intangible assets acquired, evaluates potential integration plans to be undertaken following the close of the merger, and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price will be completed as soon as practicable after the closing date of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

        The amount allocated to intangible assets has been attributed to the following categories (in millions):

Trade names	$169
Leases	30
Other	20

$219

        The trade names asset represents the estimated fair value of the OfficeMax name and other trade names. This asset has an indefinite life and will not be amortized. Leases represent the net fair value of favorable retail store leases (leases for which contract rents are favorable to market rents). Boise will amortize the fair value of the favorable leases on a straight-line basis over the life of the leases, which Boise estimated to be 10 years for purposes of this pro forma financial information. Other includes customer relationships, customer lists, and noncompete agreements. Boise expects to amortize the assigned values on a straight-line basis over their estimated lives which are assumed to be 5 years for purposes of this pro forma financial information.

3.     Pro forma adjustments

        The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A)
To reinstate OfficeMax net current and net noncurrent deferred tax assets which will be realizable as a result of the merger.

(B)
To reflect the step-up in property, plant, and equipment values to fair value based on preliminary estimates of fair value.

(C)
To reflect the assets and liabilities related to the PowerMax distribution facilities.

(D)
To eliminate the goodwill previously recorded on OfficeMax's books.

(E)
To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (goodwill).

(F)
To reflect intangible assets arising from the acquisition.

(G)
To reflect the issuance of new debt to finance the cash portion of the purchase price, including estimated merger costs and estimated merger liabilities.

(H)
To reflect estimated net deferred tax liabilities arising from the purchase accounting pro forma adjustments.

(I)
To reflect the elimination of the shareholders' equity accounts of OfficeMax.

(J)
To reflect the issuance of Boise common stock as a component of the merger consideration.

(K)
To reflect the increase in depreciation and amortization expense due to (1) the amortization of definite lived intangible assets arising from the merger, (2) the increase in depreciation resulting from the step-up of property, plant, and equipment and (3) the increase in depreciation resulting from recording the assets of the PowerMax distribution facilities.

(L)
To reclassify lease expense to interest expense resulting from recording the assets and liabilities of the PowerMax distribution facilities.

(M)
To reflect the increase in interest expense resulting from the issuance of debt to finance the cash portion of the purchase price including transaction costs and acquisition liabilities. The interest rate on the new debt of $555 million is assumed to be 7.5%. A change of 25 basis points in the interest rate assumed would result in an annual change in interest expense and net income of $1.4 million and $0.8 million, respectively.

(N)
To reflect the income tax effect of the income statement entries described above at a combined state and federal effective rate of 39%.

(O)
To eliminate the tax benefit from the reversal of the valuation allowance during the fiscal year ended January 25, 2003.

(P)
To reflect increased income tax expense for OfficeMax at a combined state and federal effective rate of 39% as a result of eliminating the valuation allowance for the realizability of deferred tax assets.

4.     Pro forma loss per share

        The pro forma combined loss per share was calculated based on 60% of the merger consideration paid in Boise common stock and 40% paid in cash. The computation of pro forma combined loss per share assumes that the average of the closing sale prices for Boise common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the closing date of the merger equals $28.21. For both periods presented, the calculation of diluted loss per share was antidilutive. Pro forma combined loss per share was calculated as follows:

		Six Months Ended
	Year Ended December 31, 2002	June 30, 2002	June 30, 2003
	(in thousands, except per share amounts)
Pro forma combined net loss	$(15,252)	$(37,853)	$(50,872)
Preferred dividends	(13,101)	(6,550)	(6,553)

Basic and diluted net loss	$(28,353)	$(44,403)	$(57,425)

Average historical Boise shares outstanding	58,216	58,156	58,295
Pro forma shares issued	27,153	27,153	27,153

Average pro forma shares outstanding	85,369	85,309	85,448

Basic and diluted net loss per share	$(0.33)	$(0.52)	$(0.67)

Prospectus

$500,000,000

Boise Cascade Corporation
Boise Cascade Trust II
Boise Cascade Trust III

BOISE CASCADE CORPORATION

        We may offer and sell the following securities separately or in combination, in one or more offerings:

  •
  common stock

  •
  preferred stock (which may be in the form of depositary or fractional shares)

  •
  debt securities

  •
  warrants

  •
  purchase contracts

  •
  preferred securities (through the Trusts)

        The purchase contracts will require the purchaser to buy common or preferred stock, and may require fees to be paid by us to the purchaser or by the purchaser to us.

        Boise Cascade Corporation's ("Boise") common shares are listed on the New York Stock Exchange under the symbol "BCC."

THE TRUSTS

        Each Trust is a Delaware business trust that may offer and sell preferred securities. Each Trust will use the proceeds of its security sales to buy debt securities of Boise. The Trust will receive cash payments from the debt securities and will distribute those payments to its security holders. Boise will guarantee the Trust's obligation to distribute cash to the holders of the preferred securities.

        We will provide the specific terms and the initial public offering price for each offering in a supplement to this prospectus. You should read this prospectus and the supplement carefully before you decide to invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is April 23, 2002

FORWARD-LOOKING STATEMENTS

        Some statements made in this prospectus or incorporated by reference in this prospectus are forward-looking statements. Because these forward-looking statements include risks and uncertainties, actual results may differ materially from the results expressed in or implied by the statements. Factors that could cause actual results to differ include, among other things:

  •
  fluctuations in production capacity and demand across pulp, paper, and wood products markets;

  •
  changes in the U.S. and world economies and the effect of those changes on imports and exports of paper and wood products;

  •
  changes in the level of white-collar employment and the effect of those changes on the purchase of office products and paper;

  •
  the implementation of laws and regulations that affect timber supply and/or our expenditures for environmental compliance;

  •
  catastrophic events such as fire, windstorm, or terrorist activity;

  •
  changes in energy and energy-related costs;

  •
  the introduction of new technologies that reduce or replace the use of resource-based products; and

  •
  other factors included in our filings with the SEC.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we filed with the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus in one or more offerings at various times. The total dollar amount we raise through these offerings will not exceed $500,000,000.

        This prospectus provides you with only a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

        This prospectus does not contain separate financial statements for the Trusts because we do not believe investors would base investment decisions on the separate financial information of the Trusts. We believe investors would instead rely on the consolidated financial information that we file with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") for the following reasons:

  •
  each Trust is wholly owned by us;

  •
  the Trusts will not have any independent assets or operations other than issuing common and preferred securities and purchasing our debt securities; and

  •
  we will fully and unconditionally guarantee each Trust's obligations under the preferred securities it issues, and we will be the sole guarantor of those obligations.

        You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. Neither we nor the underwriters have authorized any other person to provide you with different information. Neither we nor the underwriters will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

ABOUT BOISE

        Boise is a major distributor of office products and building materials and an integrated manufacturer and distributor of paper and wood products. We also own or control over 2 million acres of timberland in the United States.

        Boise is a Delaware corporation, and our principal executive office is located at 1111 West Jefferson Street, Boise, Idaho 83728-0001, telephone 208/384-6161. All references to "we," "us," or "Boise" in this prospectus mean, unless the context otherwise indicates, Boise Cascade Corporation and its consolidated subsidiaries.

ABOUT THE TRUSTS

        Each of the Trusts is a business trust formed under Delaware law by (i) a separate declaration of trust executed by Boise, as depositor, and the trustees for the trust, and (ii) a certificate of trust filed with the Delaware Secretary of State. When the securities of a Trust are issued the first time, the Trust's declaration will be amended and restated to set forth the substantive terms of the trust securities, substantially in the form filed as an exhibit to the registration statement, as of the date the securities are initially issued. Each amended declaration will be qualified as an indenture under the Trust Indenture Act of 1939. Any reference in this prospectus to the declaration means the amended declaration.

        Each Trust exists solely for the purposes of:

  •
  issuing preferred and common securities representing undivided beneficial interests in the assets of that trust;

  •
  investing the proceeds of those issuances in debt securities of Boise; and

  •
  engaging only in other incidental activities.

        By selling debt securities to the Trusts rather than issuing preferred and common securities of its own, Boise expects to realize significant tax benefits.

        Boise will own all of the common securities of each Trust. The common and preferred securities will generally have equal payment rights, and payments on both will be made pro rata. The holders of the preferred securities, however, will have primary payment rights if an event of default has occurred under the Trust's declaration as of the date of any distribution, liquidation, or redemption. The total liquidation amount of the common securities will equal approximately 3% of the total capital of each Trust, and the total liquidation amount of the preferred securities will equal approximately 97% of the total capital of each Trust.

        Each Trust will last approximately 55 years, unless it is terminated earlier according to its amended declaration. Because Boise will hold all the common securities, it will be entitled to appoint, remove, or replace the trustees of each Trust without input from the holders of the trust preferred securities. The trustees will conduct the business and affairs of each Trust. The declaration will govern the duties and obligations of the trustees.

        A majority of the trustees of each Trust will be employees, officers, or affiliates of Boise. One trustee of each Trust will be a financial institution not affiliated with Boise. This trustee will act as property trustee and as indenture trustee under the Trust Indenture Act, under the terms stated in the prospectus supplement. The property trustee will:

  •
  hold title to the debt securities for the benefit of the Trust's security holders;

  •
  have the power to exercise all rights, powers, and privileges under the indenture related to the debt securities;

  •
  control a segregated non-interest bearing bank account which holds all payments received by the Trust in respect of the debt securities; and

  •
  make all payments to the Trust's security holders, including distributions and liquidation and redemption payments.

        The security holders will have economic rights, rights to information, voting rights, and other rights, which are stated in the declaration of each Trust, the Delaware Business Trust Act, and the Trust Indenture Act. Boise will pay all fees and expenses related to the Trusts and the offering of trust securities. The Delaware office of the trustee for each Trust is currently Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890. The Trusts' principal place of business will be c/o Boise Cascade Corporation, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001.

WHERE YOU CAN FIND MORE INFORMATION

        Boise files reports, proxy statements, and other information with the Securities and Exchange Commission. Our filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and their copy charges. You may also inspect the reports and other information we file with the SEC at:

New York Stock Exchange
20 Broad Street
New York, NY 10005

        We have filed a registration statement on Form S-3 with the SEC that covers the securities described in this prospectus. For further information on Boise, the Trusts and the securities, you should refer to our registration statement and its exhibits. In this prospectus, we have summarized material provisions of contracts and other documents. We have included copies of these documents as exhibits to our registration statement. The registration statement can be obtained from the SEC in the ways described above, or from Boise.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information we file with them. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus will automatically update and, to the extent information contained in these future SEC filings differs from or is not consistent with the information contained in this prospectus, supersede the information contained in this prospectus.

        We incorporate by reference the following documents that we have filed with the SEC:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2001 (filed on March 18, 2002); and

  (2)
  The portions of Boise's Proxy Statement on Schedule 14A for the annual meeting of shareholders held on April 18, 2002 (filed on March 11, 2002), that have been incorporated by reference into the 10-K for the year ended December 31, 2001.

        We also incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus. Our SEC file number is 1-5057.

        You may request a free copy of these filings by contacting us at:

Investor Relations Department
Boise Cascade Corporation
P.O. Box 50
Boise, ID 83728-0001
208/384-6390
e-mail: bcweb@bc.com

USE OF PROCEEDS

        Unless we indicate otherwise in the prospectus supplement, we expect to use the net proceeds we receive from any offering of these securities for our general corporate purposes, including working capital, repayment or reduction of debt, and capital expenditures. We may also use proceeds to acquire new facilities or real property or other business enterprises. Each of the Trusts will use the net proceeds from the sale of its preferred securities to purchase debt securities from Boise. We also expect to use the net proceeds from the sale of those debt securities for the purposes described in this section.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDEND REQUIREMENTS

	Year Ended December 31
	1997	1998	1999	2000	2001
Ratio of earnings to fixed charges (1)	—	—	2.95	2.59	—
Ratio of earnings to combined fixed charges and preferred dividend requirements (2)	—	—	2.88	2.52	—

(1)
Earnings before fixed charges were inadequate to cover total fixed charges by $50,666,000, $29,099,000, and $50,249,000 for the years ended December 31, 1997, 1998, and 2001.

(2)
Earnings before fixed charges were inadequate to cover combined fixed charges and preferred stock dividend requirements by $79,011,000, $34,368,000, and $56,697,000 for the years ended December 31, 1997, 1998, and 2001.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

        Boise may issue separately or in combination, in one or more offerings:

  •
  common stock, par value $2.50 per share;

  •
  preferred stock, no par value per share, which we may issue in the form of depositary shares representing fractions of shares of preferred stock;

  •
  debt securities, which may be subordinated or unsubordinated;

  •
  warrants to purchase other securities; and

  •
  purchase contracts.

        The Trusts may issue trust preferred securities in one or more offerings at various times. Boise will unconditionally guarantee the trust preferred securities.

        This prospectus summarizes the material and general terms of the various securities that we or the Trusts may offer, with a separate section below for each type of security. The prospectus supplement relating to any particular securities will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. The prospectus supplement will also state the terms of the offering, the initial public offering price and the net proceeds to Boise. Where applicable, the prospectus supplement will describe any material United States federal income tax considerations relating to the offered securities and indicate whether the securities are or will be listed on any securities exchange.

        The summaries in this prospectus and the prospectus supplement do not describe every aspect of the securities. When evaluating the offered securities, you should also refer to the provisions of other documents that relate to the offered securities, as described in the sections below. These other documents are filed as exhibits to, or are incorporated by reference in, the registration statement.

Book-Entry System for Global Securities

        Boise or the Trusts may issue the securities contemplated by this prospectus in the form of one or more fully registered global securities, which represent offered securities. These global securities will be deposited with The Depository Trust Company ("DTC") and registered in the name of its nominee. The global securities are traded in units which are beneficial interests representing fractional portions of the global security. DTC (or its nominee) will hold each global security in book-entry form, as described below, for the benefit of institutions that have accounts with DTC ("participants").

        DTC has advised us that it is:

  •
  A limited-purpose trust company organized under the laws of the state of New York;

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  A member of the Federal Reserve System;

  •
  A "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  A "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in participants' accounts. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom (and/or their representatives) own DTC. Others, such as banks, brokers, dealers and trust companies that either directly or indirectly clear through or maintain a custodial relationship with a participant, also have access to DTC's book-entry system. DTC administers its book-entry system according to its rules and bylaws and legal requirements.

        When a global security representing offered securities is issued, DTC will credit (on its book-entry registration and transfer system) the principal amount to participants' accounts, in varying amounts as subscribed by the participants. DTC will maintain ownership records for participants' interests, and the participants will maintain ownership records for persons who purchase through them. Ownership interests may be transferred only through those records.

        So long as DTC (or its nominee) is the registered holder of a global security, DTC (or its nominee) will be considered for all purposes the sole owner and holder of the related securities. Except as described below, you will not be entitled to:

  •
  have the securities registered in your name; or

  •
  receive physical delivery of your securities in definitive form.

The laws of some jurisdictions may require that purchasers take physical delivery of securities in definitive form. These laws may restrict or prevent the transfer of beneficial interests in a global security.

        Each person owning a beneficial interest in a global security must rely on DTC's procedures (and, if that person holds through a participant, on the participant's procedures) to exercise any rights of a holder of offered securities under the global security or the indentures. The indentures provide that DTC may grant proxies and otherwise authorize participants to take any action which DTC is entitled to take under the indentures or the global security. We understand that under existing industry practice, if Boise or a Trust requests any action of holders or an owner of a beneficial interest in a global security desires to take any action that DTC (as the holder of the global security) is entitled to take, DTC would authorize the participants to take that action and the participants would authorize the beneficial owners to take the action or would otherwise act upon the instructions of the beneficial owners.

        Boise or the Trusts will make payments to DTC. We expect that when DTC receives any payment, it will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests. We also expect that payments by participants to owners of beneficial interests in a global security held through them will be governed by standing instructions and customary practices (as is the case with securities held by brokers for customers' accounts in "street name"). The indentures may grant Boise or the Trusts the right to redeem any global security. In that case, Boise or the Trusts will notify DTC of the redemption and will make final payment to DTC. We expect that DTC and the participants will in turn notify the respective beneficial holders and distribute payment to them accordingly. Boise, the Trusts or any trustee will not be responsible or liable for:

  •
  any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for any securities;

  •
  the maintenance, supervision, or review of any records relating to any beneficial ownership interests;

  •
  any other aspect of the relationship between DTC and its participants; or

  •
  the relationship between the participants and the beneficial owners.

        The global securities may not be transferred except as a whole between DTC and its nominee, unless they are exchanged for global securities of the same aggregate denomination to be registered in DTC's or its nominee's name, or unless they are exchanged in whole or in part for certificated securities in definitive form. The securities of any series represented by a global security may be exchanged for certificated securities in definitive form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

  •
  Boise notifies the Trustee that it has decided not to have the securities of that series represented by a global security; or

  •
  in the case of debt securities, an event of default has occurred and is continuing with respect to the debt securities.

        If there is such an exchange, we will issue certificated securities in authorized denominations and registered in such names as DTC directs.

Other Book-Entry Clearing and Settlement Systems

        We may choose any other domestic or foreign clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

        Boise's authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. We describe the preferred stock under the heading "Description of Preferred Stock" below.

        This section summarizes the material and general terms of the common stock. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and market price, dividend information and any other relevant information. The summaries in this section and the prospectus supplement do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all the provisions of Boise's Restated Certificate of Incorporation, Boise's bylaws and the Delaware General Corporation Law. The Restated Certificate of Incorporation and the bylaws are incorporated by reference in the registration statement.

Terms of the Common Stock

        As of March 31, 2002, there were 58,195,175 shares of common stock issued and outstanding, and 18,295,985 shares reserved for issuance under Boise's stock option plans and under outstanding convertible securities.

        The holders of common stock have one vote for each share held. Subject to the rights of holders of any outstanding preferred stock, holders of common stock are entitled to receive dividends declared by the Board of Directors from time to time out of funds legally available for dividends. If a liquidation (whether voluntary or involuntary) or reduction in Boise's capital results in any distribution of assets to stockholders, the holders of common stock are entitled to receive, pro rata according to the number of the shares held by each, all of the assets of Boise remaining for distribution after creditors are paid and after the holders of any outstanding preferred stock receive the full preferential amounts to which they are entitled.

        Holders of common stock do not have preemptive rights to subscribe for or purchase any new or additional issue of common stock or securities convertible into common stock. Shares of the common stock are not subject to redemption. All outstanding shares of common stock are, and all shares to be offered as described in a prospectus supplement will be, fully paid and nonassessable.

        The outstanding shares of common stock (symbol BCC) are listed on the New York Stock Exchange. Boise and Wells Fargo Shareowner Services each maintain stock transfer records and act as transfer agents for the common stock. Wells Fargo Shareowner Services and U.S. Bank National Association are registrars of the common stock.

Shareholder Rights Plan

        Boise has had a shareholder rights plan since January 1986. The current plan took effect in December 1998. At that time, the rights under the previous plan expired and we distributed to our common stockholders one new right for each common share held. Rights will be issued with each share of common stock issued before the rights expire or become exercisable. The rights expire in December 2008. The rights become exercisable ten days after a person or group acquires 15% of Boise's outstanding voting securities or ten business days after a person or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 15% of the outstanding voting securities. If the rights become exercisable, each full right entitles the holder to purchase one share of common stock at a purchase price of $175 per share, subject to adjustment. In addition, upon the occurrence of events involving a potential change in control that the Board of Directors has not approved, the rights may "flip in" and entitle holders to buy common stock, or "flip over" and entitle holders to buy common stock in an acquiring entity, in such an amount that the market value is equal to twice the purchase price. The rights are nonvoting and may be redeemed by Boise for one cent per right at any time before they become exercisable.

Provisions with Possible Anti-Takeover Effects

        Various provisions of Boise's Restated Certificate of Incorporation, bylaws, and shareholder rights plan and the Delaware General Corporation Law may hinder or delay any transaction involving Boise that might result in a change of control.

Shareholder Rights Plan

        As discussed above, Boise has adopted a shareholder rights plan which provides stockholders with the right to purchase shares of common stock or securities of an acquiring company at half the market price under circumstances involving a potential change in control of Boise that the Board of Directors has not approved.

Delaware General Corporation Law Section 203

        The Delaware General Corporation Law provides, among other things, that any beneficial owner of 15% or more of Boise's voting stock is prohibited, without the prior approval of the Board of Directors, from entering into any business combination with Boise for three years from the date that 15% ownership interest is acquired unless the combination otherwise satisfies Section 203 of the Delaware General Corporation Law.

Fair Price Provisions

        The "fair price provisions" of the Restated Certificate of Incorporation require that proposed business combinations between Boise and an "interested party" (a beneficial owner of 10% or more of the voting power of Boise) must be approved by the holders of a majority of the voting power of Boise held by stockholders other than the interested party, unless fair price and procedural requirements are met or unless the directors of Boise who are not affiliated with the interested party approve the business combination. An affirmative vote of 80% of the shares entitled to vote is required to amend the fair price provisions of the Restated Certificate of Incorporation, unless the amendment is unanimously recommended by the Board of Directors, and none of the directors are affiliated with the interested party.

Directors; Classified Board

        The Restated Certificate of Incorporation also classifies the Board of Directors into three classes. Vacancies on the Board of Directors may only be filled by a majority vote of the remaining directors, and directors chosen in this manner hold office until the end of the full term of the class in which the vacancy occurred. A director may be removed from office only with cause and only by an affirmative vote of at least 80% of the shares entitled to vote. These provisions may only be amended by the affirmative vote of at least 80% of the shares entitled to vote.

Future Issuances of Preferred Stock

        Boise is not required to seek stockholder approval prior to designating any future series of preferred stock. The Board of Directors could issue preferred stock in one or more transactions with terms which might make the acquisition of a controlling interest in Boise more difficult or costly.

Shareholder Meetings

        The Restated Certificate of Incorporation and the bylaws also contain provisions to reduce surprise and disruptive tactics at shareholders' meetings. The Restated Certificate of Incorporation provides that no action may be taken by shareholders except at an annual meeting or special meeting, and the bylaws do not permit shareholders to directly call a special meeting of shareholders. A shareholder must give written notice to Boise of the intent to nominate a director for election at an annual meeting at least 30 days but not more than 60 days prior to the meeting, unless less than 35 days' notice of the date of the meeting is given to shareholders.

DESCRIPTION OF PREFERRED STOCK

        This section summarizes the material terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. When evaluating the preferred stock, you should also refer to all the provisions of Boise's Restated Certificate of Incorporation, the Certificate of Designation for the offered series of preferred stock, and the Delaware General Corporation Law. The Certificate of Designation will be filed as an exhibit to or incorporated by reference in the registration statement. All outstanding shares of preferred stock are, and all shares to be offered as described in a prospectus supplement will be, fully paid and nonassessable.

Authority of the Board to Issue Preferred Stock

        Under the Restated Certificate of Incorporation, the Board has the authority, without further shareholder action, to issue up to 10,000,000 shares of preferred stock, in one or more series at various times, with such terms and for such consideration as the Board may fix. At this time the only outstanding preferred stock is the Convertible Preferred Stock, Series D, discussed below. The Board may authorize or create stock ranking prior to the preferred stock only in specified circumstances described in "Voting Rights" below.

        The prospectus supplement relating to the particular series of preferred stock will describe the specific terms of the series, including:

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  the designation, stated value and liquidation preference of the series, the number of shares comprising the series and the number of shares offered;

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  the initial public offering price;

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  the dividend rate (or method of calculation), the dividend periods, the dates on which dividends shall be payable, and whether dividends shall be cumulative or noncumulative;

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  any redemption or sinking fund provisions;

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  any conversion or exchange provisions;

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  the procedures for any auction or remarketing of the series;

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  whether interests in the shares of the series will be represented by depositary shares;

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  the voting powers, if any, of the shares of the series (not to exceed one vote per share), in addition to those listed below; and

  •
  any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the series.

        As described under "Description of Depositary Shares," Boise may elect to offer depositary shares evidenced by depositary receipts, each representing a fraction (to be specified in the prospectus supplement) of a share of the particular series of the preferred stock, rather than offering full shares of that series of the preferred stock.

        The preferred stock of each series shall rank equally with the preferred stock of every other series. The preferred stock shall rank senior to the common stock in priority of payment of dividends and in the distribution of assets in any liquidation, dissolution, or winding up of Boise, to the extent of the preferential amounts to which the preferred stock of the respective series is entitled.

        Once issued, the shares of preferred stock will be fully paid and nonassessable. Holders of preferred stock have no preemptive rights. Shares of preferred stock redeemed, converted or otherwise reacquired by Boise shall resume the status of authorized and unissued shares of preferred stock, undesignated as to series, and may be reissued later.

Dividends

        The holders of the preferred stock of each series will be entitled to receive only preferential dividends, when and as the Board declares dividends. Holders will receive declared dividends in cash payable at the rate, from the date, and on the specified dividend payment dates and, if cumulative, cumulative from the date, stated in the prospectus supplement relating to that series. Any arrearages in dividends on the preferred stock will not bear interest.

        The preferred stock may limit our ability to pay dividends or distribute assets with respect to junior stock. As long as any of the preferred stock is outstanding, we may only pay or declare dividends (other than dividends payable in junior stock, together with cash in lieu of fractional shares), or make any other distribution, on any junior stock, if:

  •
  there are no arrearages in dividends on preferred stock for any past dividend period, and dividends in full for the current dividend period have been paid or declared on all preferred stock;

  •
  we have paid or set aside any amounts required to be paid or set aside for any purchase, retirement and sinking funds for the preferred stock of any series; and

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  we are not in default on any obligations to redeem any of the preferred stock.

        In addition, so long as any of the preferred stock is outstanding, neither we nor any of our subsidiaries may purchase, redeem or otherwise acquire any shares of any junior stock (except in connection with a reclassification or exchange of any junior stock through the issuance of other junior stock, or the purchase, redemption or other acquisition of any junior stock with proceeds of a reasonably contemporaneous sale of other junior stock) nor may we make any sinking fund payment for the purchase or redemption of any junior stock, unless:

  •
  there are no arrearages in dividends on preferred stock for any past quarterly dividend period;

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  we have paid or set aside any amounts then required to be paid or set aside for any purchase, retirement and sinking funds for the preferred stock of any series; and

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  we are not in default on any of our obligations to redeem any of the preferred stock.

If these conditions are met, the Board of Directors may declare and pay dividends on the shares of any junior stock.

        We may not declare or pay or set apart for payment dividends in full on any series of preferred stock unless:

  •
  there are no arrearages in dividends on preferred stock for any past quarterly dividend period; and

  •
  dividends in full for the current quarterly dividend period have been paid or declared on all preferred stock to the extent that such dividends are cumulative.

Any dividends paid or declared when those requirements are not met will be shared pro rata by the holders of all series of preferred stock in proportion to their respective arrearages and unpaid and undeclared current quarterly cumulative dividends.

Liquidation

        If any voluntary or involuntary liquidation, dissolution, or winding up of Boise occurs, the holders of preferred stock of each series will be entitled to receive the full preferential amount set forth in the prospectus supplement relating to that series, including any arrearages in dividends on that series to the date fixed for the payment in liquidation, before any distribution will be made to the holders of any junior stock. After the holders of the preferred stock are paid in full, the remaining assets of Boise will then be distributed exclusively among the holders of any junior stock, according to their respective interests.

        If Boise does not have sufficient assets to pay the full preferential amounts due to the preferred stock holders, then the assets available for distribution to preferred stock holders will be distributed pro rata to those holders in proportion to the full preferential amounts payable on the respective shares.

Merger or Sale of Assets

        A consolidation or merger of Boise with or into one or more other corporations or a sale of all or substantially all of the assets of Boise will not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of Boise.

Redemption

        The prospectus supplement for the preferred stock of any series will state redemption rights and redemption price(s) for that series. The Restated Certificate of Incorporation provides that Boise will not purchase or redeem less than all of the outstanding preferred stock unless either the full cumulative dividend on all outstanding shares of preferred stock has been paid or declared and set apart, or 66 2/3% of the outstanding shares of preferred stock approve the purchase or redemption.

        Unless the prospectus supplement states otherwise:

  •
  notice of redemption will be mailed to record holders at least 30 days but not more than 90 days prior to the date fixed for redemption; and

  •
  in case of a partial redemption, the shares to be redeemed will be selected pro rata or by lot or in such other manner as the Board of Directors may determine.

        If we give notice of redemption, then on and after the redemption date, dividends on the shares called for redemption will cease to accumulate, unless we default in the payment of the redemption price. As of the redemption date, holders of the preferred stock called for redemption will have no further rights except the right to receive the redemption price when they surrender their certificates for redemption.

        Shares of preferred stock of any series may also be subject to redemption, in the manner described above, through operation of any sinking or retirement fund created for that series, at the redemption prices and under the terms and provisions described in the prospectus supplement.

        We are not required to register a transfer of any share of a series of preferred stock within 15 days preceding a selection for redemption of shares of that series or to register a transfer of any share which has been selected for redemption.

        If we are obligated to retire shares of one or more series of preferred stock and if we do not pay the obligation in full, the number of shares of each series which are retired will be proportionate to the respective amounts which would have been payable for each series if we had paid in full.

Voting Rights

        The holders of the shares of each series of preferred stock will be entitled to the voting powers, if any (not to exceed one vote per share), stated in the prospectus supplement. Depositary shares will entitle the holders to the fractional vote specified in the prospectus supplement. The holders of preferred stock will be entitled to vote as a class only to the extent described in this section. The holders of each series of preferred stock will have all of the voting rights which are described in this section, as well as any other rights required by law.

Holders' Approval Required

        We will take the following actions only with the approval of the holders of 66 2/3% of all the outstanding shares of preferred stock, voting as a single class, or if we provide for the redemption of all outstanding shares of preferred stock at or before the time when the amendment, issuance, or other event described below is to occur or take effect:

  •
  amend, alter, or repeal any of the provisions of our Restated Certificate of Incorporation or bylaws to adversely affect the powers, preferences, or rights of the holders of the preferred stock or to reduce the time for any notice to which only the holders of the preferred stock may be entitled. An amendment of the Restated Certificate of Incorporation to authorize or create, or to increase the authorized amount of common stock or other junior stock or any class ranking on a parity with the preferred stock will not be deemed to adversely affect the powers, preferences, or rights of the holders of the preferred stock;

  •
  authorize or create, or increase the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking prior to the preferred stock;

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  voluntarily dissolve, liquidate, or wind up the affairs of Boise or sell, lease, or convey all or substantially all its property and assets;

  •
  merge with or consolidate into any other corporation, unless each holder of preferred stock at the time of the merger or consolidation receives the same number of shares in the resulting corporation, with substantially the same rights and preferences as the preferred stock held prior to the merger or consolidation; or

  •
  purchase or redeem less than all of the outstanding preferred stock unless we have paid or declared and set apart sufficient money to pay the full cumulative dividend on all outstanding shares of preferred stock.

        Unless the holders of at least 66 2/3% of the outstanding shares of any series of preferred stock approve, we will not amend, alter, or repeal any of the provisions of our Restated Certificate of Incorporation or bylaws, or the provisions of the series, so as to affect adversely the powers, preferences, or rights of the holders of the preferred stock of that series in a manner not equally applicable to all series of preferred stock.

        Unless the holders of a majority of the outstanding shares of preferred stock, voting as a single class, approve, Boise will not: (1) increase the authorized amount of the preferred stock; (2) create any other class of stock ranking equally with the preferred stock, either as to dividends or upon liquidation; (3) create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock ranking equally with the preferred stock; or (4) increase the authorized number of shares of any other class of stock or other security ranking equally with the preferred stock.

Holders' Approval Not Required

        No approval by the holders of the preferred stock shall be required if, before the amendment, issuance, or other event described above occurs or takes effect, the redemption of all shares of preferred stock which would otherwise have to consent to the action is provided for.

Failure to Pay; Potential Conflicts

        Unless the prospectus supplement states otherwise, if we fail to pay the equivalent of six quarterly dividends on any series of preferred stock, the number of directors will be increased by three and the holders of all series of preferred stock, voting as a single class, will be entitled to elect the additional three directors. This right will last until we have paid or declared and set apart for payment either:

  •
  four consecutive quarterly dividends, if the shares of the series are non-cumulative; or

  •
  all dividends in arrears and dividends in full for the current quarterly period, if the shares of the series are cumulative.

If the terms of a series of preferred stock differ from the terms of other series of preferred stock (as to conversion rights, redemption or sinking fund provisions, or other material terms), the interests of the holders of the various series may differ or be perceived by the additional directors to differ.

Conversion or Exchange Rights

        The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state whether the shares are convertible or exchangeable into common stock, another series of preferred stock, or debt securities, and the terms on which shares of that series are convertible or exchangeable.

Series D Preferred Stock

        The Series D preferred stock was sold by Boise in July 1989 to the trustee for Boise's Employee Stock Ownership Plan, a component of its Savings and Supplemental Retirement Plan. The Series D preferred stock is convertible into common stock at any time at the trustee's option at a conversion ratio of .80357 share of common stock for each share of Series D preferred stock and bears a cumulative annual dividend of $3.31875 per share. Each share of Series D preferred stock is redeemable at Boise's option, and is entitled to one vote and to a preference of $45 in liquidation. The Series D preferred stock has a minimum redemption value of $45 per share. Currently, 6,745,347 shares of the Series D preferred stock are authorized and 4,420,113 shares are outstanding. The Series D preferred stock is restricted because it is not registered with the Commission. It may be held only by the trustee.

DESCRIPTION OF DEPOSITARY SHARES

        Boise may, at its option, elect to offer fractional shares, rather than full shares, of any series of preferred stock. Each fractional share of preferred stock will be represented by a depositary share according to the terms of a Deposit Agreement among Boise, a bank or trust company selected by Boise to act as Depositary, and all holders of depositary receipts issued under the Deposit Agreement. The depositary shares will be evidenced by depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the fractional share of preferred stock represented by that depositary share (including dividend, voting and liquidation rights), and subject to all of the limitations of the fractional share of preferred stock. The prospectus supplement will discuss United States federal income tax considerations which apply to the depositary shares.

        This section summarizes the material terms of the depositary shares we may offer. The prospectus supplement relating to any particular depositary shares offered will describe the specific terms of the depositary shares and the specific terms of the preferred stock represented by the depositary shares. The specific terms may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the depositary shares or the preferred stock represented by the depositary shares. When evaluating the depositary shares and the preferred stock represented by the depositary shares, you should also refer to all the provisions of the Deposit Agreement and the depositary receipt. The forms of the Deposit Agreement and the depositary receipt will be filed as exhibits to or incorporated by reference in the registration statement.

Issuance of Depositary Receipts and Withdrawal of Preferred Stock from Deposit

        When the shares of any series of preferred stock represented by depositary shares are issued, Boise will deposit those shares of preferred stock with the Depositary, which will then issue and deliver the depositary receipts to Boise. Boise will, in turn, deliver the depositary receipts to the purchasers of the preferred stock. Depositary receipts will be issued only for whole depositary shares.

        When the owner of the depositary shares surrenders the depositary receipts to the Depositary, he or she is entitled to receive certificates for the number of whole shares of preferred stock represented by the depositary receipts. If the depositary receipts show more depositary shares than the number of whole shares of preferred stock to be withdrawn, the holder will also receive a new depositary receipt showing the excess number of depositary shares. Boise does not expect that there will be any public trading market for the shares of preferred stock of the series except as represented by the depositary shares.

Dividends and Other Distributions

        If Boise declares and pays a cash dividend or other cash distribution on the preferred stock, the Depositary will distribute the dividend or other distribution received to the record holders of the depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. If Boise makes a distribution other than in cash, the Depositary will either distribute property received by it to the record holders of depositary shares entitled to the distribution or, if the Depositary determines that it is not feasible to make such a distribution and if Boise approves, sell the property and distribute the net proceeds from the sale to the holders.

Redemption, Conversion or Exchange of Depositary Shares

        If the preferred stock underlying the depositary shares may be redeemed, converted, or exchanged, then the depositary shares will be either redeemed from the proceeds received by the Depositary from the redemption of the preferred stock held by the Depositary, or converted or exchanged for the common stock or debt securities issued to the Depositary upon the conversion or exchange of the preferred stock. The redemption, conversion, or exchange price per depositary share will equal the fraction of the redemption price per share or the market value of common stock or debt securities per depositary share payable with respect to that series of the preferred stock. If less than all the depositary shares are to be redeemed, converted, or exchanged, the depositary shares to be redeemed, converted, or exchanged will be selected by lot or pro rata or by any other equitable method selected by Boise.

        After the date fixed for redemption, conversion, or exchange (which will be the same as the redemption, conversion, or exchange date for the preferred stock), the depositary shares called for redemption, converted, or exchanged will no longer be deemed to be outstanding. Holders of the depositary shares will have no further rights, except the right to receive any money or other property to which they are entitled upon surrender to the Depositary of the depositary receipts.

Voting

        When the Depositary receives notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for the preferred stock) will have voting rights corresponding to the number of shares of preferred stock underlying his or her depositary shares. The holder will be entitled to instruct the Depositary how to vote his or her depositary shares. The Depositary will endeavor, to the extent practicable, to vote the appropriate number of shares of preferred stock according to the holder's instructions, and Boise will take all action which the Depositary deems necessary to enable the Depositary to do so. If the Depositary does not receive specific instructions from a holder, the Depositary will not vote the shares of preferred stock underlying that holder's depositary shares.

Amendment of the Deposit Agreement

        Boise and the Depositary may agree at any time to amend the form of depositary receipt evidencing the depositary shares and/or any provision of the Deposit Agreement. However, any amendment which imposes or increases any fees, taxes, or other charges upon holders of depositary receipts (other than taxes and other governmental charges, fees, and other expenses payable by the holders as stated under "Charges of Depositary"), or which otherwise prejudices any substantial existing right of holders of depositary receipts, will not apply to outstanding depositary receipts until 30 days after notice of the amendment has been mailed to the record holders of outstanding depositary receipts. Every holder of depositary receipts at the time any amendment becomes effective shall be deemed to consent and agree to the amendment and to be bound by the Deposit Agreement as amended.

Charges of Depositary

        Boise will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. Boise will pay the charges of the Depositary in connection with the initial deposit of the preferred stock and any redemption or exchange of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges.

Notice, Limitation on Obligations

        The Depositary will forward to the holders of depositary shares all reports and communications from Boise which Boise is required to furnish to the holders of the preferred stock.

        Neither the Depositary nor Boise will be liable if law or any circumstance beyond its control prevents or delays its performance under the Deposit Agreement. Boise and the Depositary are obligated only to perform in good faith their duties under the Deposit Agreement. They will not be obligated to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless they receive a satisfactory indemnity. Boise and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares, or other persons believed to be competent, and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

        The Depositary may resign at any time by delivering notice of its resignation to us, and we may remove the Depositary at any time. Any resignation or removal will take effect once a successor is appointed and accepts the appointment. We will appoint a successor within 45 days after we receive the notice of resignation or removal. Either we or the Depositary may terminate the Deposit Agreement if we do not appoint a successor within 45 days after receiving notice of the Depositary's resignation. If the Deposit Agreement is terminated, the Depositary will:

  •
  discontinue the transfer of depositary receipts;

  •
  suspend the distribution of dividends to the holders of depositary receipts;

  •
  continue to collect dividends and other distributions pertaining to the preferred stock;

  •
  continue to sell rights, preferences, or privileges as provided in the Deposit Agreement; and

  •
  continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property, in exchange for surrendered depositary receipts.

        The Depositary will not give any further notices (other than notice of the termination) or perform any further acts under the Deposit Agreement. At any time at least two years after the date of termination, the Depositary may sell the preferred stock and hold the proceeds of the sale, without interest, for the benefit of the holders of depositary receipts who have not yet surrendered their depositary receipts. After selling the preferred stock, the Depositary will be discharged from all obligations under the Deposit Agreement except accounting for the sale proceeds. If the Deposit Agreement is terminated, Boise will use its best efforts to list the underlying shares of preferred stock on any stock exchange where the depositary shares were listed.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will be unsecured general obligations of Boise and may include:

  •
  senior debt securities, issued under the Senior Indenture;

  •
  subordinated debt securities, issued under the Subordinated Indenture; or

  •
  junior subordinated debt securities, issued under the Junior Subordinated Indenture.

        Debt securities may be issued to one or more of the Trusts. The Trusts will purchase the debt securities with the proceeds from issuances of trust securities.

        This section summarizes the material terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are senior debt securities, subordinated debt securities, or junior subordinated debt securities, and will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the Senior Indenture, Subordinated Indenture, or Junior Subordinated Indenture or the debt securities. When evaluating the debt securities, you should also refer to all the provisions of the applicable indenture and the debt securities. The forms of the Senior Indenture, Subordinated Indenture, and Junior Subordinated Indenture and the forms of the debt securities will be filed as exhibits to or incorporated by reference in the registration statement.

Provisions Applicable to All Debt Securities

        The indentures do not limit the amount of debt securities which may be issued. The debt securities may be issued in various principal amounts as authorized from time to time, and in one or more series at various times. Unless the prospectus supplement states otherwise, the senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Boise. The subordinated debt securities and the junior subordinated debt securities will be unsecured and their payment rights will be subordinated to the payment in full of the Senior Indebtedness of Boise, as described below under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

        Each prospectus supplement will describe the following terms of the offered debt securities:

  •
  the title;

  •
  any limit on the aggregate principal amount;

  •
  the date(s) the principal is payable;

  •
  the interest rate(s), if any, and the date(s) from which the interest accrues;

  •
  the dates on which the interest, if any, is payable and the regular record dates for the interest payment dates;

  •
  whether the offered debt securities are redeemable at our option and the redemption price(s) and other redemption terms and conditions;

  •
  whether we are obligated to redeem or purchase the offered debt securities according to any sinking fund or similar provision or at the holder's option and the price(s), period(s), and terms and conditions of that redemption or purchase obligation;

  •
  whether the offered debt securities are subordinated debt securities and the terms of subordination;

  •
  whether the offered debt securities are junior subordinated debt securities;

  •
  if other than the principal amount, the portion of the principal amount payable if the maturity of the offered debt securities is accelerated;

  •
  whether the provisions relating to Satisfaction, Discharge, and Defeasance described below apply;

  •
  if other than United States Dollars, the currency or currencies of payment of principal and any premium and interest (which may include the Euro);

  •
  if payments are based on an index, the manner in which the amount of principal payments and any premium and interest is to be determined;

  •
  Boise's right, if any, to defer payment of interest and the maximum length of any deferral period;

  •
  if applicable, the terms of any right to convert or exchange the offered debt securities into common stock or other securities of Boise;

  •
  if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which offered debt securities of the series will be issuable;

  •
  whether the offered debt securities will be issued in whole or in part in the form of a global security; the terms and conditions, if any, upon which the global security may be exchanged in whole or in part for other definitive debt securities; and the depositary for the global security, which must be a clearing agency registered under the Exchange Act;

  •
  any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the offered debt securities; and

  •
  any other terms.

        Debt securities may be issued and sold at a substantial discount below their principal amount. The prospectus supplement will describe any material United States federal income tax consequences and other considerations which apply to debt securities issued at a discount or to any offered debt securities denominated or payable in a foreign currency or currency unit.

Modification and Waiver

        Boise and the trustee may amend each indenture with the consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of each series issued under the indenture. Boise and the trustee may not, however, without the consent of the holder of each debt security affected:

  •
  change the stated maturity of the principal of, or any installment of the principal of, or any interest on, any such debt security;

  •
  reduce the principal amount of, the rate of any interest on, or any premium payable upon the redemption of, any such debt security;

  •
  reduce the principal amount due upon acceleration of the maturity of an original issue discount security;

  •
  change the place or currency of payment of principal of (or any premium or interest on) any such debt security;

  •
  impair the right to bring suit to enforce any payment on or after the stated maturity or redemption date of such debt security;

  •
  change the indenture to permit amendments with the consent of the holders of less than 66 2/3% in principal amount of debt securities of any affected series; or

  •
  modify the above requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or to waive certain defaults and their consequences.

        The holders of a majority in aggregate principal amount of the outstanding securities of any series may waive compliance by Boise with some of the restrictive provisions of the indenture solely with respect to that series.

Satisfaction, Discharge, and Defeasance Prior to Maturity or Redemption.

Defeasance of any Series.

        If Boise:

  •
  deposits with the Trustee, in trust, at or before maturity or redemption of the outstanding debt securities of any series, either money or direct obligations of the United States of America or obligations for which the United States of America has guaranteed principal and interest; and

  •
  obtains the opinion of a nationally recognized firm of independent public accountants that the proceeds of these obligations upon their maturity and/or interest payment dates will be sufficient to pay when due the principal of and any premium and interest on that series of outstanding debt securities;

then some terms of the indenture will no longer be binding on Boise. If Boise chooses not to comply with these terms, we refer to it as "defeasance." The material terms that will no longer be binding are those restricting the incurrence of secured debt, restricting sale and leaseback transactions, and prohibiting mergers in situations where an Event of Default exists or would exist. In addition to the material terms, some procedural terms would also no longer be binding. Furthermore, the events of default described in clauses (3) and (6) under "Events of Default" below shall not apply.

Satisfaction and Discharge of any Series.

        Boise may also choose not to pay the principal of and any premium and interest on a particular series of debt securities if Boise deposits money or securities as discussed in "Defeasance of any Series," above, and if Boise satisfies the other conditions below. Any events of default with respect to that series will not apply, and the holders of debt securities of that series will be entitled only to payment out of the money or securities deposited with the Trustee. The required conditions include among others:

  1.
  Except in limited circumstances involving a deposit made within one year of maturity or redemption:

  (i)
  no event of default or event that, with notice or lapse of time, would become an event of default exists at the date of deposit or on the 91st day thereafter; and

  (ii)
  Boise delivers to the trustee an opinion of nationally recognized tax counsel that (a) holders of the debt securities of that series will not recognize income, gain, or loss for federal income tax purposes as a result of the deposit, and (b) holders will be subject to federal income tax in the same amounts, in the same manner, and at the same times as would have been the case if the deposit and defeasance had not occurred; and

  2.
  Boise receives an opinion of counsel stating that satisfaction and discharge will not violate the rules of any nationally recognized securities exchange on which debt securities of that series are listed.

Events of Default

        The indentures define an "event of default" with respect to debt securities of each series as one or more of the events described in clauses (1) through (5) below. The prospectus supplement for any series of debt securities may state different or additional events of default as well.

  1.
  Failure to pay any interest on any debt security of that series for 30 days after becoming due.

  2.
  Failure to pay the principal of or any premium on any security of that series when due.

  3.
  Failure to perform, or breach of, any other covenant or warranty of Boise in the indenture for 90 days after notice.

  4.
  Some events of bankruptcy, insolvency, or reorganization.

  5.
  Any other Event of Default provided with respect to debt securities of that series issued under the indenture.

        In addition, the following events are events of default under the Senior Indenture:

  6.
  Involuntary acceleration of the maturity of indebtedness in excess of $5,000,000 for money borrowed by Boise or any of its Restricted Subsidiaries, if the acceleration is not rescinded or annulled, or the indebtedness is not discharged, within 10 days after notice.

  7.
  Entry of some types of court orders requiring Boise or any Restricted Subsidiary to make payments exceeding $1,000,000, if the order is not satisfied or stayed within 60 days of entry.

        If any Event of Default described in clauses (1), (2), or (5) shall occur and be continuing, then either the Trustee or the holders of at least 25% (or if the debt securities of the series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) in principal amount of the outstanding securities of that series may accelerate the maturity of the securities of that series. If an event of default described in clauses (3), (4), (6), or (7) above shall occur and be continuing under an indenture, then either the Trustee or the holders of at least 25% (or if the debt securities are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) in principal amount of the outstanding debt securities issued under the indenture may accelerate the maturity of all outstanding debt securities. Original issue discount securities provide for an amount less than the principal amount to be due and payable upon acceleration of maturity and are typically sold for an amount less than the principal amount.

Notice of Default; Trustee May Withhold Notice

        The indentures provide that the trustee, within 90 days after a default with respect to any series of debt securities, shall notify the holders of securities of that series of all uncured defaults known to it (the term default to mean the events specified above without grace periods). Nevertheless, except in the case of default in the payment of principal of, or any premium or interest on any debt security of that series, the trustee may withhold notice if it in good faith determines that withholding notice is in the interest of the holders of debt securities of that series.

        Each indenture requires us to furnish to the trustee an annual statement that, to the best of our knowledge, we are not in default of any of our obligations under the indenture or, if there has been a default, specifying each default.

Rights of Holders to Direct Proceedings

        The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to the limitations described in the following sentence, to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any right or power conferred on the trustee with respect to the securities of that series, and to waive events of default. In any event,

  •
  the holders' direction may not conflict with any rule or law or the indenture;

  •
  the trustee may decline to follow such direction if the direction would be unduly prejudicial to other holders or would involve the trustee in personal liability; and

  •
  the trustee may take other action it deems proper if it is not inconsistent with such direction.

        The indentures provide that if a default occurs and is continuing, the trustee shall exercise the rights and powers under the indenture with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of that person's own affairs.

        Subject to provisions of the indenture, the trustee will not be obligated to exercise any of its rights or powers at the request of any of the holders unless they have offered to the trustee reasonable security or indemnity against the costs, expenses, and liabilities which the trustee might incur in compliance with the request.

Merger or Consolidation

        The indentures provide that no consolidation or merger of Boise with or into any other corporation and no conveyance or transfer of its property substantially as an entirety to another corporation may be made unless:

  •
  the surviving corporation or acquiring entity is a corporation organized under the laws of a domestic jurisdiction, and will expressly assume Boise's payment and performance responsibilities with regard to the securities and the indenture;

  •
  immediately after giving effect to such transaction, no event of default, and no event which after notice or lapse of time would become an event of default, shall have happened and be continuing; and

  •
  Boise has delivered the required officers' certificate and opinion of counsel to the Trustee.

        The rights, if any, of the holders of any series of debt securities in the event of a change in control of Boise will be described in the prospectus supplement for that series.

Our Relationship with the Trustee

        U.S. Bank Trust National Association and BNY Western Trust Company are each trustees with respect to separate series of outstanding debt securities under the Senior Indenture. The prospectus supplements will specify the trustee for any future series of debt securities offered under the Senior Indenture, the Subordinated Indenture, or the Junior Subordinated Indenture. We maintain a deposit account and conduct other banking transactions with U.S. Bank Trust National Association in the normal course of business. U.S. Bank Trust National Association serves as trustee for some of our industrial revenue bonds. As of March 1, 2002, U.S. Bank Trust National Association is also the trustee under indentures under which our 9.85% Notes Due 2002, 7.50% Notes Due 2008, 9.45% Debentures Due 2009, 7.35% Debentures Due 2016, and $353,005,000 (principal amount) of Medium-Term Notes, Series A, are outstanding. BNY Western Trust Company is the series trustee under the Third Supplemental Indenture to the Senior Indenture, under which we issued, and have outstanding, $172,500,000 (principal amount) of our 7.50% Debentures Due December 2006.

Governing Law

        The Senior Indenture, the Subordinated Indenture, the Junior Subordinated Indenture and the debt securities shall be governed by New York law.

Payment and Paying Agents

        Unless the prospectus supplement states otherwise, we will pay interest on debt securities at any interest payment date to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the interest.

        Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents that we designate, except that interest payments may be made by check and mailed to the holder, unless the prospectus supplement states otherwise. The corporate trust office of the indenture trustee in New York City, or any other entity named in the prospectus supplement, will be designated as our paying agent for payments with respect to debt securities of each series. The prospectus supplement will also name any additional paying agents that we initially designate for the debt securities of a particular series. Boise may designate itself as a paying agent.

        All money that we pay to a paying agent or to the indenture trustee for any payment on any debt securities and that remains unclaimed for three years after the payment is due and payable will be repaid to us. After the agent or trustee repays the payment to us, the holder of the security may look only to Boise for payment.

Provisions Applicable to Senior Debt Securities—Material Covenants

Definitions Applicable to Covenants

        "Attributable Debt" means the total net amount of rent required to be paid during the remaining primary term of any particular lease under which any person is at the time liable, discounted at a rate per year equal to the weighted average interest rate borne by the securities outstanding under the indenture.

        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting:

  •
  all liabilities, other than deferred income taxes, Funded Debt, and shareholders' equity; and

  •
  all goodwill, trade names, trademarks, patents, organization expenses, and other similar intangibles of Boise and its consolidated subsidiaries.

        "Funded Debt" means:

  •
  all indebtedness for borrowed money that matures more than 12 months from the date as of which the determination is made or that by its terms and at the borrower's option is renewable or extendible beyond 12 months from such date; and

  •
  rental obligations payable more than 12 months from such date under leases that are capitalized according to generally accepted accounting principles.

        "Principal Property" means:

  •
  any mill, converting plant, manufacturing plant, or other facility owned by Boise or any Restricted Subsidiary of Boise that is located within the present 50 states of the United States and which has a gross book value (without deduction of any depreciation reserves) greater than 3% of Consolidated Net Tangible Assets on the date as of which the determination is being made; and

  •
  timberlands;

in each case other than properties or any portion of a particular property that the Board of Directors believes is not material to Boise's business and other than minerals or mineral rights.

        "Restricted Subsidiary" means a Subsidiary of Boise that maintains substantially all of its property or that carries on substantially all of its business within the present 50 states of the United States, and that owns a Principal Property, but excluding a Subsidiary of Boise that is primarily engaged in the development and sale or financing of real property.

        "Subsidiary" of Boise means a corporation of which more than 50% of the voting stock is, directly or indirectly, owned by Boise and/or one or more Subsidiaries of Boise.

Restrictions on Secured Debt

        The Senior Indenture provides that neither Boise nor any Restricted Subsidiary shall incur, issue, assume, or guarantee any loans ("Debt") secured by a mortgage, pledge, or lien ("Mortgage") on any Principal Property of Boise or any Restricted Subsidiary, or on any stock or Debt of any Restricted Subsidiary, unless either:

  •
  Boise secures or causes the Restricted Subsidiary to secure the securities issued under the Senior Indenture equally and pro rata with, or at Boise's option, prior to, the secured Debt; or

  •
  the total amount of all secured Debt, plus all Attributable Debt of Boise and its Restricted Subsidiaries with respect to sale and leaseback transactions involving Principal Properties (except sales and leasebacks permitted under "Restrictions on Sales and Leasebacks" below) does not exceed 10% of Consolidated Net Tangible Assets.

When Restrictions on Secured Debt Inapplicable

        This restriction does not apply to, and computations under this restriction will exclude from the total amount of secured Debt, Debt secured by:

  •
  Mortgages on property, any shares of stock, or Debt of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

  •
  Mortgages in favor of Boise or a Restricted Subsidiary;

  •
  Mortgages in favor of governmental bodies to secure progress or advance payments;

  •
  Mortgages on property, shares of capital stock or Debt existing at the time the property, stock or Debt is acquired (including acquisition through merger or consolidation);

  •
  purchase money and construction Mortgages which are entered into within specified time limits;

  •
  Mortgages securing industrial revenue or pollution control bonds;

  •
  Mortgages on timberlands or in connection with arrangements under which Boise or any Restricted Subsidiary is obligated to cut or pay for timber; or

  •
  any extension, renewal, or refunding of any Mortgage referred to in the foregoing clauses.

        The Senior Indenture also provides that Boise may not consolidate with or merge into any other corporation or convey its property substantially as an entirety to another corporation if any Principal Property of Boise or any Restricted Subsidiary would become subject to a Mortgage which is not expressly excluded from the restrictions or permitted by the provisions of the "Restrictions on Secured Debt" covenant, unless all the outstanding debt securities are secured by a lien upon such Principal Property equal with or, at Boise's option, prior to the Debt secured by the Mortgage.

Restrictions on Sales and Leasebacks

        The Senior Indenture provides that neither Boise nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the total amount of all Attributable Debt of Boise and its Restricted Subsidiaries with respect to such transaction plus all secured Debt (with the exception of secured Debt excluded as described in "Restrictions on Secured Debt" above) would not exceed 10% of Consolidated Net Tangible Assets.

When Restrictions on Sales and Leasebacks Inapplicable

        This restriction does not apply to, and computations of Attributable Debt under this restriction shall exclude, a sale and leaseback transaction if:

  •
  the lease, including renewal rights, is for three years or less;

  •
  the Principal Property is sold or transferred within a specified period after it is acquired or constructed;

  •
  the lease secures or relates to industrial revenue or pollution control bonds;

  •
  the transaction is between Boise and a Restricted Subsidiary or between Restricted Subsidiaries; or

  •
  within 180 days after the sale, Boise or the Restricted Subsidiary uses an amount of money at least equal to the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased, to retire Funded Debt of Boise or a Restricted Subsidiary, or to purchase other property which will be Principal Property at least equal in value to the Principal Property leased.

        The amount used to retire Funded Debt shall be reduced by (1) the principal amount of any debentures or notes (including securities issued under the indenture) of Boise or a Restricted Subsidiary surrendered to the trustee for retirement and cancellation within 180 days after the sale of the Principal Property, and (2) the principal amount of Funded Debt, other than items referred to in the preceding clause (1), voluntarily retired by Boise or a Restricted Subsidiary within 180 days after the sale of the Principal Property.

Provisions Applicable to Subordinated Debt Securities—Subordination

        The payment rights of the subordinated debt securities will be subordinated to the full payment of all existing and future Senior Indebtedness of Boise and will be senior to any payment on junior subordinated debt securities, as stated in the Subordinated Indenture. "Senior Indebtedness" generally means any existing or future debt incurred, assumed, or guaranteed by Boise, including:

  •
  the principal of the debt, and any premium;

  •
  interest on the debt, including interest accruing after a petition initiating any proceeding under any bankruptcy law is filed, but only to the extent interest is allowed to the holder of the debt against the bankruptcy or any other insolvency estate of Boise in the proceeding;

  •
  any accrued original issue discount on the debt;

  •
  other amounts due on or in connection with the debt; and

  •
  all renewals, extensions, and refundings of the debt (as defined below).

The following will not constitute Senior Indebtedness:

  •
  any debt which expressly provides that (i) the payment rights of the debt shall not be senior to the subordinated debt securities, or (ii) the debt shall be subordinated to any other debt of Boise, unless the debt also expressly provides that the payment rights of the debt shall be senior to the subordinated debt securities;

  •
  any debt of Boise in respect of the subordinated debt securities;

  •
  any debt or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

  •
  any debt of Boise to any subsidiary for money borrowed or advanced from such subsidiary; and

  •
  any liability for federal, state, local, or other taxes owed or owing by Boise.

        "Debt" means the following:

  •
  all indebtedness for borrowed money, whether or not the lender's recourse is to all the assets of the borrower or only to a portion of the assets, and including all indebtedness evidenced by notes, bonds, debentures, or other securities sold for money;

  •
  all indebtedness incurred or assumed in acquiring any business, real property, or other assets, except goods and materials acquired in the ordinary course of the conduct of the acquirer's usual business;

  •
  all capital lease obligations;

  •
  hedging obligations;

  •
  guarantees of indebtedness described in the preceding four clauses of any other person; and

  •
  renewals, extensions, refundings, deferrals, restructurings, amendments, and modifications (including, without limitation, exchange offers) of any such indebtedness, obligation, or guarantee.

        Because the subordinated debt securities are subordinated as described in this section, if Boise becomes insolvent, the holders of these securities are required to pay over their share of any distribution of Boise's assets to the indenture trustee in bankruptcy, receiver or other person distributing the assets. This person will apply the distribution to the payment of all Senior Indebtedness remaining unpaid until the Senior Indebtedness is paid in full. In addition, unsecured creditors who do not hold subordinated debt securities or Senior Indebtedness may recover less, pro rata, than holders of Senior Indebtedness and may recover more, pro rata, than the holders of the subordinated debt securities.

        If we fail to pay any principal, premium, or interest on Senior Indebtedness when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption, or otherwise, then we are not permitted to pay any principal, premium, if any, or interest on any subordinated debt securities, nor may we acquire any subordinated debt securities.

        If a default which permits the holders of Senior Indebtedness or the trustee for the Senior Indebtedness to declare the Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable, other than a failure to pay principal, premium, or interest, has occurred and is continuing, and if Boise and the trustee for the Senior Indebtedness have received notice of such occurrence from any holder of the Senior Indebtedness, then we are not permitted to pay any principal, premium, or interest on any subordinated debt securities, nor may we acquire any subordinated debt securities during the "payment blockage period." A payment blockage period will begin on the date the notice is received and end on the earlier of the following:

  •
  the date when the default has been cured or waived or ceases to exist;

  •
  the date when we have discharged all the Senior Indebtedness to which the default relates; or

  •
  the 179th day after the date the notice is received.

Only one payment blockage period may begin during any 360-day period. There must also be a period of at least 181 days during each 360-day period when no payment blockage period is in effect. In addition, a default that existed or was continuing on the date a payment blockage period begins may not be the basis of a subsequent payment blockage period, unless the default has been cured for at least 90 consecutive days. Nevertheless, if a breach of any financial covenant occurs after a payment blockage period and continues for a period that gives rise to an event of default, then the breach constitutes a new default even if it is a breach of the same provision under which a prior event of default existed.

        If we fail to make any payment on the subordinated debt securities because of the subordination provisions described in this subsection, the failure may still be deemed an event of default with respect to the subordinated debt securities. Once the payment blockage period terminates, we will resume making any and all required payments in respect of the subordinated debt securities, including any missed payments.

No Limit on Senior Indebtedness, Other Debt

        Neither the Subordinated Indenture nor the Junior Subordinated Indenture limits us from issuing additional debt securities that are senior to, of equal rank with, or junior to the debt securities issued under the Subordinated Indenture and the Junior Subordinated Indenture, nor do these indentures limit us from issuing or incurring other secured or unsecured debt. Debt securities we issue under the Senior Indenture will be senior to debt securities issued under the Subordinated Indenture and the Junior Subordinated Indenture, and debt securities we issue under the Subordinated Indenture will be senior to debt securities issued under the Junior Subordinated Indenture. We may issue securities which by their terms are senior to subordinated or junior subordinated debt securities but subordinate to other obligations of ours.

        The prospectus supplement applicable to issued debt securities will describe any other provisions which apply to the subordination of the subordinated or junior subordinated debt securities of a particular series offered.

Provisions Applicable to the Debt Securities Held by the Trusts

Events of Default

        In addition to the events described above under "Provisions Applicable to All Debt Securities—Events of Default" applicable to all debt securities, the following will be an event of default under the indenture with respect to any series of debt securities issued to the Trusts:

  •
  the voluntary or involuntary dissolution, winding up or termination of the Trust that owns the series of debt securities, except in connection with:

  (1)
  the distribution of the debt securities to holders of trust securities of the Trust;

    (2)
    the redemption of all of the trust securities of the Trust; or

    (3)
    mergers, consolidations, or amalgamations permitted by the declaration of the Trust.

        The holders of at least a majority in aggregate liquidation amount of the trust preferred securities of a Trust may waive any default or event of default with respect to that series and its consequences, except defaults or events of default regarding:

  •
  payment of principal, premium, or interest; or

  •
  covenants containing limitations on our ability to pay dividends and make payments on debt securities.

        A waiver shall cure the default or event of default. If, under a Trust's declaration, an event of default has occurred because we have failed to pay the principal, premium, or interest on the debt securities, then each holder of the trust preferred securities may sue us or seek other remedies, to force us to pay to the holder the principal, premium, or interest on the debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by the holder.

Modification of Indenture; Waiver

        Under any indenture covering securities issued to a Trust, Boise and the indenture trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least 66 2/3% in aggregate liquidation amount of the preferred securities of the Trust holding that series of debt. Any change will be subject to the limitations described above under "Modification and Waiver" applicable to the other debt securities.

        If the property trustee of the Trust, as the holder of debt securities, is required to consent to any amendment, modification, or termination of the indenture, the property trustee will request directions from the holders of the preferred securities of the applicable Trust.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase common stock, preferred stock, debt securities, or any combination of these three. The warrants may be issued independently or together with any other securities and may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Boise and a bank or trust company, as warrant agent.

        This section summarizes the material terms of the warrants that we may offer. The prospectus supplement relating to a particular series of warrants will describe the specific terms of the series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. When evaluating the warrants, you should also refer to all the provisions of the warrant agreement, the certificates representing the warrant, and the specific descriptions in the prospectus supplement. The forms of the warrant agreement and the warrant certificates are or will be filed as exhibits or incorporated by reference in the registration statement.

        The prospectus supplement relating to a series of warrants will describe the specific terms of the warrants including the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued and the currency in which the price for the warrants may be paid;

  •
  the designation and terms of the securities purchasable upon the exercise of the warrants;

  •
  the price at which and the currency in which the securities purchasable upon exercise of the warrants may be purchased;

  •
  the dates on which the right to exercise the warrants shall commence and expire;

  •
  whether the warrants are exercisable by payment of cash, surrender of other securities, or both;

  •
  provisions for changes to or adjustments in the exercise price of the warrants;

  •
  if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each such other security;

  •
  if applicable, the date on and after which the warrants and the related other securities will be separately transferable;

  •
  whether the warrants will be issued in registered form or bearer form;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of material United States federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

        Warrant certificates will be exchangeable for new warrant certificates of different denominations, and warrants may be exercised, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Until holders of warrants to purchase debt securities exercise their warrants to purchase the debt securities, they will not be entitled to payments of principal, premium, or interest on the debt securities. Until holders of warrants to purchase common or preferred stock exercise their warrants to purchase the stock, they will not be entitled to dividends, if any, declared and paid on the stock.

        Holders may exercise warrants as stated in the prospectus supplement relating to those warrants. Once the payment and the properly completed and executed warrant certificate is received at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities. If the holder exercises less than all of the warrants represented by the warrant certificate, we will also issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS AND THE UNITS

        We may issue purchase contracts, including contracts obligating holders to purchase and Boise to sell a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of the stock may be fixed at the time the purchase contracts are issued or may be determined through a specific formula included in the purchase contracts. The purchase contracts may be issued separately or as a part of units, including, but not limited to, adjustable conversion-rate equity security units. A unit may consist of a purchase contract and debt securities, trust securities, or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock or preferred stock under the purchase contracts. The purchase contracts may require us to make periodic payments to the unit holders or may require the unit holders to make periodic payments to us, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

        The prospectus supplement relating to any particular offered purchase contracts and/or units will describe the specific terms of the purchase contracts and/or units, which may be in addition to or different from the general terms summarized above in this section. When evaluating the purchase contracts and/or units, you should read the specific description in the prospectus supplement. In addition, the forms of the purchase contracts and the units are or will be filed as exhibits to or incorporated by reference in the registration statement.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

General

        The declaration of each Trust authorizes the respective trustees to issue one series of trust preferred securities on the Trust's behalf. Each Trust will use the proceeds from the sale of the trust preferred securities to purchase a series of debt securities issued by Boise. The property trustee will hold these debt securities in trust for the benefit of the holders of the trust preferred securities.

        This section summarizes the material terms of the preferred securities that the Trusts may offer. The prospectus supplement relating to any particular preferred securities offered by a Trust will describe the specific terms of the preferred securities, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred securities. When evaluating the preferred securities, you should refer to all the provisions of the amended declarations and the preferred securities. The forms of the declarations and the preferred securities will be filed as exhibits to or incorporated by reference in the registration statement.

        In particular, the prospectus supplement will describe:

  •
  the name of the trust preferred securities;

  •
  the designation of the trust preferred securities;

  •
  the dollar amount and number of trust preferred securities issued;

  •
  the annual distribution rate(s) or method of determining the rate(s), the payment date(s) and the record dates;

  •
  the date(s) or the method to determine the date(s) from which distributions shall be cumulative;

  •
  any optional repurchase or redemption provisions, including the prices, time periods, and other terms and conditions for which the trust preferred securities shall be purchased or redeemed, in whole or in part;

  •
  the terms and conditions, if any, upon which the applicable series of debt securities and the related trust preferred securities guarantee may be distributed to holders of the trust preferred securities upon liquidation, dissolution, termination or winding up of the Trust;

  •
  any voting rights of the trust preferred securities other than those described in this section;

  •
  any securities exchange on which the trust preferred securities will be listed;

  •
  whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements;

  •
  any other relevant rights, preferences, privileges, limitations, or restrictions of the trust preferred securities; and

  •
  any applicable United States federal income tax considerations.

Rights to Payment

        We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the trust preferred securities, but only to the extent the Trust has funds available to make those payments and has not made the payments. The trust preferred securities guarantee by Boise is described in more detail below under "Description of the Trust Preferred Securities Guarantee."

        The assets of each Trust available for distribution to the holders of its trust preferred securities will be limited to payments from Boise under the series of debt securities held by the Trust. If Boise fails to make a payment on the debt securities, the Trust will not have sufficient funds to make related payments, including distributions, on its trust preferred securities.

        The trust preferred securities guarantee, when taken together with our obligations under the series of debt securities, the indenture and the amended declaration of the Trust, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by each Trust.

Liquidation Distribution Upon Dissolution

        The amended declaration of each Trust states that the Trust shall be dissolved upon:

  •
  the expiration of the term of the Trust;

  •
  the bankruptcy of Boise;

  •
  a change in law requiring the Trust to register as an investment company under the Investment Company Act of 1940;

  •
  the filing of a certificate of dissolution or its equivalent with respect to Boise;

  •
  Boise's election to terminate the trust and distribute the related debt securities directly to the holders of the trust securities;

  •
  the redemption, conversion, or exchange of all of the trust securities of the Trust; or

  •
  entry of a court order for the dissolution of Boise or the Trust.

        In the event of a dissolution, after the Trust pays all amounts owed to creditors, the holders of the trust securities will be entitled to receive:

  •
  cash equal to the aggregate liquidation amount of each trust security specified in the prospectus supplement, plus accumulated and unpaid distributions to the date of payment; or

  •
  debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities.

        If a Trust cannot pay the full amount due on its trust securities because it has insufficient assets, then the amounts payable by the Trust shall be paid pro rata. If an event of default under the related indenture has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

Events of Default

        An event of default under the indenture relating to a series of debt securities is also an event of default under the amended declaration of the Trust that owns those securities. We have described these events of default under the sections entitled "Description of Debt Securities—Provisions Applicable to All Debt Securities—Events of Default" and "—Provisions Applicable to Debt Securities—Events of Default."

        Every year, Boise and the regular trustees of each Trust must file with the property trustee for the Trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related amended declaration.

        If an event of default occurs, the property trustee of the Trust, as the sole holder of the debt securities held by the Trust, will have the right under the indenture to declare the principal, any premium, and interest on the debt securities immediately due and payable.

Holder's Right to Sue

        If a property trustee fails to enforce its rights under the amended declaration or the indenture then, to the fullest extent permitted by law, and subject to the terms of the amended declaration and the indenture, any holder of trust preferred securities may sue Boise, or seek other remedies, to enforce the property trustee's rights under the amended declaration or the indenture. The holder is not required to institute a legal proceeding against the property trustee or any other person before suing Boise.

        If Boise fails to pay any principal, premium, or interest on a series of debt securities when payable, then a holder of the trust preferred securities may directly sue Boise or seek other remedies to collect its pro rata share of payments owed.

Removal and Replacement of Trustees

        Only Boise may remove or replace the trustees of a Trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only when the successor trustee accepts the appointment according to the provisions of the amended declaration for the Trust.

Conversion or Exchange Rights

        The prospectus supplement will state the terms on which the trust preferred securities are convertible into or exchangeable for common stock or other securities of Boise or any other entity. The terms will state whether conversion or exchange is mandatory, and whether it is at the holder's option or at Boise's option. The terms may provide for adjustment of the number of shares of common stock or other securities of Boise or any other person to be received by the holders of trust preferred securities in specified instances.

Mergers, Consolidations, Conversions or Amalgamations of the Trusts

        The Trusts may not consolidate or merge with or be converted into or replaced by any other corporation or other entity, or convey, transfer, or lease their properties and assets substantially as an entirety to any other corporation or other entity, except in each case as described below. A Trust may, with the consent of a majority of its regular trustees and without the consent of the trust security holders or the other trustees, engage in any of the merger events referred to above, provided that:

  •
  the successor entity either:

  (1)
  assumes all of the obligations of the Trust relating to its trust securities; or

    (2)
    substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption, and otherwise;

  •
  Boise acknowledges a trustee of the successor entity who has the same powers and duties as the property trustee of the Trust, as the holder of the particular series of debt securities;

  •
  the trust preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same national securities exchange or other market on which the trust preferred securities are then listed;

  •
  the merger event does not cause the trust preferred securities or successor securities to be downgraded by any national rating agency;

  •
  the merger event does not adversely affect the rights, preferences, and privileges of the holders of the trust securities or successor securities in any material way;

  •
  the successor entity has a purpose identical to that of the Trust;

  •
  prior to the merger event, Boise has received an opinion of counsel from a nationally recognized law firm stating that:

  (1)
  the merger event does not adversely affect the rights of the holders of the Trust's preferred securities or any successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity); and

  (2)
  following the merger event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

  •
  Boise or any permitted successor owns all of the common stock of the successor entity and guarantees the obligations of the successor entity under the successor securities in the same manner as in the original guarantee.

        In addition, unless all of the holders of the trust preferred securities and trust common securities approve, the Trust may not consent to or engage in a merger event if that event would cause the Trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Declaration

        The holders of trust preferred securities have no voting rights except as discussed above under "—Mergers, Consolidations, Conversion or Amalgamations of the Trust," below under "Description of the Trust Preferred Securities Guarantee—Amendments and Assignment," and in the following three paragraphs, and as otherwise required by law or the amended declaration for the Trust.

        The amended declaration may be amended by a majority of the regular trustees of the Trust. However, if any proposed amendment provides for, or the regular trustees otherwise propose:

  (1)
  any action that would adversely affect the powers, preferences, or special rights of the trust securities, whether by way of amendment to the amended declaration or otherwise; or

  (2)
  the dissolution, winding-up, or termination of the Trust other than pursuant to the terms of its amended declaration, then the holders of the trust securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal must be approved by at least 66 2/3% in liquidation amount of the trust securities affected by the amendment or proposal.

        If any amendment or proposal referred to in clause (1) above would adversely affect only a particular class of the trust securities of the Trust, then only the affected class will be entitled to vote on the amendment or proposal. The amendment or proposal must be approved by at least 66 2/3% in liquidation amount of the affected class.

        No amendment may be made to an amended declaration if the amendment would:

  •
  cause the Trust to be characterized as other than a grantor trust for United States federal income tax purposes;

  •
  impose any additional obligation on Boise without its consent;

  •
  reduce or otherwise adversely affect the powers of the property trustee; or

  •
  cause the Trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

        The holders of a majority in aggregate liquidation amount of the trust preferred securities have the right to:

  •
  direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee of the Trust; or

  •
  direct the exercise of any trust or power conferred upon the property trustee under the Trust's amended declaration, including the right to direct the property trustee, as the holder of a series of debt securities, to:

  (1)
  exercise the remedies available under the indenture with respect to those debt securities;

  (2)
  waive any event of default under the indenture that is waivable; or

  (3)
  cancel an acceleration of the principal of the debt securities.

        If the indenture requires the consent of the holders of more than a majority in aggregate principal amount of the debt securities, then the property trustee must get approval of the holders of the 66 2/3% in liquidation amount of the trust preferred securities.

        In addition, before taking any of the actions described above, the property trustee must obtain an opinion of counsel stating that, as a result of the action, the Trust will continue to be classified as a grantor trust for United States federal income tax purposes.

        The property trustee of the Trust will notify all holders of trust preferred securities of any notice received from the indenture trustee with respect to the debt securities held by the Trust.

        As described in the amended declaration, the property trustee may hold a meeting to have holders of trust preferred securities vote on a change or have them approve a change by written consent.

        Any trust preferred securities that we or our affiliates own will be treated as if they were not outstanding for purposes of any vote or consent of trust preferred securities.

Information Concerning the Property Trustee

        For matters relating to compliance with the Trust Indenture Act, the property trustee of the Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee must perform only the duties specifically stated in the amended declaration and, upon an event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not required to exercise any of the powers it has under the applicable amended declaration at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. The holders of the trust preferred securities, however, will not be required to offer an indemnity where the holders, by exercising their voting rights, direct the property trustee to take any action following an event of default.

Miscellaneous

        The regular trustees of a Trust are authorized and directed to conduct the affairs of the Trust and to operate the Trust so that:

  •
  it will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  •
  it will be classified as a grantor trust for United States federal income tax purposes; and

  •
  the debt securities it holds will be treated as indebtedness of Boise for United States federal income tax purposes.

        Boise and the regular trustees of the Trust are authorized to take any action permitted under applicable law, the certificate of trust and the amended declaration, that they together determine is necessary or desirable for the purposes of the Trust.

        Holders of trust preferred securities have no preemptive or similar rights.

        The Trust may not borrow money, issue debt, execute mortgages, or pledge any of its assets.

Governing Law

        The amended declaration and the related trust preferred securities will be governed by the laws of the State of Delaware.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

General

        When a Trust issues trust preferred securities, Boise will execute a trust preferred securities guarantee which benefits the holders of trust preferred securities. The trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. U.S. Bank Trust National Association or another trustee, indentified in the prospectus supplement, will act as the guarantee trustee for the purposes of compliance with the Trust Indenture Act, and will hold the guarantee for the benefit of the holders of trust preferred securities.

Guarantee Payment

        This section summarizes the material terms of the guarantees that Boise will provide in respect of the preferred securities that the Trusts may offer. The summary in this section does not describe every aspect of the guarantee. When evaluating the guarantee, you should also refer to any description in the related prospectus supplement and to all the provisions of the guarantee agreements. The form of the guarantee agreement is filed as an exhibit to the registration statement.

        Boise will irrevocably agree to pay in full to the holders of the trust preferred securities the following guarantee payments when due, to the extent not paid by the Trust, regardless of any defense, right of set-off, or counterclaim which the Trust may have or assert:

  •
  any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that the Trust has funds available to make the payment;

  •
  the redemption price, to the extent that the Trust has funds available to make the payment; and

  •
  if the Trust is voluntarily or involuntarily dissolved and liquidated (other than in connection with a distribution of debt securities to holders of the trust preferred securities or the redemption of all the trust preferred securities), the lesser of:

  (1)
  the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Trust has funds available to make the payment; and

  (2)
  the amount of assets of the Trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and liquidation of the trust ("Liquidation Payment").

        Boise may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders.

        The combined operation of Boise's obligations under the indenture and the trust preferred securities guarantee and amended declaration provides a full, irrevocable and unconditional guarantee of the trust's obligations under its trust preferred securities.

Status of the Guarantee

        The guarantee will be an unsecured obligation of Boise and will rank:

  •
  subordinate and junior in right of payment to all of Boise's other liabilities, except those obligations made equal or junior to its obligations under the trust preferred securities guarantee;

  •
  equal with the senior most preferred or preference stock now or later issued by Boise, and with any guarantee now or later issued by it in respect of any preferred or preference stock of any of its affiliates; and

  •
  senior to the common stock.

        The declaration will require that the holder of trust preferred securities accept the subordination provisions and other terms of the guarantee. The guarantee will be a guarantee of payment and not of collection (in other words, the holder of the guaranteed security may sue Boise, or seek other remedies, to enforce its rights under the trust preferred securities guarantee without first suing any other person or entity). The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not previously paid, or upon distribution of the corresponding series of debt securities to the holders of trust preferred securities according to the terms of the declaration.

Amendments and Assignment

        Except for changes which do not adversely affect the rights of holders of trust preferred securities in any material respect (in which case no consent of the holders will be required), a guarantee may only be amended with the prior approval of the holders of at least 66 2/3% in aggregate liquidation amount of the trust preferred securities. We have described the way to obtain approval under "Description of the Trust Preferred Securities—Voting Rights; Amendment of Declaration." All guarantees and agreements contained in the trust preferred securities guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

Events of Default under the Guarantee

        An event of default under the guarantee occurs if we fail to make any required payments or perform our obligations under the guarantee.

        The holders of at least a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

Information Concerning the Guarantee Trustee

        The guarantee trustee will only perform the duties that are specifically described in the guarantee, except when an event of default under the guarantee occurs and is continuing. After a default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers at the request of any holder of covered trust preferred securities unless it receives reasonable indemnity against the costs, expenses, and liabilities that it might incur.

Termination of the Guarantee

        The guarantee will terminate once the trust preferred securities are paid in full or upon distribution of the corresponding series of debt securities to the holders of the trust preferred securities. The guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities must return any sums paid under the trust preferred securities or the guarantee.

Governing Law

        The guarantee will be governed by the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
THE TRUST PREFERRED SECURITIES GUARANTEE
AND THE DEBT SECURITIES HELD BY THE TRUST

        As long as Boise makes payments of interest and other payments when due on the debt securities held by a Trust, the Trust will have sufficient funds to make distribution payments and redemption and liquidation payments due on its trust preferred securities. This is because:

  •
  the aggregate principal amount of the debt securities will be equal to the sum of the aggregate liquidation amount of the trust securities;

  •
  the interest rate and interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  •
  Boise will pay for any and all costs, expenses, and liabilities of each Trust except the trust's obligations under its trust preferred securities; and

  •
  each declaration provides that a Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

        If and to the extent that Boise fails to make payments on the debt securities, the Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, holders will not be able to rely upon the trust preferred securities guarantee for payment of these amounts. Instead, they may directly sue Boise or seek other remedies to collect the pro rata share of payments owed. If a holder of trust preferred securities sues Boise to collect payment, then Boise will assume the holder's rights under the declaration to the extent Boise makes a payment in the legal action.

        A holder of any trust preferred security may sue Boise, or seek other remedies, to enforce its rights under the guarantee without first suing the guarantee trustee, the Trust or any other person or entity.

PLAN OF DISTRIBUTION

        Boise may sell common stock, preferred stock, any series of debt securities, warrants, purchase contracts, units or guarantees, and the Trusts may sell trust preferred securities, in one or more of the following ways from time to time:

  •
  to underwriters for resale to the public;

  •
  directly to institutional investors; or

  •
  through agents to the public.

        The offered securities may be distributed periodically in one or more transactions at:

  •
  a fixed price or prices, which may be changed;

  •
  market prices prevailing at the time of sale;

  •
  prices related to the prevailing market prices; or

  •
  negotiated prices.

In connection with the sale of offered securities, underwriters or agents may receive compensation from Boise in the form of underwriting discounts or commissions. They may also receive commissions from purchasers of offered securities. Underwriters or agents may sell offered securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from purchasers.

        The prospectus supplement will explain the terms of the offering of the securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

        If underwriters participate in the sale, they will acquire the offered securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

        Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent. The underwriters cannot purchase a series in part but must instead purchase the entire series.

        Underwriters, dealers, and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters and agents may be entitled under agreements entered into with Boise and/or the Trusts to indemnification by Boise and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to related payments which the underwriters or agents may be required to make.

        Underwriters and agents and/or their affiliates may engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

        If indicated in the Prospectus Supplement, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us under delayed purchase contracts. Each contract will provide for payment and delivery on the date(s) stated in the prospectus supplement and will be for an amount not less than the amount stated in the prospectus supplement. The aggregate amount of offered securities sold under these contracts shall be equal to the amount stated in the prospectus supplement. We may enter into delayed purchase contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions. Purchasers will in all cases be subject to our approval. The obligations of any purchaser under any delayed contract will be subject to the following conditions:

  1.
  the purchase by an institution of the offered securities covered by its delayed contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

  2.
  if the offered securities are being sold to underwriters, Boise shall have sold to the underwriters the total principal amount of the offered securities less the principal amount covered by delayed purchase contracts.

The underwriters will not have any responsibility regarding the validity or performance of the delayed purchase contracts.

        Each series of offered securities will be a new issue of securities and will have no established trading market, other than our common stock which is listed on the New York Stock Exchange. Any common stock sold under the terms of a prospectus supplement will be listed on the New York Stock Exchange subject to official notice of issuance. Other securities may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold for public offering and sale may but are not required to make a market in the securities, and the underwriters may discontinue any market making at any time without notice.

LEGAL MATTERS

        The validity of the offered securities will be passed upon for us by John W. Holleran, who is our Senior Vice President and General Counsel, and Bell, Boyd & Lloyd LLC, Chicago, Illinois, and for the underwriters or agents, if any, by Sullivan & Cromwell, New York, New York. Matters of Delaware law relating to the trust preferred securities will be passed upon on behalf of the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trusts.

        As of December 31, 2001, Mr. Holleran was the beneficial owner of 1,923 shares of our common stock and 1,110 shares of our Convertible Preferred Stock, Series D, in the Employee Stock Option Plan. Mr. Holleran holds options to purchase shares of our common stock under our key executive stock option plan and holds stock units under the 2001 Key Executive Deferred Compensation Plan. Sullivan & Cromwell, Richards, Layton & Finger, P.A., and Bell, Boyd & Lloyd LLC from time to time render legal services to Boise.

EXPERTS

        The audited financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports which accompany those statements, and are incorporated by reference in reliance upon the authority of that firm as experts in accounting and auditing in giving such reports.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

$500,000,000

BOISE CASCADE CORPORATION

% Senior Notes due 2010
% Senior Notes due 2013

Goldman, Sachs & Co.

Banc of America Securities LLC

Wachovia Securities

U.S. Bancorp Piper Jaffray

ABN AMRO Incorporated

Harris Nesbitt

TD Securities

Wells Fargo Institutional Brokerage and Sales

ING Financial Markets

Utendahl Capital Partners, L.P.

Daiwa Securities SMBC Europe

QuickLinks

PROSPECTUS SUPPLEMENT SUMMARY
Our Company
Our Businesses
Our Strategies
Our Strengths
Proposed OfficeMax Acquisition
OfficeMax
Third Quarter Results
Risk Factors
The Offering
Summary Historical Financial Data of Boise
Summary Pro Forma Financial Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA OF BOISE
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BOISE
PROPOSED ACQUISITION OF OFFICEMAX
SELECTED HISTORICAL FINANCIAL DATA OF OFFICEMAX
OfficeMax Historical Financial Data
BOISE'S MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF NOTES
UNITED STATES TAXATION
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET June 30, 2003
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET June 30, 2003
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS) Year Ended December 31, 2002
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS Six Months Ended June 30, 2002
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS Six Months Ended June 30, 2003
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
ABOUT BOISE
ABOUT THE TRUSTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
DESCRIPTION OF THE SECURITIES WE MAY OFFER
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF THE PURCHASE CONTRACTS AND THE UNITS
DESCRIPTION OF THE TRUST PREFERRED SECURITIES
DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE TRUST PREFERRED SECURITIES GUARANTEE AND THE DEBT SECURITIES HELD BY THE TRUST
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS